  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1995

                                                 REGISTRATION NO. 33-58141
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                       UNITED STATES FILTER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
               DELAWARE                              33-0266015
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
     73-710 FRED WARING DRIVE PALM DESERT, CALIFORNIA 92260 (619) 340-0098 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              DONALD L. BERGMANN
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY UNITED STATES FILTER CORPORATION
     73-710 FRED WARING DRIVE PALM DESERT, CALIFORNIA 92260 (619) 340-0098 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                WITH COPIES TO:
  WILLIAM J. FEIS, ESQ. TROY & GOULD      ROD A. GUERRA, JR., ESQ. SKADDEN,
 PROFESSIONAL CORPORATION 1801 CENTURY  ARPS, SLATE, MEAGHER & FLOM 300 SOUTH
  PARK EAST, SUITE 1600 LOS ANGELES,    GRAND AVENUE, SUITE 3400 LOS ANGELES,
    CALIFORNIA 90067(310) 553-4441         CALIFORNIA 90071 (213) 687-5000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]



                     CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                PROPOSED       PROPOSED
                                               AMOUNT           MAXIMUM        MAXIMUM
          TITLE OF EACH CLASS OF                TO BE        OFFERING PRICE   AGGREGATE       AMOUNT OF
        SECURITIES TO BE REGISTERED          REGISTERED        PER SHARE    OFFERING PRICE REGISTRATION FEE
- -------------------------------------------------------------------------------
Common Stock ($.01 par value)..........  5,750,000 shares(1)   $15.25(2)    $87,687,500(2)    $30,238(3)
Common Stock ($.01 par value)..........  1,150,000 shares(4)   $15.063(5)   $17,322,450(5)    $5,974
- -------------------------------------------------------------------------------
  Total................................  6,900,000 shares                                     $36,212

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 750,000 shares of Common Stock that may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on March 16, 1995.

(3) Calculated and previously paid on March 17, 1995 in accordance with Rule 457(a).

(4) Includes 150,000 shares of Common Stock that may be purchased by the Underwriters to cover over-allotments, if any.

(5) Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 25, 1995.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 26, 1995

PROSPECTUS
    , 1995

                             6,000,000 SHARES

                                      LOGO
                        UNITED STATES FILTER CORPORATION

                                  COMMON STOCK

  All of the 6,000,000 shares of Common Stock offered (the "Offering") hereby are being sold by United States Filter Corporation. The Company's Common Stock is traded on the New York Stock Exchange under the symbol "USF." On April 25, 1995, the last reported sale price for the Common Stock was $15.125 per share. See "Price Range of Common Stock."

  The net proceeds of the Offering will be used to repay indebtedness incurred in connection with the acquisition of The Permutit Group (as defined herein) and either to fund the purchase of or to repay indebtedness to be incurred in connection with the pending acquisition of Arrowhead Industrial Water, Inc.; the balance, if any, will be used for working capital, capital expenditures and general corporate purposes, including possible future acquisitions. See "Use of Proceeds" and "Recent and Pending Acquisitions and Joint Venture."

    SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN INFORMATION RELATING TO THE
                                 OFFERING.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                               PRICE    UNDERWRITING   PROCEEDS
                                               TO THE  DISCOUNTS AND    TO THE
                                               PUBLIC  COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share....................................   $           $            $
Total(3).....................................   $           $            $
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $600,000, payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 900,000 additional shares of Common Stock on the same terms and conditions as set forth above, to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to the Public shown above. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, and
    Proceeds to the Company will be $      , $       and $      , respectively.
    See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters when, as and if issued to and accepted by them, subject to certain conditions, including their right to withdraw, cancel or reject orders in whole or in part. It is expected that delivery of the share certificates will be made in New York, New
York on or about     , 1995.

DONALDSON, LUFKIN & JENRETTE                            PAINEWEBBER INCORPORATED
  SECURITIES CORPORATION

                                [PHOTOS TO COME]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus has been adjusted to reflect a 3-for-2 split of the Common Stock effective December 5, 1994, and a 1-for-75 reverse split of the Common Stock effective February 25, 1991, and assumes no exercise of the Underwriters' over-allotment option to purchase up to 900,000 additional shares of Common Stock.

                                  THE COMPANY

  The Company is a leading provider of water treatment systems, services and replacement parts to industrial and commercial customers of the multi-billion dollar global water treatment industry. The Company offers what it believes to be the industry's broadest line of treatment systems and services, integrating a wide spectrum of proven technologies designed to provide cost-effective water treatment solutions. The Company provides a single-source solution to its industrial, commercial and municipal customers by identifying and evaluating water purification and wastewater treatment needs, conducting treatability studies, and designing, manufacturing, selling, installing and servicing water treatment systems. As of March 31, 1995, the Company had an installed base of more than 60,000 systems in the United States, Europe, Latin America and the Far East. The Company also sells replacement parts and consumables, such as membranes and carbon, that support its systems. In addition, through its global network of 94 sales and service facilities, the Company is a leading provider of service deionization ("SDI") in the United States and Western Europe, and provides ongoing service and maintenance to its customers. See "Business-- Principal Products and Services." The Company also offers outsourcing options to its customers, including Company- operated water purification and wastewater treatment systems and provision of water by the gallon. The Company has grown internally and through the strategic acquisition and integration of numerous domestic and international water treatment companies. The Company's revenues have grown from $42.6 million for the fiscal year ended March 31, 1991 to $180.4 million for the fiscal year ended March 31, 1994, representing a compound annual growth rate of 61.8%. The Company generated $194.5 million in revenues for the nine months ended December 31, 1994 as compared to $118.8 million for the comparable period of the prior year, representing a growth rate of 63.7%. See "Selected Consolidated Financial Data."

  Due to global population growth, economic expansion and the limited supply of usable water, water has become an increasingly scarce resource. In addition to the need for potable water, industrial and commercial companies require purified water for most manufactured products, whether as an ingredient in the finished product or as part of the manufacturing process. Furthermore, government regulations require most industrial and commercial companies and municipalities to treat their outgoing wastewater. As a result, many companies require increasingly sophisticated solutions to their water purification and wastewater treatment needs. The water treatment industry is highly fragmented, with numerous regional participants who are limited in their geographic scope. Most participants in the industry provide a limited number of treatment technologies, a limited number of products or services, or focus on a particular industry. While the number of industry participants ranges from a few large companies to hundreds of small local companies, there are few companies in the industry that offer a full range of water treatment equipment, technologies and services.

  The Company's customer base includes a broad range of major industrial and commercial companies, such as Abbott Laboratories, U.S. Steel, Coca-Cola, Advanced Micro Devices, Chrysler, Eli Lilly, Minnesota Mining and Manufacturing Company, Procter & Gamble and Southern California Edison. The Company believes it provides its customers with a unique full-service and cost-effective approach through a combination of its wide range of products and services, its breadth of technologies and its global network of local sales and service facilities.

  The Company has developed a strategy designed to expand its operations, achieve earnings growth and capitalize on its position as a leading full-service provider of water treatment systems and services. The Company's strategy is as follows:

  . Provide single-source water treatment solutions to industrial, commercial and municipal customers

  . Offer the broadest and most up-to-date range of proven treatment technologies

  . Pursue acquisitions that provide strategic fit and contribute to the Company's growth

  . Expand the Company's presence in the build, own and operate segment

  . Achieve cost savings, synergies and economies of scale in its operations

  Since July 1991, the Company has acquired and integrated a number of businesses with strong market positions and substantial expertise in the design, manufacture and operation of systems for the filtration, purification and treatment of water and wastewater. These acquisitions have helped the Company achieve its objective of being a leading single-source provider of water purification and wastewater treatment solutions. Through integration of these operations, by sharing technologies and experience and by cross-selling a broad product line through an expanded marketing and sales organization, the Company believes it is well positioned to meet the needs of current and prospective customers. On April 3, 1995 the Company acquired The Permutit Group for approximately $10 million in cash. Currently pending is the acquisition of Arrowhead Industrial Water, Inc. (approximately $80 million in cash) and a joint venture with Nalco Chemical Company. See "Recent and Pending Acquisitions and Joint Venture."

ARROWHEAD INDUSTRIAL WATER, INC.

  Through its nine offices, Arrowhead Industrial Water, Inc. ("AIW") is a leading independent supplier of owned and operated on-site industrial water treatment systems, as well as a leading provider of mobile water treatment services in North America. The Company believes that the acquisition of AIW will enhance its ability to provide outsourced water purification systems and services for which the Company believes there is growing demand. In addition, the Company believes that the acquisition of AIW will significantly enhance its technological and service capabilities, expand its service network and provide opportunities to achieve certain synergies, including the use of its engineering and manufacturing capabilities to design and build AIW water treatment equipment. The Company believes AIW's service capabilities and reputation will complement the Company's other water purification and treatment services. The Company currently anticipates consummation of the AIW acquisition in early May 1995, although there can be no assurance that all of the conditions precedent to the acquisition will be satisfied.

NALCO JOINT VENTURE

  In conjunction with its acquisition of AIW, the Company has entered into a memorandum of intent to form a joint venture (the "Nalco JV") with Nalco Chemical Company ("Nalco"), pursuant to which the Nalco JV will acquire or otherwise have the right to certain assets of AIW. As part of the Nalco JV, it is currently contemplated that Nalco will contribute approximately $16 million toward the Company's cost to acquire AIW. The Nalco JV contemplates utilization of Nalco's sales force and access to its extensive customer base. The consummation of the Nalco JV is subject to a number of conditions, including further negotiation of the terms and conditions and execution of a definitive agreement. There can be no assurance that the parties will be able to reach agreement on definitive terms or that the conditions precedent to the consummation of the Nalco JV will be satisfied.

THE PERMUTIT GROUP

  On April 3, 1995 the Company acquired The Permutit Group. Through its 10 offices, The Permutit Group has a strong position in the United Kingdom ("U.K."), Australian and New Zealand markets in ion exchange and membrane technology. The Permutit Group offers a range of products, including pre-engineered water treatment systems for the pharmaceutical, laboratory and chemical markets and other commercial customers. The Company believes that The Permutit Group's comprehensive service and SDI network will complement the Company's already strong presence in Western Europe and enhance its presence in the Far East.

  Upon integration of these acquisitions, the Company expects to achieve cost savings through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes these acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization.

  The Company's principal executive offices are located at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260. The Company's telephone number is (619) 340-0098. References herein to the Company shall mean United States Filter Corporation and its subsidiaries, unless the context requires otherwise.

                                  THE OFFERING

Common Stock offered by the
Company.......................  6,000,000 shares
Common Stock to be outstanding
 after the Offering...........  21,219,066 shares (1)
Use of proceeds...............  To repay indebtedness incurred in connection with the acquisition of The Permutit Group and
                                either to fund the purchase of or to repay in-
                                debtedness to be incurred in connection with the
                                pending acquisition of Arrowhead Industrial Wa-
                                ter, Inc.; the balance, if any, will be used for
                                working capital, capital expenditures and gen-
                                eral corporate purposes, including possible fu-
                                ture acquisitions.
New York Stock Exchange
symbol........................  USF

- --------

(1) Based on shares of Common Stock outstanding as of March 31, 1995. Does not include 1,703,204 shares issuable upon exercise of stock options outstanding at an average exercise price of $12.70 per share of Common Stock as of such date and additional shares reserved for issuance upon exercise of options available for grant under the Company's stock option plans, 1,597,777 shares issuable upon conversion at the rate of 1.5 shares of Common Stock per share of Convertible Preferred Stock, 2,926,829 shares issuable upon conversion of convertible debentures at a conversion price of $20.50 per share of Common Stock, and 2,500,000 shares issuable upon exercise of warrants, at an exercise price of $18.00 per share of Common Stock, that were issued with $45,000,000 of subordinated notes. See "Description of Capital Stock" and Note 15 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  As a part of its strategy, the Company has acquired and intends to continue to acquire businesses that provide the Company with specific technologies, products and services, penetration into certain industries and geographic areas and an expanded customer base. During the past four years, the Company has acquired a number of businesses, helping the Company achieve its objective of being a single-source provider of water purification and wastewater treatment solutions.

  The Summary Consolidated Financial Data is qualified in its entirety by and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  In July 1994, the Company acquired Liquipure Technologies, Inc. ("Liquipure") by merger, issuing 1,852,221 shares of the Company's Common Stock for all of the outstanding common and preferred shares of Liquipure. In addition, the Company issued 45,000 shares of its Common Stock to one of the shareholders of Liquipure in satisfaction of a $700,000 loan, plus accrued interest. This acquisition has been accounted for as a pooling of interests and, accordingly, the historical consolidated financial data for all periods presented have been restated to include the accounts and operations of Liquipure.

                                                                             NINE MONTHS ENDED
                               FISCAL YEAR ENDED MARCH 31, (1)               DECEMBER 31, (1)
                          -------------------------------------------------  -----------------
                           1990        1991    1992 (2)  1993 (3)  1994 (4)  1993 (4) 1994 (5)
                          -------     -------  --------  --------  --------  -------- --------
                                     (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues................  $35,792     $42,624  $62,840   $128,376  $180,421  $118,812 $194,453
Gross profit............    9,249      12,844   14,581     34,480    47,610    31,501   55,289
Operating income (loss).   (2,481)     (1,848)  (6,290)       648    (4,874)    2,372    9,470
Interest expense........      824         763    1,016      1,327     2,077     1,091    3,632
Income (loss) before
 extraordinary item.....   (2,689)(6)  (2,919)  (6,587)      (338)   (2,541)      979    5,423
Net income (loss) (7)...   (2,468)     (2,508)  (6,587)        67    (2,541)      979    5,423
Net income (loss) per
 common share (7)(8)(9).  $ (0.60)(6) $ (0.45) $ (0.88)  $  (0.12) $  (0.26) $   0.04 $   0.33
Weighted average number
 of common shares
 outstanding (9)........    4,114       5,593    7,846     10,095    12,453    11,767   14,881

  The historical consolidated financial data for all periods presented has been restated to include the accounts and operations of Liquipure, which was merged with the Company in July 1994 and accounted for as a pooling of interests. Separate results of operations of the combined entities for the years ended March 31, 1990, 1991, 1992, 1993 and 1994 and the nine months ended December 31, 1993 and 1994 are presented below.

                                                                            NINE MONTHS ENDED
                                 FISCAL YEAR ENDED MARCH 31,                   DECEMBER 31,
                          -----------------------------------------------  ---------------------
                           1990       1991    1992(2)  1993(3)   1994(4)   1993(4)   1994(5)(10)
                          -------    -------  -------  --------  --------  --------  -----------
                                      (in thousands, except per share data)
REVENUES:
Company (as previously
 reported)..............  $25,239    $23,249  $41,238  $101,397  $147,870  $ 95,015   $194,453
Liquipure...............   10,553     19,375   21,602    26,979    32,551    23,797        --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $35,792    $42,624  $62,840  $128,376  $180,421  $118,812   $194,453
                          =======    =======  =======  ========  ========  ========   ========
GROSS PROFIT:
Company (as previously
 reported)..............  $ 6,045    $ 7,213  $ 8,692  $ 27,166  $ 39,046  $ 24,859   $ 55,289
Liquipure...............    2,875      5,631    5,889     7,314     8,564     6,642        --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $ 8,920    $12,844  $14,581  $ 34,480  $ 47,610  $ 31,501   $ 55,289
                          =======    =======  =======  ========  ========  ========   ========
OPERATING INCOME (LOSS):
Company (as previously
 reported)..............  $   741    $ 1,416  $(4,165) $  4,708  $  2,089  $  4,065   $  9,470
Liquipure...............   (3,222)    (3,264)  (2,125)   (4,060)   (6,963)   (1,693)       --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $(2,481)   $(1,848) $(6,290) $    648  $ (4,874) $  2,372   $  9,470
                          =======    =======  =======  ========  ========  ========   ========
NET INCOME (LOSS):
Company (as previously
 reported)(7)...........  $   383(6) $   899  $(3,964) $  4,402  $  4,986  $  3,266   $  5,423
Liquipure...............   (2,851)    (3,407)  (2,623)   (4,335)   (7,527)   (2,287)       --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $(2,468)   $(2,508) $(6,587) $     67  $ (2,541) $    979   $  5,423
                          =======    =======  =======  ========  ========  ========   ========
NET INCOME (LOSS) PER
 COMMON SHARE:(7)(8)(9)
As previously reported..  $  0.17(6) $  0.24  $ (0.71) $   0.38  $   0.41  $   0.27   $   0.33
                          =======    =======  =======  ========  ========  ========   ========
As restated.............  $ (0.60)   $ (0.45) $ (0.88) $  (0.12) $  (0.26) $   0.04   $   0.33
                          =======    =======  =======  ========  ========  ========   ========

- -------

Footnotes, which are applicable to both tables, are included on the following page.

 (1) The historical consolidated financial data for all periods presented has been restated to include the accounts and operations of Liquipure, which was merged with the Company in July 1994 and accounted for as a pooling of interests.

 (2) Includes eight months of results of Lancy Waste Management Systems (now U.S. Filter, Inc., Warrendale, PA), acquired July 31, 1991, and three months of results of Alcoa Separations Technology, Inc. ("ASTI"), acquired from Aluminum Company of America ("Alcoa") January 6, 1992. Each of these acquisitions was accounted for as a purchase. Losses from ASTI (which had operated at a loss in each of the prior three years) since its acquisition and the effect of the acquisition on the Company's existing operations contributed significantly to the Company's loss for the fiscal year ended March 31, 1992. As a result of such losses incurred by ASTI and certain purchase accounting adjustments, and pursuant to the terms of the ASTI acquisition agreement, an acquisition note payable to Alcoa was reduced by $5,000,000. Such reduction in the note was treated as a purchase price adjustment and as such did not affect the Company's results of operations. See Note 9 of Notes to Consolidated Financial Statements.

 (3) Includes twelve months of results of Societe des Ceramiques Techniques S.A. ("SCT"), acquired April 1, 1992, and three months of results of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases. See Note 9 of Notes to Consolidated Financial Statements.

 (4) Includes four months and one month of results of Ionpure Technologies Corp. ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase, for the year ended March 31, 1994 and nine months ended December 31, 1993, respectively. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure and certain charges totalling $2,359,000 related to the rationalization of certain wastewater operations. See Note 9 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Twelve Months Ended March 31, 1994 Compared with Twelve Months Ended March 31, 1993."

 (5) Includes the results of operations of Smogless, Crouzat, Sation, Seral and Ceraflo from the dates of their respective acquisitions, accounted for as purchases. See Note 9 of Notes to Consolidated Financial Statements.

 (6) Includes income from discontinued operations of approximately $270,000, resulting primarily from the sale of BCL Associates, Inc. ("BCL") at a gain in June 1989, after the adoption by the Company in February 1988 of a formal plan to dispose of the operations of BCL.

 (7) Includes extraordinary items of $221,000 and $411,000 for the fiscal years ended March 31, 1990 and 1991, respectively, attributable to utilization of net operating loss carryforwards, and an extraordinary gain of $405,000 for fiscal year ended March 31, 1993 for forgiveness of debt in connection with the buyout of a capital lease obligation.

 (8) Amounts are after (i) dividends on the Series A Preferred Stock of $165,000 for the fiscal year ended March 31, 1992, $660,000 for the fiscal year ended March 31, 1993, $715,000 for the fiscal year ended March 31, 1994 and $537,000 for the nine months ended December 31, 1993 and 1994 and
     (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amounts of $154,000 for the fiscal year ended March 31, 1992 and $617,000 for the fiscal year ended March 31, 1993. As of April 1, 1993, the Company and the holder of the Series A Preferred Stock agreed to a fixed dividend of $715,000 per year on the Series A Preferred Stock, thus eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68.

 (9) Reflects a 3-for-2 split of the Common Stock effective December 5, 1994.

(10) The financial data for the nine months ended December 31, 1994 include three months of results of Liquipure prior to the merger and six months of results of Liquipure after the merger. In addition, the net income (loss) per common share for the nine months ended December 31, 1994 reflects the issuance of 1,852,221 shares of Common Stock in conjunction with the Liquipure merger.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial data presents pro forma combined statement of operations data for the fiscal year ended March 31, 1994 and the nine months ended December 31, 1994, after giving effect to the pending acquisition of AIW and the acquisition of The Permutit Group (the "Acquisitions") as if they had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31 and AIW's fiscal year ends on December 31. Pro forma data for the year ended
March 31, 1994 combines the results of the Company for the year ended March 31, 1994 with the results of AIW for the year ended December 31, 1993, and pro forma data for the nine months ended December 31, 1994 combines the results of the Company and AIW for such nine-month period. The Permutit Group's fiscal year ends on March 31 and, as such, the pro forma data combines the results of the Company and The Permutit Group for such twelve- and nine-month periods.

  The pro forma data is based on the historical combined statements of the Company, AIW and The Permutit Group, giving effect to the Acquisitions under the purchase method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair value at the dates of the Acquisitions. The pro forma adjustments reflected in the following pro forma data are estimates and may differ from the actual adjustments when they become known. The unaudited pro forma combined financial information assumes (i) an acquisition price of approximately $80 million for AIW and approximately $10 million for The Permutit Group; and (ii) the borrowing of approximately $80 million to fund the Acquisitions.

  The As Adjusted column presented below gives effect to the proposed Offering and the anticipated application of the net proceeds therefrom. See "Use of Proceeds." Except as described in the preceding sentence, the pro forma data as presented does not give effect to the proposed Offering or the Nalco JV.

  The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the Acquisitions had been consummated on the dates indicated or that may be obtained in the future. The pro forma combined financial data should be read in conjunction with the notes thereto and the audited financial statements of AIW and The Permutit Company Limited (a member of The Permutit Group) and the notes thereto included elsewhere herein and the audited consolidated financial statements of the Company and the notes thereto also included elsewhere herein.

                                                                AS ADJUSTED
                                                             -----------------
                              YEAR ENDED   NINE MONTHS ENDED NINE MONTHS ENDED
                            MARCH 31, 1994 DECEMBER 31, 1994 DECEMBER 31, 1994
                            -------------- ----------------- -----------------
                                  (in thousands, except per share data)
PRO FORMA COMBINED STATE-
 MENT OF OPERATIONS DATA:
Revenues...................    $238,728        $241,220          $241,220
Gross profit...............      65,291          70,583            70,583
Operating income (loss)....      (7,748)         10,909            10,909
Interest expense...........     (10,186)         (9,697)           (3,460)
Net income (loss)..........    $(13,110)       $  2,029          $  6,546
                               ========        ========          ========
Net income (loss) per com-
 mon share.................    $  (1.11)       $   0.10          $   0.28
                               ========        ========          ========

                           INVESTMENT CONSIDERATIONS

  Prospective investors should carefully consider the following factors relating to the business of the Company and the Offering, together with the information and financial data set forth elsewhere in this Prospectus, before purchasing shares of Common Stock offered hereby.

ACQUISITION STRATEGY

  Since 1991, the Company has pursued a strategy of identifying and acquiring companies with complementary products or services that could be expected to enhance the Company's operations. This acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired by the Company will be integrated successfully into the Company's operations or prove profitable.

  The Company has made and expects it will continue to make acquisitions and to obtain contracts in Europe, Latin America and other areas outside the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with doing business in foreign countries, including the risk of currency fluctuations and social, political and economic instability.

RELIANCE ON KEY PERSONNEL

  The Company's operations are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, its Chairman, President and Chief Executive Officer. Should any of the senior managers be unable to continue in their present roles, the Company's prospects could be adversely affected. See "Management."

PROFITABILITY OF FIXED PRICE CONTRACTS

  A significant portion of the Company's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, costs to complete increase, delivery schedules are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material. See Note 1 of Notes to Consolidated Financial Statements.

CYCLICALITY OF CAPITAL EQUIPMENT SALES

  The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. The Company's revenues from capital equipment sales were 63% of total revenues for the fiscal year ended March 31, 1994. While the Company sells capital equipment to customers in diverse industries and in domestic and international markets, cyclicality of capital equipment sales and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability.

POTENTIAL ENVIRONMENTAL RISKS

  The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a material adverse effect on the Company. In particular, the Company's activities as owner and operator of a hazardous waste treatment and recovery facility are subject to stringent laws and regulations and compliance reviews. Failure of this facility to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. In addition, to some extent, the liabilities and risks imposed by such environmental laws as affect the Company's customers may adversely impact demand for the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive or financial position. See "Business-- Environmental Regulation."

COMPETITION

  The water purification and wastewater treatment industry is fragmented and highly competitive. The Company competes with many domestic and international companies in its global markets. The principal methods of competition in the markets in which the Company competes are price, technology, service, product specifications, customized design, product knowledge and reputation, ability to obtain sufficient performance bonds, timely delivery, the relative ease of system operation and maintenance, and the prompt availability of replacement parts. In the municipal contract bid process, pricing and ability to meet bid specifications are the primary considerations. While no competitor is considered dominant, there are competitors that are larger and have significantly greater resources than the Company, which, among other things, could be a competitive disadvantage in securing certain projects.

TECHNOLOGICAL AND REGULATORY CHANGE

  The water purification and wastewater treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. See "Business-- Competition" and "--Research and Development."

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of the Company's Common Stock could be adversely affected by the availability for sale of shares held by the current stockholders of the Company, including 7,828,646 shares outstanding or issuable upon conversion of other securities of the Company that are currently registered under three shelf registration statements, and 1,435,349 shares beneficially owned on March 31, 1995 by directors and executive officers of the Company, which, upon expiration of 90 days after the date of this Prospectus, may be sold, subject, in the case of affiliates, to the volume and manner of sale limitations of Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Eligible for Future Sale" and "Underwriting."

             RECENT AND PENDING ACQUISITIONS AND JOINT VENTURE

ARROWHEAD INDUSTRIAL WATER, INC.

  The Company and The BFGoodrich Company ("Goodrich") have entered into an agreement (the "Stock Purchase Agreement"), dated as of February 27, 1995, for the proposed purchase by the Company of Arrowhead Industrial Water, Inc. ("AIW"). The pending acquisition is to be effected as a purchase of all of the outstanding stock of AIW, but excluding certain assets and liabilities to be retained by Goodrich. AIW is a leading independent supplier of owned and operated on-site industrial water treatment systems, as well as mobile water treatment systems in North America. AIW provides equipment and services to customers in industries that typically process and require treatment of large quantities of water, such as chemical processing, refining and power generation.

  A substantial part of AIW's business is in the build, own and operate segment of the industry. Through its Pure Water Management Program ("PWMP"), AIW installs and operates integrated water treatment units at customers' production facilities. These water treatment units utilize reverse osmosis, SDI, softening and other filtration technologies, and are owned, operated and maintained by AIW under contracts typically with three- to 15-year terms. AIW also deploys and maintains mobile water treatment units, principally utilizing reverse osmosis, deionization, softening and other filtration processes. AIW owns approximately 200 trailers in which equipment and systems are mounted and can be moved to customers' sites to provide temporary or emergency water treatment services as backup in the event the regular water treatment systems are interrupted. The modular nature of truck-mounted equipment gives AIW flexibility in meeting the specific water treatment needs of customers. As of December 31, 1994, AIW had PWMP contracts that the Company believes provide for future revenues of approximately $140 million over the terms of the contracts, subject to certain buy-out provisions contained in many of the contracts upon early termination.

  In addition, AIW provides various ancillary water treatment services, including the deployment of smaller portable deionization units and the sale of deionized water in bulk. AIW is based in Lincolnshire, Illinois and has sales and service facilities in nine locations, three in California and one each in Illinois, Ohio, Pennsylvania, Texas, Louisiana and Florida. AIW had 247 employees as of December 31, 1994. AIW's audited revenues for the fiscal year ended December 31, 1994 were $43.9 million.

  The Company believes that the acquisition of AIW will enhance its ability to provide outsourced water purification systems and services for which the Company believes there is a growing demand. In addition, the Company believes that the acquisition of AIW will significantly enhance its technological and service capabilities, expand its service branch network and customer base and provide opportunities to achieve certain synergies, including the use of its engineering and manufacturing capabilities to design and build AIW water treatment equipment. The Company believes AIW's service capabilities and reputation will complement the Company's other water purification and treatment services.

  Under the Stock Purchase Agreement, the Company will pay to Goodrich a purchase price of $80 million in cash, subject to downward or upward adjustments based on AIW's audited net worth. In the event this acquisition is consummated before the completion of the Offering, the Company intends to borrow funds, to be repaid with a portion of the proceeds of the Offering. The Company currently anticipates consummation of the AIW acquisition in early May 1995, although there can be no assurance that all of the conditions precedent to the acquisition will be satisfied.

JOINT VENTURE WITH NALCO CHEMICAL COMPANY

  The Company has signed a memorandum of intent with Nalco Chemical Company ("Nalco") to form a joint venture (the "Nalco JV") to build, own and operate water purification facilities on customers' sites under long-term agreements. It is expected that the Nalco JV will acquire or have rights to certain assets of AIW.

Under the proposed joint venture, equipment will be purchased from the Company and chemical supplies will be purchased from Nalco. As part of the Nalco JV, it is currently contemplated that Nalco will contribute approximately $16 million towards the Company's cost to acquire AIW. The consummation of the Nalco JV is subject to certain conditions, including further negotiation of the terms and conditions of the Nalco JV and the execution of a definitive agreement. There can be no assurance that the parties will be able to reach agreement on definitive terms or that the conditions precedent to the consummation of the Nalco JV will be satisfied.

THE PERMUTIT GROUP

  On April 3, 1995, the Company purchased from Thames Water PLC all of the outstanding stock of The Permutit Company Limited, a U.K. company, and The Permutit Company Pty. Ltd., an Australian company that has a New Zealand subsidiary (collectively, "The Permutit Group"), for a cash price of approximately $10 million. Through its ten offices, The Permutit Group has a strong position in the United Kingdom, Australian and New Zealand markets in ion exchange and membrane technology. The Permutit Group also offers a range of products, including pre-engineered water treatment systems for the pharmaceutical, laboratory and chemical markets and other commercial customers. The Permutit Group believes it has the largest market share in its Australian and New Zealand markets. The Company believes that The Permutit Group's comprehensive service and SDI network will complement the Company's already strong presence in Western Europe. This acquisition will further implement the Company's strategy of offering a broad range of products and services in its market areas, and will also expand the Company's operations into Australia and New Zealand and will enhance its presence in the Far East. The Permutit Group's revenues for the year ended March 31, 1994 were approximately $19.9 million.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be $86,325,000 (or $99,364,000 if the Underwriters' over-allotment option is exercised in full), based upon an assumed public offering price of $15.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Of such proceeds, approximately $10 million will be used to repay indebtedness incurred in connection with the acquisition of The Permutit Group; approximately $80 million will be used either to fund the purchase of AIW or to repay indebtedness to be incurred in connection with the pending acquisition of AIW, depending upon whether such acquisition is completed after or before the closing of the Offering; and the balance, if any, will be used for working capital, capital expenditures and general corporate purposes, including possible future acquisitions. The $10 million used to acquire The Permutit Group was borrowed by the Company under its bank line of credit that matures on March 31, 1999 and bears interest at variable rates equal to the bank's quoted base rate, which was 9% on April 24, 1995. See "Recent and Pending Acquisitions and Joint Venture." In the event the AIW acquisition is not completed, the proceeds of the Offering not used for that purpose will be added to working capital.

  Pending utilization as described above, the proceeds of the Offering will be invested in short-term interest-bearing obligations.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at December 31, 1994, as adjusted for the pro forma effect of the acquisitions of AIW and The Permutit Group and as further adjusted to reflect the sale of 6,000,000 shares of Common Stock by the Company pursuant to the Offering and the application of the estimated net proceeds therefrom (based upon an assumed public offering price of $15.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses). See "Use of Proceeds." This table should be read in conjunction with and is qualified by reference to the Company's Consolidated Financial Statements and related Notes thereto included elsewhere herein.

                                               AS OF DECEMBER 31, 1994
                                      ------------------------------------------
                                                  PRO FORMA FOR
                                                   AIW AND THE     AS FURTHER
                                                  PERMUTIT GROUP  ADJUSTED FOR
                                        ACTUAL     ACQUISITIONS  THE OFFERING(1)
                                      ----------  -------------- ---------------
                                                   (in thousands)
Notes payable and current portion of
long-term debt(2)...................  $   24,896     $ 24,896       $ 24,896
                                      ==========     ========       ========
Long-term debt, excluding current
portion(3)..........................  $    7,936     $ 87,936       $  1,611
Convertible Subordinated Debt(4)....     105,000      105,000        105,000
Stockholders' equity:
 Preferred Stock, par value $.10 per
  share; 3,000,000
  shares authorized:
   Series A Voting Cumulative
    Convertible Preferred
    Stock, $25 liquidation
    preference; 880,000
    shares authorized and
    outstanding.....................      22,071       22,071         22,071
   Series B Voting Convertible
    Preferred Stock, $27 liquidation
    preference; 250,000 shares
    authorized and 185,185 shares
    outstanding.....................       3,506        3,506          3,506
 Common Stock, par value $.01 per
  share; 25,000,000 shares
  authorized and 14,990,868 shares
  outstanding;
  20,990,868 shares outstanding as
  adjusted(5).......................         150          150            210
 Additional paid-in capital.........     128,496      128,496        214,761
 Currency translation adjustment(6).         215          215            215
 Accumulated deficit................     (20,764)     (20,764)       (20,764)
                                      ----------     --------       --------
      Total stockholders' equity....     133,674      133,674        219,999
                                      ----------     --------       --------
      Total capitalization..........  $  246,610     $326,610       $326,610
                                      ==========     ========       ========

- --------
(1) Does not give effect to the Nalco JV.

(2) Includes $23,818,000 of notes payable and $1,078,000 of current portion of long-term debt.

(3) See Note 10 of Notes to Consolidated Financial Statements for additional information regarding the Company's long-term obligations.

(4) Consists of (i) $60,000,000 principal amount of 5% Convertible Subordinated Debentures due 2000 and (ii) $45,000,000 principal amount of subordinated notes due August 31, 2001 bearing interest at a rate of 6.5% per annum through September 30, 1995 and 4.5% thereafter, which notes are combined with warrants to purchase Common Stock at an exercise price of $18.00 per share, payment of which may be made only through surrender of such notes in a principal amount equal to the aggregate exercise price (such notes and warrants are sometimes referred to herein and in the financial statements as convertible subordinated debt).

(5) The authorized Common Stock was increased to 75,000,000 shares on March 16, 1995. The number of outstanding shares does not include 1,320,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 277,777 shares issuable upon conversion of Series B Preferred Stock, 2,926,829 shares issuable upon conversion of the 5% Convertible Subordinated Debentures, 2,500,000 shares issuable upon exercise of warrants issued with the $45,000,000 of subordinated notes, and 1,964,676 shares issuable upon exercise of stock options either outstanding or available for future grant under the Company's stock option plans. See "Management," "Description of Capital Stock," "Description of Certain Indebtedness" and Notes 11 and 15 of Notes to Consolidated Financial Statements.

(6) See Note 1 of Notes to Consolidated Financial Statements.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company has been listed under the symbol "USF" on the New York Stock Exchange since September 1, 1993 and was listed on the American Stock Exchange from April 8, 1991 through August 31, 1993. The following table sets forth for the quarters indicated the high and low composite sales prices as reported by the American Stock Exchange and New York Stock Exchange, as applicable.

                                                                     HIGH   LOW
                                                                     ----- -----
Fiscal year ended March 31, 1994
 1st Quarter........................................................ 16.83 11.17
 2nd Quarter........................................................ 16.50 11.92
 3rd Quarter........................................................ 19.08 14.33
 4th Quarter........................................................ 15.67 12.25
Fiscal year ended March 31, 1995
 1st Quarter........................................................ 14.50 12.17
 2nd Quarter........................................................ 14.67 12.25
 3rd Quarter........................................................ 15.08 13.33
 4th Quarter........................................................ 16.87 15.00
Fiscal year ended March 31, 1996
 1st Quarter through April 25, 1995................................. 16.37 14.87

  On April 25, 1995, the last reported sales price for the Common Stock on the New York Stock Exchange was $15.125 per share.

                                DIVIDEND POLICY

  The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will depend upon the Company's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant. Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. In addition, under the Company's credit agreement with The First National Bank of Boston, no dividends may be paid on the Common Stock without the consent of that bank.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of and for the years ended March 31, 1992, 1993 and 1994 are derived from the consolidated financial statements of United States Filter Corporation and subsidiaries, which are included elsewhere in this Prospectus. The selected consolidated financial data as of and for the years ended March 31, 1990 and 1991 are derived from the individual audited consolidated financial statements of United States Filter Corporation and subsidiaries and Liquipure Technologies, Inc. and subsidiaries, which are not included herein. All such historical consolidated financial data has been restated to reflect the acquisition in July 1994 of Liquipure, which acquisition has been accounted for as a pooling of interests. The financial data as of and for the nine months ended December 31, 1993 and 1994 are derived from unaudited consolidated financial statements, which, in the opinion of the Company, reflect all adjustments (consisting principally of normal, recurring accruals) necessary for the fair statement of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. The data presented below is qualified in its entirety by and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                         NINE MONTHS ENDED
                               FISCAL YEAR ENDED MARCH 31,(1)             DECEMBER 31,(1)
                          ---------------------------------------------  ------------------
                           1990     1991    1992(2)  1993(3)   1994(4)   1993(4)   1994(5)
                          -------  -------  -------  --------  --------  --------  --------
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:                                       (in thousands, except per share data)
Revenues................  $35,792  $42,624  $62,840  $128,376  $180,421  $118,812  $194,453
Cost of sales...........   26,543   29,780   48,259    93,896   132,811    87,311   139,164
                          -------  -------  -------  --------  --------  --------  --------
Gross profit............    9,249   12,844   14,581    34,480    47,610    31,501    55,289
Selling, general and
administrative expenses.   11,730   14,692   20,871    33,832    52,484    29,129    45,819
                          -------  -------  -------  --------  --------  --------  --------
Operating income (loss).   (2,481)  (1,848)  (6,290)      648    (4,874)    2,372     9,470
Interest expense........     (824)    (763)  (1,016)  (1,327)    (2,077)   (1,091)   (3,632)
Other income (expense)..      533      287      770       639     1,174       247     1,641
Provision (benefit) for
income taxes............      187      595       51       298    (3,236)      549     2,056
                          -------  -------  -------  --------  --------  --------  --------
Income (loss) from
 continuing operations
 before extraordinary
 items..................   (2,959)  (2,919)  (6,587)     (338)   (2,541)      979     5,423
Income (loss) from
discontinued
operations(6)...........      270      --       --        --        --        --        --
                          -------  -------  -------  --------  --------  --------  --------
Income (loss) before
extraordinary items.....   (2,689)  (2,919)  (6,587)     (338)   (2,541)      979     5,423
Extraordinary items(7)..      221      411      --        405       --        --        --
                          -------  -------  -------  --------  --------  --------  --------
Net income (loss).......  $(2,468) $(2,508) $(6,587) $     67  $ (2,541) $    979  $  5,423
                          =======  =======  =======  ========  ========  ========  ========
Weighted average number
 of common shares
 outstanding(8).........    4,114    5,593    7,846    10,095    12,453    11,767    14,881
PER COMMON SHARE
DATA:(8)(9)
Income (loss) from
continuing operations...  $ (0.72) $ (0.52) $ (0.88) $  (0.16) $  (0.26) $   0.04  $   0.33
Income (loss) from
discontinued
operations(6)...........     0.07      --       --        --        --        --        --
                          -------  -------  -------  --------  --------  --------  --------
Income (loss) before
extraordinary items.....    (0.65)   (0.52)   (0.88)    (0.16)    (0.26)     0.04      0.33
Extraordinary items(7)..     0.05     0.07      --       0.04       --        --        --
                          -------  -------  -------  --------  --------  --------  --------
Net income (loss).......  $ (0.60) $ (0.45) $ (0.88) $  (0.12) $  (0.26) $   0.04  $   0.33
                          =======  =======  =======  ========  ========  ========  ========
CONSOLIDATED BALANCE SHEET DATA (END OF PERIOD):
Working capital.........  $ 1,273  $ 4,845  $11,455  $ 23,471  $ 66,018  $ 76,749  $ 55,460
Total assets............   25,190   26,168   89,501   121,178   253,185   244,718   373,763
Long-term debt,
including current
portion.................    5,222    7,773   10,002     5,012     4,913     4,973     9,014
Convertible subordinated
debt....................      --       --       --        --     60,000    60,000   105,000
Stockholders' equity ...    8,656    8,339   41,219    79,631   125,610   122,711   133,674

  The historical consolidated financial data for all periods presented has been restated to include the accounts and operations of Liquipure, which was merged with the Company in July 1994 and accounted for as a pooling of interests. Separate results of operations of the combined entities for the years ended March 31, 1990, 1991, 1992, 1993 and 1994 and the nine months ended December 31, 1993 and 1994 are presented below.

                                                                            NINE MONTHS ENDED
                                 FISCAL YEAR ENDED MARCH 31,                   DECEMBER 31,
                          -----------------------------------------------  ---------------------
                           1990       1991    1992(2)  1993(3)   1994(4)   1993(4)   1994(5)(10)
                          -------    -------  -------  --------  --------  --------  -----------
                                      (in thousands, except per share data)
REVENUES:
Company (as previously
 reported)..............  $25,239    $23,249  $41,238  $101,397  $147,870  $ 95,015   $194,453
Liquipure...............   10,553     19,375   21,602    26,979    32,551    23,797        --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $35,792    $42,624  $62,840  $128,376  $180,421  $118,812   $194,453
                          -------    -------  -------  --------  --------  --------   --------
GROSS PROFIT:
Company (as previously
 reported)..............  $ 6,045    $ 7,213  $ 8,692  $ 27,166  $ 39,046  $ 24,859   $ 55,289
Liquipure...............    2,875      5,631    5,889     7,314     8,564     6,642        --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $ 8,920    $12,844  $14,581  $ 34,480  $ 47,610  $ 31,501   $ 55,289
                          =======    =======  =======  ========  ========  ========   ========
OPERATING INCOME (LOSS):
Company (as previously
 reported)..............  $   741    $ 1,416  $(4,165) $  4,708  $  2,089  $  4,065   $  9,470
Liquipure...............   (3,222)    (3,264)  (2,125)   (4,060)   (6,963)   (1,693)       --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $(2,481)   $(1,848) $(6,290) $    648  $ (4,874) $  2,372   $  9,470
                          =======    =======  =======  ========  ========  ========   ========
NET INCOME (LOSS):
Company (as previously
 reported)(7)...........  $   383(6) $   899  $(3,964) $  4,402  $  4,986  $  3,266   $  5,423
Liquipure...............   (2,851)    (3,407)  (2,623)   (4,335)   (7,527)   (2,287)       --
                          -------    -------  -------  --------  --------  --------   --------
Combined................  $(2,468)   $(2,508) $(6,587) $     67  $ (2,541) $    979   $  5,423
                          =======    =======  =======  ========  ========  ========   ========
NET INCOME (LOSS) PER
 COMMON SHARE:(7)(8)(9)
As previously reported..  $  0.17(6) $  0.24  $ (0.71) $   0.38  $   0.41  $   0.27   $   0.33
                          =======    =======  =======  ========  ========  ========   ========
As restated.............  $ (0.60)   $ (0.45) $ (0.88) $  (0.12) $  (0.26) $   0.04   $   0.33
                          =======    =======  =======  ========  ========  ========   ========

- -------

Footnotes, which are applicable to both tables, are included on the following page.

(1) The historical consolidated financial data for all periods presented has been restated to include the accounts and operations of Liquipure, which was merged with the Company in July 1994 and accounted for as a pooling of interests.

(2) Includes eight months of results of Lancy, acquired July 31, 1991, and three months of results of ASTI, acquired from Alcoa January 6, 1992. Each of these acquisitions was accounted for as a purchase. Losses from ASTI (which had operated at a loss in each of the prior three years) since its acquisition and the effect of the acquisition on the Company's existing operations contributed significantly to the Company's loss for the fiscal year ended March 31, 1992. As a result of such losses incurred by ASTI and certain purchase accounting adjustments, and pursuant to the terms of the ASTI acquisition agreement, an acquisition note payable to Alcoa was reduced by $5,000,000. Such reduction in the note was treated as a purchase price adjustment and as such did not affect the Company's results of operations. See Note 9 of Notes to Consolidated Financial Statements.

(3) Includes twelve months of results of SCT, acquired April 1, 1992, and three months of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases. See Note 9 of Notes to Consolidated Financial Statements.

(4) Includes four months and one month of results of Ionpure, acquired December 1, 1993 and accounted for as a purchase, for the year ended March 31, 1994 and nine months ended December 31, 1993, respectively. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure and certain charges totalling $2,359,000 related to the rationalization of certain wastewater operations. See Note 9 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Twelve Months Ended March 31, 1994 Compared with Twelve Months Ended March 31, 1993."

 (5) Includes the results of operations of Smogless, Crouzat, Sation, Seral and Ceraflo from the dates of their respective acquisitions, accounted for as purchases. See Note 9 of Notes to Consolidated Financial Statements.

 (6) Income (loss) from discontinued operations resulted primarily from the sale of BCL Associates, Inc. ("BCL") at a gain in June 1989, after the adoption by the Company in February 1988 of a formal plan to dispose of the operations of BCL.

 (7) Includes extraordinary items of $221,000 and $411,000 for the fiscal years ended March 31, 1990 and 1991, respectively, attributable to utilization of net operating loss carryforwards, and an extraordinary gain of $405,000 for the fiscal year ended March 31, 1993 for forgiveness of debt in connection with the buyout of a capital lease obligation.

 (8) Amounts are after (i) dividends on the Series A Preferred Stock of $165,000 for the fiscal year ended March 31, 1992, $660,000 for the fiscal year ended March 31, 1993, $715,000 for the fiscal year ended March 31, 1994 and $537,000 for the nine months ended December 31, 1993 and 1994 and
     (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amounts of $154,000 for the fiscal year ended March 31, 1992 and $617,000 for the fiscal year ended March 31, 1993. As of April 1, 1993, the Company and the holder of the Series A Preferred Stock agreed to a fixed dividend of $715,000 per year on the Series A Preferred Stock, thus eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68.

 (9) Reflects a 3-for-2 stock split effective December 5, 1994.

(10) The financial data for the nine months ended December 31, 1994 include three months of results of Liquipure prior to the merger and six months of results of Liquipure after the merger. In addition, the net income (loss) per common share for the nine months ended December 31, 1994 reflects the issuance of 1,852,221 shares of Common Stock in conjunction with the Liquipure merger.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

GENERAL

  The Company's primary objective is to offer customers a single-source solution to their water and wastewater treatment needs. Accordingly, since July 1991, the Company has acquired and integrated a number of businesses with substantial expertise in the design and manufacture of systems for the filtration, purification and treatment of water and wastewater. Due to the magnitude of these acquisitions and the Company's integration of the acquired operations with its existing businesses, results of operations for prior periods are not necessarily comparable to or indicative of results of operations for current or future periods.

RESULTS OF OPERATIONS

  In July 1994 the Company merged with Liquipure in a transaction accounted for as a pooling of interests. Accordingly, the historical consolidated financial data for all periods presented has been restated to include the accounts and operations of Liquipure.

  The following table sets forth for the periods indicated certain items in the Selected Consolidated Financial Data and the percentages of total revenues such items represent.

                                  FISCAL YEAR ENDED       NINE MONTHS ENDED
                                      MARCH 31,             DECEMBER 31,
                                  ---------------------   -------------------
                                  1992    1993    1994     1993       1994
                                  -----   -----   -----   --------   --------
Revenues......................... 100.0 % 100.0 % 100.0 %    100.0 %    100.0 %
Cost of sales....................  76.8    73.1    73.6       73.5       71.6
Gross profit.....................  23.2    26.9    26.4       26.5       28.4
Selling, general and
 administrative expenses.........  33.2    26.4    29.1       24.5       23.6
Operating income (loss).......... (10.0)    0.5    (2.7)       2.0        4.9
Interest expense.................   1.6     1.0     1.2        0.9        1.9
Income (loss) before
 extraordinary items............. (10.5)   (0.3)   (1.4)       0.8        2.8
Net income (loss)................ (10.5)    0.1    (1.4)       0.8        2.8

NINE MONTHS ENDED DECEMBER 31, 1994 COMPARED WITH NINE MONTHS ENDED DECEMBER 31, 1993

  Revenues. Revenues for the nine months ended December 31, 1994 were $194,453,000, an increase of $75,641,000 from $118,812,000 for the nine months ended December 31, 1993. Approximately 85% of this increase was due to the acquisitions completed by the Company to date during the current fiscal year.

  Gross Profit. Gross profit increased 75.5% to $55,289,000 for the nine months ended December 31, 1994 from $31,501,000 for the nine months ended December 31, 1993. Total gross profit as a percentage of revenue ("gross margin") increased to 28.4% for the nine months ended December 31, 1994, compared to 26.5% for the nine months ended December 31, 1993. This increase in gross margin for the nine months ended December 31, 1994 as compared to the nine months ended December 31, 1993 was due primarily to the Company's emphasis on and expansion of its SDI business during the most recent period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $45,819,000 for the nine-month period ended December 31, 1994 from $29,129,000 for the nine months ended December 31, 1993. Selling, general and administrative expenses as a percentage of revenues decreased to 23.6% during the nine months ended December 31, 1994, compared to 24.5% for the nine months ended

December 31, 1993. The decrease in the percentage of selling, general and administrative expenses to revenues for the nine-month period ended December 31, 1994 as compared to the nine months ended December 31, 1993 was due primarily to the Company's emphasis on cost reductions and administrative efficiencies gained through economies of scale.

  Interest Expense. Interest expense increased to $3,632,000 for the nine months ended December 31, 1994 from $1,091,000 for the nine months ended December 31, 1993. Interest expense for the nine-month period ended December 31, 1994 consists primarily of interest on the Company's 5% Convertible Subordinated Debentures issued October 20, 1993 and borrowings under the Company's bank line of credit.

  Income Tax. Income tax expense increased to $2,056,000 for the nine-month period ended December 31, 1994 from $549,000 for the nine months ended December 31, 1993. This increase was attributable to the Company's recognition during the twelve months ended March 31, 1994 of the future income tax benefit related to federal net operating loss carryforwards.

  Net Income. Net income increased to $5,423,000 for the nine months ended December 31, 1994 from $979,000 for the nine months ended December 31, 1993. Net income per common share increased to $.33 per share (with 14,881,000 weighted average common shares outstanding) for the nine months ended December 31, 1994 from $.04 per share (with 11,767,000 weighted average common shares outstanding) for the nine months ended December 31, 1993.

TWELVE MONTHS ENDED MARCH 31, 1994 ("FISCAL 1994") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1993 ("FISCAL 1993")

  Revenues. Revenues for fiscal 1994 were $180,421,000, an increase of $52,045,000 from $128,376,000 for fiscal 1993. Approximately $25,000,000 of this increase during fiscal 1994 was the result of the Company's acquisition of Ionpure in December 1993. The acquisition of Ionpure was accounted for as a purchase, and therefore its results were included in the operations of the Company for four months of fiscal 1994. Additionally, a significant portion of the remaining increase in revenues over the prior year relates to strength in the Company's ultrapurification high-purity water business.

  Gross Profit. Gross profit increased 38.1% to $47,610,000 for fiscal 1994 from $34,480,000 for fiscal 1993. Gross margin remained substantially constant from fiscal 1994 compared to fiscal 1993, decreasing to 26.4% in fiscal 1994, compared to 26.9% in the prior year.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $52,484,000 for fiscal 1994, an increase of $18,652,000 from $33,832,000 for fiscal 1993. Approximately $9,300,000 of this increase reflects the addition of Ionpure's operations during fiscal 1994 and a full year's operations of Permutit. Included in selling, general and administrative expenses during fiscal 1994 were $3,738,000 of charges related to the writeoff of the remaining net book value of certain intangibles in the Company's Continental Penfield subsidiary, which management determined had no future economic value. Additionally, included in selling, general and administrative expenses during fiscal 1994 were $2,359,000 of charges related to the Company's closure in February 1994 of its leased facility in Marlboro, New Jersey, which was integrated into the wastewater operations facility owned by the Company in Warrendale, Pennsylvania. The closure charges related primarily to the accrual of lease and maintenance costs of the closed facility over the remaining lease period, costs to transport certain equipment transferred to other Company locations and the writeoff of leasehold improvements and equipment that have no future economic value. The remaining increase is due primarily to the increase in business activity in fiscal 1994 from the prior year.

  Interest Expense. Interest expense increased to $2,077,000 for fiscal 1994, from $1,327,000 in fiscal 1993. This increase was attributable entirely to the Company's issuance in October 1993 of $60,000,000 of convertible subordinated debentures due October 2000. The debentures bear interest at the annual rate of 5%.

  Income Taxes. Income tax expense decreased $3,534,000 in fiscal 1994 from fiscal 1993 as a result of an income tax benefit recorded in fiscal 1994 of $3,236,000. Because of the Company's recent earnings history and anticipated future earnings and in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized the future income tax benefit related to federal net operating loss carryforwards. At March 31, 1994 the Company had available approximately $21,000,000 of net operating loss carryforwards reported by SCT for French tax purposes. The French tax net operating loss carryforwards may be used only to offset future income generated by SCT, and until March 31, 1997, the benefit, if any, of such carryforwards is to be shared equally between the Company and Alcoa.

  Net Income. The Company recorded a net loss of $2,541,000 for fiscal year 1994 as compared to net income of $67,000 for fiscal year 1993. Net loss per common share increased to $.26 per share (with 12,453,000 weighted average common shares outstanding) for fiscal 1994, from $.12 per share (with 10,095,000 weighted average common shares outstanding) for fiscal 1993.

TWELVE MONTHS ENDED MARCH 31, 1993 ("FISCAL 1993") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1992 ("FISCAL 1992")

  Revenues. Revenues for fiscal 1993 were $128,376,000, an increase of $65,536,000 from $62,840,000 for fiscal 1992. This 104.3% increase from the prior year was attributable almost entirely to the inclusion of the Lancy and ASTI acquisitions for an entire year as well as the addition during fiscal 1993 of SCT and The Permutit Company, Inc.

  Gross Profit. Gross profit increased 136.5% to $34,480,000 for fiscal 1993 from $14,581,000 for fiscal 1992. Gross margin increased to 26.9% in fiscal 1993, compared to 23.2% in the prior year. This increase was due, in part, to the Company's continuing efforts to integrate all of the acquisitions and the efficiencies gained in the Company's manufacturing processes through the economies of scale achieved with significantly higher production volumes.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $33,832,000 for fiscal 1993 from $20,871,000 for fiscal 1992. This increase of $12,961,000 reflected the addition of a full year's operations of Lancy and ASTI and fiscal 1993's acquisitions of SCT and The Permutit Company, Inc. Selling, general and administrative expenses as a percentage of revenues decreased to 26.4% during fiscal 1993, compared to 33.2% in the prior year, reflecting the Company's emphasis on cost reductions and the administrative efficiencies gained through economies of scale.

  Interest Expense. Interest expense increased to $1,327,000 for fiscal 1993 from $1,016,000 for fiscal 1992. This increase of $311,000 related entirely to the interest on the notes payable to Alcoa in connection with the ASTI and SCT acquisitions. These notes were repaid in full in October 1992.

  Income Taxes. The Company's income tax expense for fiscal 1993 reflected the utilization of its net operating loss carryforwards. Utilization of net operating loss carryforwards was reflected as an extraordinary item in fiscal 1991 but in fiscal 1993 was reflected as a reduction of the provision for income taxes, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," adopted by the Company in fiscal 1992. At March 31, 1993 the Company had available an approximate $10,500,000 of net operating loss carryforwards for federal income tax purposes and approximately $23,400,000 of net operating loss carryforwards reported by SCT for French tax purposes. The French net operating loss carryforwards may be used only to offset income generated by SCT and, until March 31, 1997, the benefit, if any, of such carryforwards is to be shared equally between the Company and Alcoa.

  Extraordinary Item. The extraordinary item for fiscal 1993 represented the Company's buyout of its capital lease obligation related to its USF Recovery Services facility. On June 30, 1992, the Company paid $5,770,000 in cash to the Port Authority of St. Paul, Minnesota in full satisfaction of its recorded capital lease, resulting in an extraordinary gain of $405,000 from forgiveness of debt.

  Net Income. Net income increased to $67,000 for fiscal 1993, from a net loss of $6,587,000 for fiscal 1992. Net loss per common share decreased to $.12 per share (with 10,095,000 weighted average common shares outstanding) for fiscal 1993, from a net loss per share of $.88 per share (with 7,846,000 weighted average common shares outstanding) for fiscal 1992, after deduction of $.07 per share representing dividends paid on the Series A Preferred Stock and $.06 per share representing accretion on the Series A Preferred Stock, a noncash accounting adjustment required by SAB 68. See Note 1 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of funds are cash and other working capital, cash flow generated from operations and borrowings under the Company's bank line of credit. At December 31, 1994 the Company had working capital of $55,460,000, including cash and short-term investments of $19,517,000. The Company's long-term debt at December 31, 1994 included $60,000,000 of convertible subordinated debentures bearing interest at 5% per annum due in year 2000, $45,000,000 of subordinated debt due in year 2001 and bearing interest at 6.5% per annum through September 30, 1995 and 4.5% thereafter, and two mortgage notes payable totaling $2,655,000 and bearing interest at rates ranging from 2% to 6.02%. As of December 31, 1994, the Company had an available bank line of credit of $33,000,000, of which there were outstanding borrowings of $23,818,000 and outstanding letters of credit of $8,881,000. On March 31, 1995, the available bank line of credit was increased to $45,000,000, of which there were outstanding borrowings of $34,510,000 and outstanding letters of credit of $8,881,000.

  As of March 31, 1994, the Company had net operating loss carryforwards gener-ated from SCT of approximately $21,109,000, for which no financial statement benefit has been recognized. Approximately $4,802,000 of the net operating loss carryforwards will expire in the years 1994 to 1999, while the remainder have an indefinite carryforward period. No benefit has been given to these net oper-ating loss carryforwards because of the limited carryforward periods or the un-certain business conditions relating to the operations giving rise to such carryforwards. Additionally, as of March 31, 1994, the Company has net operat-ing loss carryforwards generated from Liquipure of approximately $15,000,000 for which no financial statement benefit had been recognized. These net operat-ing carryforwards will expire in the years 2004 to 2008. These net operating loss carryforwards can be used only against future taxable income of Liquipure and, accordingly, no benefit has been given to these net operating loss carryforwards due to the uncertain business conditions relating to the opera-tions of Liquipure. Future recognition of these net operating loss carryforwards will occur if the operations of SCT and Liquipure generate suffi-cient earnings before the expiration of the respective net operating loss carryforwards, and in the case of SCT, until March 31, 1997, the benefit, if any, of such carryforwards is to be shared equally between the Company and Alcoa.

  The Company believes its current cash position, cash flow from operations, available borrowings under the Company's line of credit, and the net proceeds of the Offering will be adequate to meet its anticipated cash needs for working capital, revenue growth, scheduled debt repayment and capital investment objectives for the next twelve months.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial data presents the Pro Forma Combined Balance Sheet at December 31, 1994, giving effect to the pending acquisition of AIW and the acquisition of The Permutit Group (the "Acquisitions") as if they had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1994 and the nine months ended December 31, 1994, after giving effect to the Acquisitions as if they had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31 and AIW's fiscal year ends on December 31. Pro forma data for the year ended
March 31, 1994 combines the results of the Company for the year ended March 31, 1994 with the results of AIW for the year ended December 31, 1993, and pro forma data for the nine months ended December 31, 1994 combines the results of each of the Company and AIW for such nine-month period. AIW had revenues of approximately $11,000,000 and a loss before income taxes of approximately $203,000 for the three months ended March 31, 1994. The Permutit Group's fiscal year ends on March 31 and as such the pro forma data combines the results of each of the Company and The Permutit Group for each such twelve- and nine-month period.

  The pro forma data is based on the historical combined statements of the Company, AIW and The Permutit Group, giving effect to the Acquisitions under the purchase method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of Acquisitions. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Statements are estimates and may differ from the actual adjustments when they become known. The As Further Adjusted for the Offering columns presented below give effect to the proposed Offering and the anticipated application of the net proceeds therefrom (which net proceeds are estimated to be $86,325,000 based upon an assumed public offering price of $15.25 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses). See "Use of Proceeds." Except as described in the preceding sentence, the pro forma data as presented does not give effect to the proposed Offering or the Nalco JV.

  The following Unaudited Pro Forma Combined Financial Statements do not reflect certain cost savings that management believes may be realized following the Acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the Acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurances can be made as to the amount of cost savings, if any, that actually will be realized. There can be no assurance that the acquisition of AIW or the Nalco JV will be consummated.

  The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the Acquisitions had been consummated on the dates indicated or that may be obtained in the future. The pro forma combined financial data should be read in conjunction with the notes thereto and the audited financial statements of AIW and The Permutit Company Limited (a member of The Permutit Group) and the notes thereto included elsewhere herein and the audited consolidated financial statements of the Company and the notes thereto also included elsewhere herein.

                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                AS OF DECEMBER 31, 1994
                          ----------------------------------------------------------------------
                                 HISTORICAL                          PRO FORMA
                          -------------------------- -------------------------------------------
                                                                                           AS
                                                                                        FURTHER
                                              THE    ADJUSTMENTS                        ADJUSTED
                                            PERMUTIT  INCREASE   ADJUSTMENTS            FOR THE
                          COMPANY     AIW    GROUP   (DECREASE)  REFERENCES   COMBINED  OFFERING
                          --------  ------- -------- ----------- -----------  --------  --------
                                                    (in thousands)
Current assets:
 Cash...................  $ 11,893  $   --   $  771    $(2,751)        a(i)   $  9,913  $  9,913
 Short-term investments.     7,624      --      --      (7,624)        a(i)        --        --
 Accounts receivable,
  net...................    87,325    6,828   3,350                             97,503    97,503
 Cost and estimated
  earnings in excess of
  billings on
  uncompleted contracts.    20,206      --      --                              20,206    20,206
 Inventories............    36,623      788   1,356                             38,767    38,767
 Prepaid expenses.......     4,853      417     194                              5,464     5,464
 Deferred taxes.........     2,598      --      --                               2,598     2,598
 Other current assets...     2,097      --      329                              2,426     2,426
                          --------  -------  ------                           --------  --------
    Total current
     assets.............   173,219    8,033   6,000                            176,877   176,877
Property, plant and
 equipment, net.........    63,440   62,378   1,479                            127,297   127,297
Investment in leasehold
 interest, net..........    21,634      --      --                              21,634    21,634
Goodwill, net...........    97,510    8,090     --      14,458         a(ii)   120,058   120,058
Other assets............    17,960    2,171     281                             20,412    20,412
                          --------  -------  ------                           --------  --------
                          $373,763  $80,672  $7,760                           $466,278  $466,278
                          ========  =======  ======                           ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......  $ 28,812  $ 4,322  $1,712                           $ 34,846  $ 34,846
 Accrued liabilities....    40,567    3,812     953                             45,332    45,332
 Current portion of
  long-term debt........     1,078      --      --                               1,078     1,078
 Notes payable..........    23,818      --      --                              23,818    23,818
 Billings in excess of
  costs and estimated
  earnings on
  uncompleted contracts.    15,715      --      --                              15,715    15,715
 Other current
  liabilities...........     7,769      --    1,355                              9,124     9,124
                          --------  -------  ------                           --------  --------
    Total current
     liabilities........   117,759    8,134   4,020                            129,913   129,913
Long-term debt,
 excluding current
 portion................     7,936      --      --      80,000         a(iii)   87,936     1,611
Convertible subordinated
 debt...................   105,000      --      --                             105,000   105,000
Loan (receivable)
 payable--parent........       --            (5,295)     5,295         b           --        --
Deferred taxes..........     5,774      --      --                               5,774     5,774
Other liabilities.......     3,620      --      361                              3,981     3,981
                          --------  -------  ------                           --------  --------
                           240,089    8,134    (914)                           332,604   246,279
Stockholders' equity:
 Convertible preferred
  stock.................    25,577      --      --                              25,577    25,577
 Common stock...........       150      --      --                                 150       210
 Additional paid-in
  capital...............   128,496   72,538   9,380    (81,918)        c       128,496   214,761
 Translation adjustment.       215      --      --                                 215       215
 Accumulated deficit....   (20,764)     --     (706)       706         c       (20,764)  (20,764)
                          --------  -------  ------                           --------  --------
    Total stockholders'
     equity.............   133,674   72,538   8,674                            133,674   219,999
                          --------  -------  ------                           --------  --------
                          $373,763  $80,672  $7,760                           $466,278  $466,278
                          ========  =======  ======                           ========  ========

    The accompanying notes are an integral part of these pro forma combined financial data.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                          FISCAL YEAR ENDED MARCH 31, 1994
                         -----------------------------------------------------------------------
                                HISTORICAL                            PRO FORMA
                         ---------------------------  ------------------------------------------
                                                                                           AS
                                                                                        FURTHER
                                              THE     ADJUSTMENTS                       ADJUSTED
                                            PERMUTIT   INCREASE   ADJUSTMENTS           FOR THE
                         COMPANY     AIW     GROUP    (DECREASE)   REFERENCE  COMBINED  OFFERING
                         --------  -------  --------  ----------- ----------- --------  --------
                                        (in thousands, except per share data)
Revenues................ $180,421  $38,411  $19,896                           $238,728  $238,728
Cost of sales...........  132,811   26,644   12,545     $1,437         d (i)   173,437   173,437
Depreciation and
 amortization...........      --     7,469      --      (7,469)        d (i)       --        --
                         --------  -------  -------                           --------  --------
 Gross profit...........   47,610    4,298    7,351                             65,291    65,291
Selling, general and
 administrative
 expenses...............   52,484    5,547    8,601      6,407         d (i)    73,039    73,039
                         --------  -------  -------                           --------  --------
 Operating loss.........   (4,874)  (1,249)  (1,250)                            (7,748)   (7,748)
                         --------  -------  -------                           --------  --------
Other income (expense):
 Interest expense.......   (2,077)  (1,246)    (109)    (6,754)        d (ii)  (10,186)   (1,870)
 Other..................    1,174      --        50                              1,224     1,224
                         --------  -------  -------                           --------  --------
                             (903)  (1,246)     (59)                            (8,962)     (646)
                         --------  -------  -------                           --------  --------
 Loss before income
  taxes.................   (5,777)  (2,495)  (1,309)                           (16,710)   (8,394)
Benefit for income
 taxes..................   (3,236)     --      (364)                            (3,600)   (3,600)
                         --------  -------  -------                           --------  --------
 Net loss .............. $ (2,541) $(2,495) $  (945)                          $(13,110) $ (4,794)
                         ========  =======  =======                           ========  ========
 Net loss per common
  share................. $  (0.26)                                            $  (1.11) $  (0.30)
                         ========                                             ========  ========
Weighted average number
 of shares outstanding..   12,453                                               12,453    18,453
                         ========                                             ========  ========


    The accompanying notes are an integral part of these pro forma combined financial data.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                         NINE MONTHS ENDED DECEMBER 31, 1994
                         ------------------------------------------------------------------------
                                HISTORICAL                            PRO FORMA
                         ---------------------------  -------------------------------------------
                                                                                            AS
                                                                                         FURTHER
                                              THE     ADJUSTMENTS                        ADJUSTED
                                            PERMUTIT   INCREASE   ADJUSTMENTS            FOR THE
                         COMPANY     AIW     GROUP    (DECREASE)  REFERENCES   COMBINED  OFFERING
                         --------  -------  --------  ----------- -----------  --------  --------
                                        (in thousands, except per share data)
Revenues................ $194,453  $32,851  $13,916                            $241,220  $241,220
Cost of sales...........  139,164   21,175    8,587     $ 1,711         d(i)    170,637   170,637
Depreciation and
 amortization...........      --     6,137       --      (6,137)        d(i)        --        --
                         --------  -------  -------                            --------  --------
    Gross profit........   55,289    5,539    5,329                              70,583    70,583
Selling, general and
 administrative
 expenses...............   45,819    3,848    5,300       4,707         d(i)     59,674    59,674
                         --------  -------  -------                            --------  --------
    Operating income....    9,470    1,691       29                              10,909    10,909
                         --------  -------  -------                            --------  --------
Other income (expense):
    Interest expense....   (3,632)  (1,491)     (65)     (4,509)        d(ii)    (9,697)   (3,460)
    Other...............    1,641      --         6                               1,647     1,647
                         --------  -------  -------                            --------  --------
                           (1,991)  (1,491)     (59)                             (8,050)   (1,813)
                         --------  -------  -------                            --------  --------
    Income (loss) before
     income taxes.......    7,479      200      (30)                              2,859     9,096
Provision (benefit) for
 income taxes...........    2,056      --      (119)     (1,107)        d(iii)      830     2,550
                         --------  -------  -------                            --------  --------
    Net income.......... $  5,423  $   200  $    89                            $  2,029  $  6,546
                         ========  =======  =======                            ========  ========
    Net income per
     common share....... $   0.33                                              $   0.10  $   0.28
                         ========                                              ========  ========
Weighted average number
 of shares outstanding..   14,881                                                14,881    20,881
                         ========                                              ========  ========

    The accompanying notes are an integral part of these pro forma combined financial data.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

a. The pro forma combined balance sheet has been prepared to reflect the pending acquisition of AIW and the acquisition of The Permutit Group (the "Acquisitions") for aggregate estimated all-cash purchase prices comprised of the following:

                                                                 (in thousands)
      AIW....................................................... $       80,000
      The Permutit Group........................................         10,000
      Estimated transaction costs...............................            375
                                                                 --------------
                                                                 $       90,375
                                                                 ==============

  The estimated tangible net book values, as adjusted, of AIW and The Permutit Group are assumed to be $72,538,000 and $3,379,000, respectively. The fair values of the net assets of AIW and The Permutit Group as of the closing date are assumed to be equal to their respective estimated tangible net book values, as adjusted. The difference between the estimated purchase prices and the estimated fair values of the net assets of AIW and The Permutit Group is approximately $14,458,000, which has been recorded as goodwill attributable to the Acquisitions in the accompanying pro forma combined balance sheet and will be amortized over 40 years.

  For the fiscal year ended March 31, 1994, the historical results of operations of AIW reflect AIW's operations for the twelve months ended December 31, 1993.

  The pro forma combined balance sheet has been adjusted to reflect the above as follows:

                (i) To record the payment of cash and estimated
                    transaction costs;

               (ii) To adjust goodwill for the difference
                    between the estimated purchase prices and the estimated fair values of the net assets acquired;

              (iii) To record the assumed incurrence of
                    $80,000,000 of indebtedness with an
                    interest rate of 10% to consummate the
                    Acquisitions. The Company, however, intends either to retire the debt with the proceeds from the Offering or, if the Offering is completed prior to the acquisition of AIW, to use such proceeds directly to acquire AIW. See "Use of Proceeds."

b. The pro forma combined balance sheet has been adjusted to eliminate the net loan receivable of The Permutit Company Limited from its parent company.

c. The pro forma combined balance sheet has been adjusted to eliminate the equity of AIW and The Permutit Group.

The As Further Adjusted for the Offering columns give effect to the proposed Offering and the anticipated application of the net proceeds therefrom, which results in a reduction in long-term debt of $86,325,000 and an increase in stockholders' equity of the same amount at December 31, 1994.

  d. The pro forma combined statements of operations give effect to the following pro forma adjustments as follows:

           FISCAL YEAR NINE MONTHS
              ENDED       ENDED
            MARCH 31,  DECEMBER 31,
              1994         1994
           ----------- ------------
                (in thousands)
    (i) Selling, general and administrative expenses:

            -- To allocate AIW's depreciation and
               amortization between cost of sales and
               selling, general and administrative
               expenses
                $622        $473

            -- To allocate a portion of AIW's cost of
               sales to selling, general and
               administrative expenses for consistency
               with Company historical presentation
               6,160       4,514

            -- To adjust goodwill amortization, which
               will be amortized over 40 years
                (375)       (280)
             -------     -------
             $ 6,407     $ 4,707
             =======     =======
    (ii) To adjust interest expense related to the
         indebtedness that will be incurred to
         finance the Acquisitions, net of interest
         expense recorded by AIW, which interest
         expense has been eliminated. Interest on the
         indebtedness is assumed to be at an
         effective rate of 10% per annum.
             $(6,754)    $(4,509)
             =======     =======
       The As Further Adjusted for the Offering
       columns give effect to the proposed Offering
       and the anticipated application of the net
       proceeds therefrom, which results in a
       reduction in interest expense of $8,316,000
       and $6,237,000 for the fiscal year ended March
       31, 1994 and the nine months ended December
       31, 1994, respectively. See "Use of Proceeds."

    (iii) To adjust the provision for income taxes to
          reflect the combined results of operations.
                 --      $(1,107)

                          THE WATER TREATMENT INDUSTRY

INTRODUCTION

  As a result of global population growth, economic expansion and the limited supply of usable water, water has become an increasingly scarce resource. In addition to the need for potable water, industrial and commercial companies require purified water for most manufactured products, whether as an ingredient in the finished product or as part of the manufacturing process. Accordingly, most manufacturers utilize water treatment systems to purify their incoming water ("influent"). Furthermore, government regulations require most industrial and commercial companies and municipalities to treat their outgoing wastewater ("effluent"). Water purification and wastewater treatment has developed into a multi-billion dollar global industry.

  Customers of the water treatment industry can be classified into three categories: (i) industrial and commercial businesses, such as pharmaceutical, semiconductor and food and beverage manufacturers; (ii) municipal and private suppliers of public water services; and (iii) individual consumers of potable water. Many industrial, commercial and municipal users seek a systems solution that includes: water purification and wastewater treatment systems incorporating a broad range of treatment technologies; replacement parts and consumables (such as membranes and carbon); and support services that include ongoing service and maintenance. As an alternative to purchasing entire systems, some customers may prefer to outsource the purification of their influent and effluent.

  As industrial and commercial companies seek to increase manufacturing productivity, they require water treatment systems that enable them to purify greater quantities of influent at existing facilities. In addition, advances in manufacturing technology in certain industries, such as electronics and pharmaceuticals, are dependent upon highly purified and ultrapure water. These factors, combined with higher water prices and government regulation regarding effluent, have resulted in demand for increasingly sophisticated water purification and wastewater treatment systems. These complex systems require specially trained operators, floor space and significant capital outlays. As a result, rather than committing such resources to operate in-house water treatment systems, some users are increasingly seeking water treatment companies to operate their facilities or provide purified water under contract.

  The water treatment industry is highly fragmented, with numerous regional participants who are limited in their geographic scope. This fragmentation is primarily due to local differences in water quality and supply, different levels of demand for water resulting from varying concentrations of industry and population, and local governmental regulation. Most participants in the water treatment industry provide a limited number of treatment technologies, a limited number of products or services, or focus on a particular industry. While the number of industry participants ranges from a few large companies to hundreds of small local companies, there are few competitors in the industry that offer a full range of water treatment equipment, technologies and services.

INDUSTRIAL AND COMMERCIAL USERS

  Industrial and commercial users have a significant need for purified water because it is a necessary component in many products and industrial processes. The quality of water varies dramatically across geographic regions, and water contains impurities which, if untreated, can render it effectively useless for most industrial purposes. The use of untreated water in manufacturing processes can result not only in inconsistent product quality, but also in substantial equipment degradation, which can lead to costly maintenance or replacement costs. Consequently, most manufacturers treat their influent in order to maintain a consistently acceptable degree of purity. For example, purified water is an integral component of many consumer goods and is used in the manufacture of pharmaceutical products, electronics and chemicals. Additionally, food and beverage manufacturers require water with consistent quality to preserve uniformity of taste and appearance in their products. As a result of these process specifications, industrial and commercial customers often require a broad range of treatment technologies to purify their influent.

  In addition to treating their influent to ensure product quality, industrial and commercial users are often required to treat their effluent. Government regulations regarding the disposal of aqueous industrial waste, combined with public concern regarding industrial pollution, have led to increased awareness on the part of businesses and public utilities as to the benefits of wastewater treatment and waste minimization. In response to higher water prices and rising wastewater discharge fees, industrial and commercial manufacturers have also become aware of the cost-effectiveness of recycling their effluent. As a result of these factors, industrial companies increasingly require complex systems and equipment to treat and recycle process water.

MUNICIPAL USERS

  Public awareness and governmental concern regarding the increasing scarcity of water, the quality of drinking water, and the potential health hazards associated with waste products discharged into the environment, have resulted in legislation, regulation and enforcement requiring strict standards for potable water and restrictions on the discharge of pollutants in wastewater. As a result, municipalities are experiencing increasing costs for water, water purification and wastewater treatment. Accordingly, providers of public drinking water and municipal wastewater treatment facilities are increasingly purchasing sophisticated treatment systems to solve their treatment needs. In addition, because many municipal water systems are operating at or near capacity and many municipalities are experiencing budgetary constraints, such customers are seeking innovative solutions to their water treatment needs, such as improved technologies and equipment and various outsourcing and service options.

INDIVIDUAL USERS

  The market for individual users consists of bottled water and point-of-use products, such as domestic filtration systems and parts. Consumers' needs vary by geography as a result of differing water qualities and by level of economic development. This segment of the industry is highly fragmented, and management believes there are hundreds of competitors in the potable water and point-of-use products markets.

                                    BUSINESS

INTRODUCTION

  The Company is a leading provider of water treatment systems, services and replacement parts to industrial and commercial customers of the multi-billion dollar global water treatment industry. The Company offers what it believes to be the industry's broadest line of treatment systems and services, integrating a wide spectrum of proven technologies designed to provide cost-effective water treatment solutions. The Company provides a single-source solution to its industrial, commercial and municipal customers by identifying and evaluating water purification and wastewater treatment needs, conducting treatability studies, and designing, manufacturing, selling, installing and servicing water treatment systems. As of March 1, 1995, the Company had an installed base of more than 60,000 systems in the United States, Europe, Latin America and the Far East. The Company also sells replacement parts and consumables, such as membranes and carbon, that support its systems. In addition, through its global network of 94 sales and service facilities, the Company is a leading provider of service deionization ("SDI") in the United States and Western Europe, and provides ongoing service and maintenance to its customers. See "Business-- Principal Products and Services." The Company also offers outsourcing options to its customers, including operation of water purification and wastewater treatment systems and provision of water by the gallon. The Company has grown internally and through the strategic acquisition and integration of numerous domestic and international water treatment companies. The Company's revenues have grown from $42.6 million for the fiscal year ended March 31, 1991 to $180.4 million for the fiscal year ended March 31, 1994, representing a compound annual growth rate of 61.8%. The Company generated $194.5 million in revenues for the nine months ended December 31, 1994 as compared to $118.8 million for the comparable period of the prior year, representing a growth rate of 63.7%.

  The Company's customer base includes a broad range of major industrial and commercial companies, such as Abbott Laboratories, U.S. Steel, Coca-Cola, Advanced Micro Devices, Chrysler, Eli Lilly, Minnesota Mining and Manufacturing Company, Procter & Gamble and Southern California Edison. With growing demands for purified water and a diminishing supply of usable water, many companies require increasingly sophisticated solutions to their water treatment needs. The Company believes it provides its customers with a unique full-service and cost-effective approach through a combination of its wide range of products and services, its breadth of technologies and its global network of local sales and service facilities.

STRATEGY

  The Company has developed a strategy designed to expand its operations, achieve earnings growth and capitalize on its position as a leading full-service provider of water treatment systems and services. The Company's strategy is as follows:

  PROVIDE SINGLE-SOURCE WATER TREATMENT SOLUTIONS TO INDUSTRIAL, COMMERCIAL AND MUNICIPAL CUSTOMERS. The Company believes that industrial, commercial and municipal users of water treatment systems and services desire to obtain such systems and services from a single source willing to guarantee and service the entire system, rather than from separate engineers, manufacturers and service contractors. Therefore, the Company plans to continue to emphasize its one-stop approach by providing a wide range of water treatment systems and services. The Company strives to meet the diverse demands of its customers through its ability to sell a system outright, sell the system and operate it as a service option for its customers, or build and retain ownership and, under contract, operate the system. Through utilization of its global network of local sales and service facilities, the Company assesses its customers' needs and develops innovative and cost-effective water treatment solutions.

  OFFER THE BROADEST AND MOST UP-TO-DATE RANGE OF PROVEN TREATMENT TECHNOLOGIES. The Company intends to continue to offer a wide variety of filtration and purification technologies to meet each customer's individual needs. The Company provides a broad range of treatment technologies, ranging from basic water treatment systems, such as sedimentation, to systems that utilize state-of-the-art technology, such as CDI (TM) continuous deionization. Additionally, the Company plans to continue to capitalize on what it believes to be an emerging trend away from traditional chemical treatment to treatment of water with capital equipment, such as reverse osmosis systems. The Company conducts its own research and development, augmented by customer- and government-funded research spending and may acquire, as appropriate, other water treatment companies and their respective technologies.

  PURSUE ACQUISITIONS THAT PROVIDE STRATEGIC FIT AND CONTRIBUTE TO THE COMPANY'S GROWTH. In addition to growing internally, the Company has grown significantly through the strategic acquisition and integration of numerous domestic and international water treatment companies, which have provided the Company with specific technologies, products and services and penetration into certain industries and geographic areas. For example, the Company's acquisition of Ionpure provided it with CDI capability, domestic sales and service offices in new regions, and an entrance into the European market. Following the acquisition of a business, management takes affirmative steps to redirect the focus of the acquired company, integrate its operations and technologies into the Company, rationalize operations, reduce personnel and other costs where appropriate, and promote employee initiative and responsibility. The Company plans to continue to pursue acquisitions that add to its technologies and products, broaden its customer base and expand its global network of local sales and service facilities. The Company recently acquired a franchisee of Continental Penfield Corporation ("Continental"), a subsidiary of the Company, and currently intends to acquire additional Continental franchisees when appropriate.

  EXPAND THE COMPANY'S PRESENCE IN THE BUILD, OWN AND OPERATE SEGMENT. The Company is expanding its presence in the emerging build, own and operate segment of the water treatment industry through its pending acquisition of AIW and pending joint venture (the "Nalco JV") with Nalco Chemical Company ("Nalco"). The build, own and operate segment of the industry enables the Company to provide customers with purified water by the gallon under contract through construction, ownership and operation of water purification and wastewater treatment systems. By offering this option, the Company minimizes its customers' capital outlays and the costs associated with operating complex in-house systems. Because construction of water treatment systems is capital-intensive, the Company has pursued the creation of the Nalco JV to finance such construction. In addition, the proposed Nalco JV contemplates utilization of Nalco's sales force and access to its extensive customer base. Providing build, own and operate arrangements to its customers will enable the Company to generate recurring future revenues under long-term contracts.

  ACHIEVE COST SAVINGS, SYNERGIES AND ECONOMIES OF SCALE IN ITS
  OPERATIONS. The Company operates its business through a decentralized organizational structure, which provides low overhead and minimizes redundancy. The Company achieves cost savings through implementation of strict controls and standardized operating procedures. Additionally, the Company's acquisitions generally provide it with economies of scale through enhanced purchasing power, increased asset utilization and decreased dependency on third-party suppliers, as well as decreased operating expenses due to rationalization of operations. The integration of the acquired companies also generally provides synergies, such as cross-selling and significant sharing of experience and technology.

RECENT GROWTH OF THE COMPANY

  Since July 1991, the Company has acquired and integrated a number of businesses with strong market positions and substantial expertise in the design, manufacture and operation of systems for the filtration, purification and treatment of water and wastewater. These acquisitions have enabled the Company to differentiate itself from its competitors and establish itself as one of the most comprehensive, single-source providers capable of meeting its customers' diverse water treatment needs. Following an acquisition, management takes affirmative steps to redirect the focus of the acquired business, integrate its operations and technologies into the Company, reduce personnel and other costs where appropriate, and promote employee initiative and responsibility. Additionally, the Company's acquisitions generally provide it with economies of scale through enhanced purchasing power, increased asset utilization and decreased dependency on third-party suppliers, as well as decreased operating expenses due to rationalization of operations. The integration of the acquired companies also generally provides synergies, such as cross-selling and significant sharing of experience and technology.

  The Company intends to actively seek additional acquisitions that enhance its geographic network, customer base, and range of product offerings, technologies and industries served. On April 3, 1995 the Company acquired The Permutit Group. Currently pending is the proposed acquisition of Arrowhead Industrial Water, Inc. ("AIW"). The Company believes that these acquisitions will significantly enhance its technological and service capabilities and substantially expand its service network in the United States and internationally. See "Recent and Pending Acquisitions and Joint Venture." The principal businesses acquired since July 1991, together with the pending acquisition of AIW, include the following:

                                                            PRINCIPAL BUSINESS ACTIVITY
 ACQUISITION DATE      NAME AND PRINCIPAL LOCATION             AT TIME OF ACQUISITION
 ----------------      ---------------------------          ---------------------------
DOMESTIC ACQUISITIONS:
 July 1991          Lancy Waste Management Systems    Industrial wastewater treatment systems
                     Warrendale, Pennsylvania
 January 1992       Illinois Water Treatment ("IWT")  Industrial process filtration and
                     Rockford, Illinois               treatment systems
 January 1992       Metro Recovery Systems            Centralized treatment and recovery
                     Roseville, Minnesota             facility
 January 1993       Permutit (U.S.A.)                 Condensate polishing equipment
                     Warren, New Jersey
 December 1993      Ionpure Technologies Corp.        Ultrapure water systems, CDI and SDI
                     Lowell, Massachusetts
 July 1994          Continental Water Systems         Ultrapure water systems and SDI
                     San Antonio, Texas
                        and
                    Continental Penfield Corp.        Ultrapure water systems
                     Plantsville, Connecticut
 August 1994        Ceraflo                           Ceramic filter products
                     Warrendale, Pennsylvania
 February 1995      Continental Water Conditioning    Ultrapure water systems and SDI
                     Company of the Bay Area
                     Palo Alto, California
 Pending            Arrowhead Industrial Water        On-site and mobile water treatment
                     Lincolnshire, Illinois           systems and services and SDI
INTERNATIONAL ACQUISITIONS:
 April 1992         Societe des Ceramiques Techniques Ceramic filters and various industrial
                     Tarbes, France                   ceramic components
 May 1994           Sation S.A.                       Water treatment systems and SDI
                     Barcelona, Spain
 June 1994          Sanilo, S.A.                      Water treatment systems and SDI
                     Amboise, France
 July 1994          Seral Erich Alhauser GmbH         Laboratory equipment manufacturing
                     Ransbach-Baumbach, Germany       and SDI
 September 1994     Smogless S.p.A.                   Wastewater treatment services for
                     Milan, Italy                     industrial and municipal customers
 December 1994      Groupe Crouzat S.A.               Water treatment systems and SDI
                     Toulouse, France
 April 1995         The Permutit Group                Water treatment systems and SDI
                     Isleworth, England

PRINCIPAL PRODUCTS AND SERVICES

  The Company provides a single-source solution to its industrial, commercial and municipal customers by identifying and evaluating water purification and wastewater treatment needs, conducting treatability studies, and designing, manufacturing, selling, installing and servicing water and wastewater treatment systems for the filtration and purification of influent and effluent on a cost-effective basis. The Company does not currently supply the market for individual users of bottled water and household point-of-use products, such as residential filtration systems and parts. The Company's principal products and services include (i) capital equipment, (ii) services and (iii) replacement parts and consumables.

  Capital Equipment. The Company manufactures both pre-engineered and customized treatment systems and utilizes more than 16 different proven physical, biological and chemical treatment techniques including, among others, continuous deionization, reverse osmosis, electrodialysis, adsorption and ion exchange, that can be combined and configured to meet wide-ranging customer needs. The Company utilizes a global sales and service force to provide direct contact and service to its customers. The Company designs, engineers, manufactures and assembles its systems at its manufacturing facilities located in the United States and Western Europe. Components that are not manufactured by the Company are purchased from vendors in the United States and abroad. See "--Technologies."

  Services. The Company's service business represents a growing portion of its revenues. The Company is a leading provider of service deionization ("SDI") in the United States and Western Europe for industrial and commercial users. SDI is a term given to portable water deionization treatment equipment that uses resins as the filtration medium and is designed to be easily connected to a local feed water supply and to produce ultrapure water. Resin is retrieved and transported by a Company service representative to a Company regeneration plant for chemical recharging when it is exhausted. Unlike many permanent systems, SDI requires no chemical handling or maintenance by the customer. SDI is a widely used technology among industrial and commercial companies and provides the Company with a recurring source of revenues and the opportunity to market its systems and other services to its existing SDI customer base.

  As part of its service business, the Company has expanded its product offerings to include the construction and operation of wastewater facilities under long-term contracts on behalf of public water and wastewater treatment providers such as municipalities. In Italy, the Company is managing two municipal water treatment operations serving more than 1.5 million people under long-term contracts. During 1993, the Company became the first United States-based company to be awarded a contract to build and operate a wastewater treatment facility in Mexico, located in the city of Cuernavaca. The Company has also obtained a contract to build a water desalination plant in the Cayman Islands. In addition, under an agreement with Nalco, the Company currently provides water to U.S. Steel on a long-term basis.

  Another component of the Company's service business is its hazardous waste treatment facility located in Roseville, Minnesota. This facility operates a federal Resource Conservation and Recovery Act ("RCRA") permitted "Part B" centralized treatment and recovery facility which sells products recovered from the treatment of industrial waste. The facility receives wastes generated primarily by the metal finishing industry and printed circuit board manufacturers. The facility offers the Company's customers a cost-effective recovery approach that reduces processing costs, the quantity of sludge generated and the environmental exposure associated with industrial waste.

  Replacement Parts and Consumables. The Company manufactures and sells replacement parts required to support treatment systems manufactured by both the Company and, to a limited extent, its competitors. The Company also provides consumables, such as membranes and carbon, to its customers.

HISTORICAL SALES

  A percentage breakdown of the Company's sales, as restated, by product category for the past three fiscal years is as follows:

                                                   FISCAL YEAR ENDED MARCH 31,
                                                  -------------------------------
                                                    1992       1993       1994
                                                  ---------  ---------  ---------
Sales by product category:
 Capital equipment...............................       83%        58%        63%
 Services........................................        4%         7%        19%
 Replacement parts, consumables and other........       13%        35%        18%

CUSTOMER MARKETS AND PRODUCT APPLICATIONS

  The Company's customer base includes a broad range of major industrial and commercial companies, such as Abbott Laboratories, U.S. Steel, Coca-Cola, Advanced Micro Devices, Chrysler, Eli Lilly, Minnesota Mining and Manufacturing Company, Procter & Gamble and Southern California Edison. With growing demands for purified water and a diminishing supply of usable water, many companies require increasingly sophisticated solutions to their water treatment needs. The following are industries and customers that the Company services and some of the products used therein:

  Pharmaceutical and Biotechnology. Process water used in the pharmaceutical and biotechnology industries must meet the highest standards of purity. Reverse osmosis in conjunction with CDI ("RO/CDI") technology provides high purity water that meets the strictest quality specifications. The Company's ceramic membranes, in combination with other membrane or ion exchange equipment, meet these requirements by achieving nearly 100% contaminant removal. This equipment is used in fermentation, purification and recovery processes. Ion exchange technologies are also used to purify process streams, as well as to purify and recover antibiotics, vitamins and chemical elements. In addition, ion exchange is employed in industrial fermentation to process substrates. Customers include Eli Lilly, Merck, Upjohn and Chiron.

  Semiconductor and Electronics. Semiconductor manufacturing processes require ultra-high purity water to avoid contamination from even the smallest microscopic particles. The Company's ceramic membrane filters are advanced inorganic, multilayered filter media that provide superior contaminant removal in the most demanding environments. In addition, the Company's membrane and ion exchange technology is used by electronic components manufacturers to produce ultra-high purity water and to reduce the level of microcontamination in rinse waters. Customers include Advanced Micro Devices and Hitachi.

  Chemical and Petrochemical. Incoming water supplies for chemical and petrochemical manufacturers require filtration and treatment to remove solid particles and dissolved impurities. The Company manufactures demineralizers, water softeners, clarifiers, multimedia filters and reverse osmosis systems to deliver water of controlled quality and content. Additionally, the Company's Membralox(R) and Ceraflo ceramic membranes are used to accomplish the separation of chemical and petrochemical streams in very harsh environments. Customers include Dow Chemical, DuPont and Stouffer Chemical.

  Food and Beverage. The food and beverage industries require high-quality yet cost-effective water treatment systems. The Company offers physical and chemical filtration and treatment technologies to purify incoming water and refine and concentrate process fluids. Its ion exchange and ADSEP systems are advanced technologies for the separation of sugars and corn syrups. In the beverage industry, ceramic membrane filters achieve a high level of fluid purity using nonchemical processing techniques. Customers include Anheuser Busch, Coca-Cola, Cargill and Holly Sugar.

  Metal Finishing. The Company's metal treatment and recovery systems facilitate regulatory compliance of effluent and reduce the level of heavy metals and solids generated from metal finishing operations such as printed circuit board manufacturing, electroplating, galvanizing and anodizing. The Company's key technology offerings include ion exchange, reverse osmosis, electrolytic recovery, sorption filtration, ceramic membrane ultrafiltration, as well as a full complement of conventional precipitation settling and filtration technologies. Customers include Hughes Aircraft, Rockwell Corporation and Minnesota Mining and Manufacturing Company.

  Power Generation. Nuclear and fossil fueled electric power plants are subject to steam generator and boiler corrosion and turbine fouling if damaging contaminants are not removed from the incoming and recirculating feedwater supplies. The Company's filtration membrane and ion exchange systems provide power plants with high-quality, demineralized boiler feedwater. The Company's tube filter and deep bed condensate polishing systems employ advanced resin separation and regeneration technologies to improve the quality of the condensate returned to the boiler. Sand and other media filters are used in cogeneration and other power plant applications. Nuclear-grade resins are available to meet the more stringent water quality requirements of nuclear power plants. Customers include Southern California Edison and Southern Company.

  Oil Field and Refinery. The petroleum industry uses large quantities of water for steam and water flooding of oil fields for the secondary recovery of oil. The Company's systems remove oil contaminants and suspended solids from the resurfaced water for reuse for down-hole water and steam injection. Refineries use the Company's oil/water separators to remove oil and suspended solids from process water and refinery effluents, as well as a full range of water purification equipment to remove dissolved solids. Customers include Shell Oil, Marathon Oil and Chinese Petroleum.

  Medical/Dialysis. RO/CDI systems produce a continuous stream of ultra-high purity water by removing organics, minerals and other contaminants while providing the necessary bacteria and endotoxin control for high-flux dialysis machines and other high-quality, high-capacity water requirements in the medical field.

  Laboratory. Cartridge-type reverse osmosis filters, deionization systems, electrodiaresis ("EDR") modules, ultrafiltration units, particle filters and activated carbon filters remove contaminants, bacteria, pyrogens and odor to provide point-of-use water polishing for critical and demanding laboratory applications.

  Pulp and Paper. The Company's dissolved air flotation systems remove and recover suspended solids from waste streams for pulp and paper manufacturers and require considerably less floor space than conventional separation units. The Company's boiler feedwater treatment systems are also utilized in this industry.

  Groundwater Remediation and Landfill Leachate Treatment. The Company's remediation systems are used to remove organic compounds and soluble metals from contaminated groundwater. Biosystems employ a "pump and treat" technology that incorporates equalization, separation of metals, biological treatment and clarification processes. The Company's leachate systems, combining chemical pre-treatment systems with biological treatment technologies, address the treatment or elimination of wastewater drainage into the groundwater and surrounding waterways. Customers include WMX Technologies, Inc., Browning-Ferris Industries and Laidlaw Inc.

  Drinking Water. Food and beverage processors, hotels and other institutions require high quality yet affordable water treatment systems to meet consumer and regulatory standards. In addition, suppliers of drinking water are seeking alternative purification systems. The Company manufactures filtration, water treatment and clarification systems for the drinking water industry that meet United States Environmental Protection Agency ("EPA") standards under the Safe Drinking Water Act. Pre-assembled systems capable of handling small and large volume flows are also available.

  Municipal Water Recovery and Reuse. Municipal sewage plants often utilize three stages of treatment (primary, secondary and tertiary) before discharge to the environment. In addition to offering equipment and systems to satisfy these requirements, the Company's membrane, reverse osmosis and ion exchange technologies add a fourth stage by removing remaining contaminants to a purity level that allows water to be recycled and reused in additional industrial applications. These technologies are cost-effective and reduce the adverse impact of industrial growth in communities where water tables are low.

SALES AND MARKETING

  The Company sells its products through direct sales and service employees and independent manufacturers' representatives, who may be assigned certain geographic territories and are paid on a commission basis. The Company provides engineering and sales support to its representatives. A portion of the Company's revenues are derived from recommendations by independent engineers and consultants who advise the ultimate customer. The Company sells its ceramic membrane products to end users, distributors and original equipment manufacturers.

  The Company currently has 94 sales and service facilities worldwide and has approximately 175 manufacturers' representatives, distributors and licensees. As part of the marketing integration strategy, sales prospects are reviewed to determine which of the Company's engineering and manufacturing resources should be utilized to best meet customers' needs and maximize profitability.

  A number of licensees manufacture and sell certain of the Company's products in Western Europe, Asia, Africa, Australia and Mexico. The Company provides technical support to these licensees and is either paid a royalty on sales or participates in the sale directly.

  For the fiscal years ended March 31, 1993 and 1994 and the nine months ended December 31, 1994, the Company's international sales were approximately $24,018,000, $37,841,000 and $69,094,000, respectively.

BACKLOG AND SEASONALITY

  The Company had the following backlog of purchase orders for its products as of December 31, 1993 and 1994. These figures do not include revenues from service or SDI. The orders are scheduled for delivery and installation during the following twelve months and are believed by management to be firm.

              DATE               AMOUNT
              ----            ------------
           December 31, 1993  $ 73,505,000
           December 31, 1994   112,784,000

  The rate of booking new orders varies from month to month. In addition, the orders have varying delivery schedules, and the Company's backlog as of any particular date may not be representative of actual revenues for any succeeding period.

  Certain of the Company's contracts for engineered products and services provide for progress payments during the engineering and manufacturing period. The balance is due upon acceptance or start-up or, in the case of most municipal and governmental purchasers, 90 to 180 days after delivery and installation. Demand for the Company's products and services is not typically affected by seasonal changes.

PRODUCT WARRANTIES

  The Company generally offers one-year product warranties on its equipment. In some instances the warranties may be for longer periods, consistent with market practices. Performance guarantees apply to most of the Company's systems. The costs incurred by the Company to date under its product warranties and systems guarantees have not been material.

RESEARCH AND DEVELOPMENT

  In order to provide its customers with cost-effective water treatment solutions, the Company offers a wide variety of filtration and purification technologies. The Company uses its own research and development, augmented by customer- and government-funded research spending, in order to provide its customers with state-of-the-art products. In addition, the Company uses its analytical laboratories to perform water analyses and to test the effectiveness of filtration media and techniques in order to enhance the Company's capability to design systems tailored specifically for the particular needs of customers. The Company has also acquired companies with advanced research and development capabilities. The Company's research and development expenditures for the fiscal years ended March 31, 1993 and 1994 and the nine months ended December 31, 1994 were approximately $2,525,000, $5,350,000 and $3,097,000, respectively.

RAW MATERIALS AND SUPPLIES

  Raw materials, primarily steel, filtration media, resins, membranes and component parts such as pumps and valves are available from several sources. The Company has not experienced difficulty in obtaining the materials and components used in its operations.

COMPETITION

  The water purification and wastewater treatment industry is currently fragmented and highly competitive. Many companies compete to varying degrees with the Company in its markets. The Company knows of no reliable statistics that provide a basis from which to estimate the Company's relative competitive position in these markets. The principal methods of competition in the markets in which the Company competes are technology, service, price, product specifications, customized design, product knowledge and reputation, timely delivery, bonding capacity, the relative ease of operation and maintenance and the prompt availability of spare parts. In the municipal contract bid process, pricing and the ability to meet bid specifications are the primary considerations. While no competitor is considered dominant, there are some competitors that significantly greater resources than the Company.

TECHNOLOGIES

  Water and wastewater treatment methods can be classified into 16 primary separation processes. Some of these processes may overlap in certain respects, depending on the particular application. Although each process can function independently, multiple processes are often utilized to accomplish a more complete separation and achieve the desired treatment. The Company manufactures or supplies systems and components that utilize but are not limited to each of the following processes:

  Continuous Deionization. The CDI continuous deionization system is a proprietary process of the Company that uses ion exchange resins, ion exchange membranes and an electrical current to purify water continuously, without the need for hazardous chemicals. CDI systems use electricity instead of acid and caustic to continuously regenerate the resins, producing high purity water. The process produces a small wastewater stream that can be safely discharged into municipal collection systems without special treatment.

  Ion Exchange. Ion exchange is a process in which electrically charged ions that are electrochemically held by ion exchange resin beads are exchanged for ions of similar charge in a solution in which the beads are immersed. The Company has developed and applied ion exchange technologies extensively for water and wastewater treatment. Applications have included removal of hardness ions from water supplies, removal of nitrates, iron and manganese from groundwater supplies, complete demineralization for boiler feedwater and high-purity water applications, and removal and recovery of heavy metals from industrial wastewater produced in such activities as electroplating. The Company is involved in ion exchange resin and equipment sales, resin regeneration and related service and customer applications.

  Reverse Osmosis. Solutions are desalted (desalination) or concentrated by driving them through membranes using relatively high hydraulic pressure as the driving force. Contaminants are excluded, or rejected, by the membranes.

  Ultrafiltration. Moderate hydraulic pressure is used to transfer water and low molecular weight species through a membrane while blocking contaminants such as suspended solids, colloids and large organic molecules. Ultrafiltration is generally used for separations where particle sizes are larger than those of metal or salt ions.

  Microfiltration. Relatively low hydraulic pressure is used for separating rather large particles and high molecular weight species from water. Uses include the clarification of fruit juices prior to bottling.

  Electrodialysis. Electrodialysis is a membrane process that utilizes electrical current to extract ions from water. The primary uses are to desalinate brackish water, to recover water from the concentrate from reverse osmosis and to recover salt from seawater.

  Adsorption. Adsorption is a significant phenomenon in most natural physical, biological and chemical processes and involves electrostatic and chemical attraction or bonds. Adsorption on solids, particularly activated carbon, has become a widely used method for purifying water and wastewater and capturing volatile organic compounds that might otherwise be released into the atmosphere. The Company has applied the principles of adsorption in numerous ways, typically involving powdered or granular activated carbon. Applications have included the advanced treatment of high-purity water for use in the production of such diverse products as artificial sweeteners and aerospace components, as well as the pre-treatment of heavily contaminated industrial wastewater and the treatment of contaminated groundwater.

  Electrolytic Processes. Electrolytic metal recovery involves the attraction of metal ions via electrolytic deposition and is used to remove and recover heavy metals from industrial wastewater. In addition to the design and sale of electrolytic equipment, the Company currently utilizes this process at its USF Recovery Services facility.

  Biological Processes. Utilized in both municipal and industrial markets, biological treatment processes involve the use of organic microbes to digest undesired substances for such diverse industries as food and beverage processing, pharmaceutical and chemical manufacturing and petrochemical production. The Company engages in the design, construction and operation of activated sludge systems, aerobic and anaerobic bio-towers, rotating biological contactors and sequencing batch reactors. The Company has recently applied biological processes in the treatment of groundwater and landfill leachates to destroy or remove dangerous or noxious organic compounds.

  Chemical Oxidation. The purpose of oxidation in water and wastewater treatment is to convert undesirable chemical content into chemicals that are neither harmful nor otherwise objectionable. Oxidants used by the Company have included chlorine, chlorine dioxide, ultraviolet irradiation, ozone, permanganate and hydrogen peroxide. The Company has applied oxidation techniques to inorganic and organic substances for such purposes as municipal water and wastewater disinfection, landfill leachate treatment and cyanide destruction.

  Disinfection. Disinfection is a process in which disease-producing organisms are destroyed or otherwise inactivated. The Company has applied this process in several physiochemical methods including thermal energy, ultraviolet irradiation and addition of chemical reagents.

  Aeration and Gas Transfer. Aeration, a process in which oxygen is artificially injected into a waste stream, removes many undesirable undissolved gasses and dissolved inorganic materials such as iron and manganese. Aeration is commonly applied in wastewater treatment and is used in the Company's aerobic bio-tower and induced air flotation. Other gas transfer technologies available from the Company include decarbonator, denitrifier, chemical scrubber and nitrification equipment.

  Sludge Treatment. Sludge treatment is utilized to reduce the volume of hazardous sludge generated by a customer and requiring disposal. The Company's processes are focused on altering the nature of the sludge in order to render it inoffensive. The Company accomplishes this by applying techniques to condition, thicken, dewater and dry the sludge prior to ultimate disposal. In addition to its existing municipal and industrial water and wastewater sludge applications, the Company is attempting to develop a sludge stabilization process to render hazardous sludge nonhazardous.

  Sedimentation. Gravitational separation by sedimentation is generally an effective way to remove solids from water and wastewater. However, different types of solids have distinctly different settling characteristics. As a result, the selection of sedimentation equipment for clarification of water or wastewater requires a thorough understanding of the available processes and the variables that can affect their efficiency. The Company has designed, built, installed and operated sedimentation systems for municipal and industrial applications worldwide. Systems range from large conventional sedimentation basins to small, high-rate, inclined plate separators.

  Coagulation and Flocculation. Many impurities are too small for gravitational settling alone to be an effective removal process. Aggregation of these impurities into larger particles that will more readily settle, a process termed coagulation, is necessary for successful separation by sedimentation. The Company has several decades of coagulation and flocculation experience ranging from conventional municipal and industrial applications to highly specialized, complex metals removal from industrial wastewater.

  Filtration. Filtration is used extensively in water and wastewater treatment. The Company has a broad array of filtration techniques for municipal, industrial and commercial applications. Types of filters include cartridge (backwashable or disposable), diatomaceous earth, pressure leaf, tubular, multimedia, green sand, walnut shell, pressure, gravity, upflow and downflow sand filters.

PATENTS, TRADEMARKS AND LICENSES

  The Company currently owns a number of United States and foreign patents. Although the Company believes that the patents and trademarks associated with the Company's various product lines are of value, it does not consider any of them to be essential to its business.

  The Company's Ionpure subsidiary is licensed to use the CDI process (the "CDI Technology") and certain other technologies pursuant to royalty-free license agreements with Millipore Corporation and one of its affiliates. In 1993, litigation was undertaken (the "Infringement Suit") by Electropure, Inc. ("Electropure") and HOH Water Technology Corporation ("HOH") against Ionpure (which was acquired by the Company in December 1993) and Millipore (together, the "Defendants"). The litigation alleges that the Defendants are infringing the claims of U.S. Patent No. 4,465,573 (the "573 patent") by reason of the manufacture, sale and use of an apparatus allegedly covered by the claims of the 573 patent owned by HOH and licensed to Electropure. The 573 patent relates to methods and systems for purifying water, and the alleged infringement arises out of Ionpure's use of the technology utilized in systems incorporating the CDI Technology.

  Millipore has undertaken the defense of the Infringement Suit under the terms of the license agreement. It is not possible to determine with certainty the outcome of the Infringement Suit or its effect on Ionpure's business. However, under the terms of the CDI Technology license agreement, Millipore is obligated to indemnify Ionpure against all losses, liabilities and damages, including loss of use, suffered by Ionpure or its affiliates that are incurred due to any claim made against Ionpure or its affiliates by a third party alleging infringement of a patent of such third party by reason of Ionpure's or its affiliates' use of the rights granted under the CDI Technology license agreement. The CDI Technology license agreement also provides that the amount of any judgment, settlement or obligation to pay royalties to a third party, along with Ionpure's losses, liabilities, damages, costs and expenses for loss of use of any rights granted under the license agreement, will be borne entirely by Millipore and the licensor. There can be no assurance, however, that any damages that would be recovered in such event would fully compensate Ionpure for the loss of use of the CDI Technology, due to the inherently speculative nature of such damages.

  The Company is also a licensee under certain agreements to manufacture and market certain products. The Lyco Rotating Biological Contactor ("RBC") was initially developed by George A. Hormel & Co. ("Hormel") and was further developed and redesigned by U.S. Filter/Marlboro, Inc., which in 1981 obtained an exclusive license from Hormel to manufacture and sell the RBC. Under that license the Company pays Hormel a royalty of 3% of sales of RBC equipment. The license is subject to periodic five-year renewals, with the last renewal effected in 1991 for the five-year period ending December 1996.

ENVIRONMENTAL REGULATION

  Demand for the Company's products is affected in part by federal, state, local and foreign environmental laws and regulations requiring the Company's customers to meet environmental standards. A decline in enforcement or in expenditures to address those regulations could have an adverse effect on the demand for the equipment and services offered by the Company.

  While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations at the Company's locations, will not result in civil or criminal enforcement actions or private actions resulting in mandatory cleanup requirements, revocation of required permits or licenses, denial of applications for future permits, or significant fines, penalties or damages that could have a material adverse effect on the Company. The Company's Rockford facility has been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), for the cleanup of contamination resulting from past disposals of wastes at a landfill to which the Company, among others, sent wastes. CERCLA requires PRPs to pay for cleanup of sites from which there has been a release or threatened release of hazardous substances. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for cleanup costs. As a practical matter, however, at sites where there are multiple PRPs, the costs of cleanup typically are allocated among the parties according to a volumetric or other standard. Although there can be no assurance, the Company believes, based on the volume of wastes allegedly sent to the site (0.9% of the total), among other things, that its liability for this site will not be material. In addition, one of the Company's leased sites was investigated by the U.S. Environmental Protection Agency (the "EPA") prior to the time the Company began operations at the site. The Company does not believe that its operations have contributed to the contamination, and it believes, based in part on certain indemnities, that other parties are responsible for any cleanup that may be required.

  USF Recovery Services is the owner and operator of a hazardous waste treatment and recovery facility and therefore is subject to stringent regulations and compliance reviews applicable to its hazardous waste treatment and recovery activities. Failure to comply with those regulations could result in substantial fines and the suspension or revocation of the "Part B" treatment, storage and disposal permit currently held by USF Recovery Services pursuant to the federal Resource Conservation and Recovery Act ("RCRA") for such activities. The state of Minnesota is authorized to enforce the hazardous waste laws under RCRA.

  The Company currently is involved in groundwater remediation at its Rockford, Illinois facility as a result of soil and groundwater contamination occurring at the facility prior to the Company's acquisition of ASTI from Alcoa. Similarly, the Company also currently is undergoing remediation for on-site soil contamination in connection with the closure of its Marlboro facility. The Company has established reserves which it believes are adequate to cover its costs related to these efforts, and, as a result, the Company does not believe either such remediation is material.

  In addition, to some extent, the liabilities and risks imposed by environmental laws that affect the Company's customers may adversely impact demand for the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive or financial position. Furthermore, the environmental laws and regulations to which the Company, as well as its customers, are subject are continually changing. If such laws or regulations should change to impose greater liabilities on the Company or, to some extent, its customers, this could have an adverse effect on the Company's competitive or financial condition.

INSURANCE

  The Company maintains general liability insurance for itself and its principal domestic and foreign subsidiaries, including products and completed operations, automobile and employer's liability insurance, in the amount of $15,000,000 per occurrence and in the aggregate, with a self-insured retention of $100,000. The Company also maintains environmental pollution liability insurance in the amount of $5,000,000 per occurrence and in the aggregate, with a self-insured retention of $250,000.

EMPLOYEES

  As of February 8, 1995, the Company had 1,757 full-time employees assigned to the Company's various offices and facilities, including 607 employees in Europe. Certain of the Company's United States employees at Rockford, Illinois and Whittier, California are covered by collective bargaining agreements, the terms of which expire, respectively, in March 31, 1996 and April 30, 1998. Certain of the Company's non-United States-based employees are covered by collective bargaining agreements. Management believes that the Company's relationships with the unions are good.

PROPERTIES

  The following lists the principal facilities of the Company as of March 31, 1995:

                                                    APPROXIMATE
                                                    FLOOR SPACE   DATE OF LEASE
  PRINCIPAL FACILITY           LOCATION            (SQUARE FEET)   EXPIRATION
  ---------------------------- ----------------   --------------- -------------
 Corporate Offices             73-710 Fred         4,588 (leased)    9/30/96
                               Waring Dr.
                               Suite 222
                               Palm Desert, CA
 U.S. Filter/IWT               4669 Shepherd      163,000 (owned)      --
                               Trail
                               Rockford, IL
 U.S. Filter/SCT               Usine a Bazet      215,000 (owned)      --
                               Tarbes, France
 U.S. Filter/Permutit          30 Technology      20,460 (leased)    1/31/01
                               Drive
                               Warren, NJ
 U.S. Filter Recovery Services 2430 Rose Place     69,700 (owned)      --
                               Roseville, MN
 U.S. Filter/Warrendale        181 Thorn Hill      71,000 (owned)      --
                               Road
                               Warrendale, PA
 U.S. Filter/Whittier          12422 E. Putnam    89,500 (leased)    3/31/99
                               Street
                               Whittier, CA
 U.S. Filter/Lowell            10 Technology      57,692 (leased)    4/1/00
                               Drive
                               Lowell, MA
 U.S. Filter/Continental       5405 Bandera       33,246 (leased)   12/31/95
                               Road
                               San Antonio, TX
 U.S. Filter/Penfield          8 West Street      23,300 (leased)    3/31/07
                               Plantsville, CT
 U.S. Filter/Ionpure           1/3 rue Pavlov     12,500 (leased)   11/15/96
                               Trappes, France
 U.S. Filter/Sanilo            5 rue du            40,000 (owned)      --
                               Colombier
                               Amboise, France
 U.S. Filter/Seral             Industriegebiet     67,000 (owned)      --
                               Struth
                               Ransbach-
                               Baumbach,
                               Germany
 U.S. Filter/Smogless          Via Mascheroni     52,600 (leased)   12/29/96
                               29                                      to
                               Milan, Italy                          2/29/00
 U.S. Filter/Sation            Luchana 77          9,731 (leased)    8/6/96
                               Barcelona, Spain
 U.S. Filter/Crouzat           10 rue Alsace-      28,266 (owned)      --
                               Lorraine
                               Toulouse, France

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The current directors and executive officers of the Company are as follows:

    NAME                  AGE               POSITION WITH THE COMPANY
    ----                  ---               -------------------------
  Richard J. Heckmann      51 Chairman of the Board of Directors, President and
                              Chief Executive Officer
  Michael J. Reardon       41 Director, Executive Vice President and Chief
                              Operating Officer
  Nicholas C. Memmo        33 Executive Vice President and General Manager, U.S.
                              Filter/Ionpure Inc.
  Thierry Reyners          50 Senior Vice President--Europe
  Andrew D. Seidel         32 Senior Vice President--Wastewater Group and General
                              Manager, U.S. Filter, Inc., Warrendale, Pennsylvania
                              Vice President, Chief Financial Officer and
  Kevin L. Spence          38 Treasurer
                              Director and Senior Vice President--Corporate
  Tim L. Traff             36 Development
  Donald L. Bergmann       53 Vice President, General Counsel and Secretary
  H. Lawrence Pelegrin     50 Vice President--Sales & Marketing
  John S. Swartley         56 Vice President
  Gerald E. Rogers         44 Senior Vice President--Administration
  Molly M. Tschang         31 Vice President--Corporate Communications
  James R. Bullock         50 Director
  James E. Clark           66 Director
  John L. Diederich        58 Director
  J. Atwood Ives           58 Director
  Arthur B. Laffer         54 Director
  Alfred E. Osborne, Jr.   50 Director
  C. Howard Wilkins, Jr.   57 Director

  Richard J. Heckmann was elected Chairman of the Board of Directors, President and Chief Executive Officer of the Company on July 16, 1990. Mr. Heckmann was a Senior Vice President at Prudential-Bache Securities in Rancho Mirage, California from January 1982 to August 1990. He joined the U.S. Small Business Administration in 1977 and served as Associate Administrator for Finance and Investment from 1978 to 1979. Prior thereto he was founder and Chairman of the Board of Tower Scientific Corporation, a manufacturer of custom prosthetic devices, which was sold to Hexcel Corporation in 1977. Mr. Heckmann is also a director of Air Cure Environmental Inc., Smith Sport Optics, The Earth Technology Corporation and U.S.A. Waste.

  Michael J. Reardon was appointed Chief Operating Officer of the Company on September 28, 1993, having previously served as Executive Vice President of the Company since February 17, 1992, and prior to that as the Chief Financial Officer and Secretary of the Company since July 16, 1990. He became President and General Manager of IWT in March 1992. From 1981 to July 1990 he was Chief Financial Officer of The C&C Organization, a company engaged in restaurant ownership, management and construction. Mr. Reardon is a certified public accountant and was a senior auditor with Arthur Andersen & Co. from 1978 to 1981.

  Nicholas C. Memmo was appointed Senior Vice President and General Manager of Ionpure on March 7, 1994. He had previously been Senior Vice President--Sales & Marketing since December 8, 1992. Mr. Memmo had also been the senior operating officer of U.S. Filter/Whittier, Inc. since January 1992, having previously been Marketing Manager of that company since January 1991. He was appointed General

Manager in April 1992. Mr. Memmo was employed from July 1984 to September 1988 with Hercules Incorporated, a New York Stock Exchange specialty chemical and aerospace company, in sales, marketing and distribution positions. Mr. Memmo received a B.S. degree in chemical engineering from Drexel University. Between his employment with Hercules and the Company, he completed an M.B.A. program at the John E. Anderson Graduate School of Management at UCLA.

  Thierry Reyners was appointed Senior Vice President--Europe on March 7, 1994, having previously been appointed Senior Vice President--European Sales on December 1, 1993, the date the Company acquired Ionpure. Mr. Reyners served as Vice President and General Manager--Europe of Ionpure Technologies Corporation from 1990 to December 1993, and from 1981 through 1989 he was employed by Millipore Corporation, including as European Area Manager from 1987 through 1989. Mr. Reyners has a Ph.D. in Organic Chemistry from the Research Institute in Natural Substances, University of Orsay, France and an M.B.A. from INSEAD, Fontainebleau, France.

  Andrew D. Seidel was appointed Senior Vice President--Wastewater Group and General Manager of U.S. Filter, Inc., Warrendale, Pennsylvania, on September 28, 1993, having previously served as Vice President--Membralox Group since December 8, 1992, and had been General Manager of Membralox since March 1992. From October 1991 to March 1992, Mr. Seidel was Marketing Manager for U.S. Filter/Marlboro, Inc. From October 1990 until his employment by the Company, he was a senior consultant with Deloitte & Touche Management Consulting. Mr. Seidel had various responsibilities with Hercules Incorporated from 1984 through 1988, including technical marketing and product management at Hercules Specialty Chemical Company and Quality Control/Process Engineering in Hercules Aerospace Company. Mr. Seidel received a B.S. degree in chemical engineering from the University of Pennsylvania. Between his employment with Hercules and Deloitte & Touche, he completed an M.B.A. program at the Wharton School, the University of Pennsylvania.

  Kevin L. Spence was appointed Vice President of the Company on December 8, 1992 and has been Chief Financial Officer of the Company since January 6, 1992 and Treasurer since February 17, 1992. From October 1989 through 1991 he was Chief Financial Officer, first with Cal-Star Financial, a mortgage banker, and then with American National Corporation, a manufacturer of bedding materials. Mr. Spence is a certified public accountant and was with KPMG Peat Marwick LLP from 1978 to September 1989 and a partner with that firm from July 1988.

  Tim L. Traff was appointed Senior Vice President--Corporate Development of the Company on December 8, 1992 and has been Vice President--Corporate Development since March 1992. He had been President of Traff Capital Management, a money management company, since 1989. From 1985 to 1988 he was an analyst at SIT Investment, a money management company. Mr. Traff received a B.S. degree in business economics from the University of Minnesota.

  Donald L. Bergmann was appointed Vice President, General Counsel and Secretary of the Company on February 17, 1992. From February 1990 through 1991 he was a Vice President and General Counsel of ABB Business Services, Inc., a subsidiary of Asea Brown Boveri Inc., an international electrical engineering and manufacturing company, and for the preceding 15 years was an attorney, and since 1985 held the position of Vice President and Associate General Counsel, with Combustion Engineering, Inc., a New York Stock Exchange company engaged in the manufacture and engineering of power generation, petrochemical and other industrial equipment and services. Mr. Bergmann has a B.A. degree from Colgate University and a J.D. degree from Harvard Law School.

  H. Lawrence Pelegrin was appointed Vice President--Sales & Marketing on March 7, 1994. He joined IWT in May 1991 as Vice President--Water Technologies and became Vice President--Marketing in January 1992. From 1966 to October 1990 Mr. Pelegrin was employed in various senior sales and managerial positions with E.I. duPont de Nemours and Company.

  John S. Swartley joined the Company as a Vice President in July 1994 when the Company acquired Liquipure Technologies, Inc. Mr. Swartley had started a new business in 1988 with venture capital backing from Warburg, Pincus Capital Company, L.P., and made a series of water treatment company acquisitions that ultimately became Liquipure. From 1982 through 1987 he was at Olin Corporation as president of its consumer products group, which dealt mainly with pool chemicals. From 1965 through 1982 he was with General Foods in various marketing, development and management positions. He received a degree in chemical engineering from Lehigh University and an M.B.A. degree from Harvard Business School.

  Gerald E. Rogers was appointed Senior Vice President--Administration on September 28, 1993, having previously served as Senior Vice President-- Wastewater Group since December 8, 1992, and has been the senior operating officer of USF/Warrendale (formerly Lancy), since its acquisition by the Company in July 1991. He became General Manager of Lancy in April 1992. Mr. Rogers first joined Lancy in 1983 and has served in a number of positions, including Vice President, Controller and Director of Operations.

  Molly M. Tschang was appointed Vice President--Corporate Communications on December 1, 1993, having previously served as the Director of Marketing since joining the Company on April 28, 1992. From October 1990 through April 1992, Ms. Tschang was a management consultant with Deloitte & Touche and from September 1985 through June 1988 was employed in sales with IBM. Ms. Tschang received a B.S. degree in chemical engineering from Cornell University. Between her employment with IBM and Deloitte & Touche she completed an M.B.A. program at the John E. Anderson Graduate School of Management at UCLA.

  James R. Bullock has been President and Chief Executive Officer and a director of Laidlaw Inc. since October 1993. Prior thereto he was President and Chief Executive Officer of The Cadillac Fairview Corporation from 1987 to 1993. He is a director of Live Entertainment Inc. and Telemedia Inc.

  James E. Clark was President of Western Operations for Prudential Insurance from 1978 to June 1990. Since June 1990, he has been a consultant and a private investor. Mr. Clark is also a director of Asian Business Connection, Durotest Corporation, The Earth Technology Corporation and Managed Health Network, Inc. He is also a trustee of the Yul Brynner Foundation.

  John L. Diederich has been Executive Vice President--Chairman's Counsel for Aluminum Company of America ("Alcoa") since August 1991. Prior to assuming his present position, he had been Group Vice
President--Alcoa Metals and Chemicals since 1986 and a Vice President of Alcoa since 1982. Mr. Diederich is a trustee of Shadyside Hospital and a director of Copperweld Steel Company Industries and Alcoa Foundation.

  J. Atwood Ives is Chairman and Chief Executive Officer of Eastern Enterprises ("Eastern"). Prior to joining Eastern in 1991, he was Vice Chairman, Chief Financial Officer and Member of the Office of the Chairman for more than five years of General Cinema Corporation and since 1987 of The Neiman Marcus Group, Inc. He is a Trustee of the Museum of Fine Arts, Boston and a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company.

  Dr. Arthur B. Laffer has been Chairman and Chief Executive Officer of A.B. Laffer, V.A. Canto & Associates, an economic research and financial firm (and its predecessor, A.B. Laffer Associates), since founding the firm in 1979. He is also Chairman of Calport Asset Management, Inc., a money management firm. Dr. Laffer has been Chief Executive Officer of Laffer Advisors, Inc., a registered broker-dealer and investment advisor, since 1981. He was the Charles
B. Thornton Professor of Business Economics at the University of Southern California from 1976 through 1984, Distinguished University Professor at Pepperdine University from October 1984 to September 1987, and was a member of President Reagan's economic policy advisory board. Dr. Laffer received a B.A. degree in economics from Yale University and later received an M.B.A. degree and a Ph.D. in economics from Stanford University. He is a director of Lottery Enterprise, Inc., Master, Inc., Nicholas Applegate Mutual and Growth Equity Funds and Value Vision, Inc.

  Dr. Alfred E. Osborne, Jr. is Director of the Entrepreneurial Studies Center and Associate Professor of Business Economics at the John E. Anderson Graduate School of Management at UCLA. He has been on the UCLA faculty since 1972. Dr. Osborne was educated at Stanford University, where he earned a B.S. degree in electrical engineering, an M.B.A. in finance, a master's degree in economics and a Ph.D. in business-economics. He is a director of First Interstate Bank of California, Greyhound Lines, Inc., Nordstrom, Inc., ReadiCare, Inc., Seda Specialty Packaging Corporation and The Times Mirror Company.

  C. Howard Wilkins, Jr. served as the United States Ambassador to the Netherlands from June 1989 to July 10, 1992. Prior to being Ambassador and thereafter, Mr. Wilkins has been Chairman of the Board of Maverick Restaurant Corp., which owns and operates restaurants under franchise agreements, and Maverick Development Corp. He was Vice Chairman of Pizza Huts, Inc. until 1975. From 1981 to 1983 Mr. Wilkins served as a director of U.S. Synthetic Fuels Corporation. Mr. Wilkins received a B.A. degree from Yale University in 1960.

  The Board of Directors (the "Board") of the Company is currently fixed at ten directors and is divided into three classes, each of which consists of one-third of the total number of directors (or as nearly as possible). Each year one class is elected for a three-year term.

  All of the officers of the Company serve at the pleasure of the Board. There are no family relationships among any of the above directors and officers.

  Certain Voting Arrangements. Pursuant to the agreements whereby the Company acquired Ionpure from Eastern Enterprises in 1993, the Company agreed, so long as Eastern Associated Securities Corporation, or its affiliates (collectively with Eastern Enterprises, "Eastern"), own at least 5% of the Company's voting securities, to nominate J. Atwood Ives (or his successor at Eastern) for election to the Board and, so long as Eastern owns at least 10% of the Company's voting securities, Eastern has the right to designate a second member of the Board. The Company also agreed that Mr. Ives (or his successor) will be a member of the Audit Committee of the Board and that, upon request and with the consent of the Board, Mr. Ives will also be appointed to the Compensation Committee or any other committee of the Board, other than the Nominating Committee. Pursuant to the agreements whereby the Company acquired Smogless in September 1994, the Company agreed, so long as Laidlaw Inc. ("Laidlaw") owns at least 5% of the Company's voting securities, to nominate a person designated by Laidlaw for election to the Board. In addition, Eastern and Laidlaw agreed to vote all shares owned by them for the Board's nominees for election to the Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving the Company or any amendment to the Company's Certificate of Incorporation or By-laws.

  Eastern and Laidlaw have also agreed not to (i) solicit proxies in opposition to a recommendation of the Board, (ii) join a group for the purpose of acquiring, voting or disposing of voting securities of the Company or (iii) solicit stockholders for the approval of one or more stockholder proposals.

  Eastern and Laidlaw have each separately agreed not to acquire voting securities of the Company during the six-year period following the date of the Ionpure acquisition in the case of Eastern or the Smogless acquisition in the case of Laidlaw if, after the acquisition, its percentage share of the Company's voting power would exceed its percentage share on the date of consummation of the Ionpure or the Smogless acquisition, as the case may be, except under certain circumstances, including if any person makes (a) an offer to acquire voting securities of the Company that would result in such person owning 20% or more of the voting power of the Company or (b) a formal proposal for a business combination involving control of the Company, which proposal is either (i) not withdrawn or terminated or rejected by the Board within 30 days after such proposal is made, or (ii) accepted by the Board.

                             PRINCIPAL STOCKHOLDERS

  Set forth below is information as of March 31, 1995 concerning the ownership of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock by (i) all persons or entities known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock or Series A or Series B Preferred Stock, (ii) each director of the Company, (iii) certain executive officers and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated and subject to applicable community property and similar laws, each of the persons or entities named has sole voting and investment power with respect to the securities owned. The data presented below does not include shares that may be purchased pursuant to preemptive rights held by certain stockholders. See "Description of Capital Stock--Stock Purchase Rights."

                                                          COMMON STOCK
                                                      ------------------------
                                                      NUMBER OF     PERCENTAGE
                BENEFICIAL OWNERS(1)                  SHARES(2)     OF CLASS(2)
                --------------------                  ---------     ----------
Eastern Associated Securities Corporation(3)......... 3,041,092        20.0%
Laidlaw, Inc.(4)..................................... 2,965,829(5)     16.7%
The TCW Group, Inc.(6)...............................   860,975         5.4%
Warburg, Pincus Capital Company, L.P.(7)............. 1,813,079        11.9%
Richard J. Heckmann..................................   625,647         4.1%
Michael J. Reardon...................................   116,999(8)       *
Kevin L. Spence......................................    35,625          *
Tim L. Traff.........................................   142,222          *
Donald L. Bergmann...................................    18,750          *
Gerald E. Rogers.....................................    31,150          *
James R. Bullock(9)..................................     6,000(10)      *
James E. Clark.......................................    60,000          *
John L. Diederich(11)................................    19,500          *
J. Atwood Ives(12)...................................    19,500(13)      *
Arthur B. Laffer.....................................    48,000          *
Alfred E. Osborne, Jr................................    53,450          *
C. Howard Wilkins, Jr................................    87,000          *
All directors and executive officers as a group (19
 persons)............................................ 1,435,349         9.0%

                                                             PREFERRED STOCK
                                                          ----------------------
                                                            NUMBER    PERCENTAGE
                                                          OF SHARES    OF CLASS
                                                          ----------  ----------
Series A Convertible Preferred Stock
 Aluminum Company of America(14)......................... 880,000(15)   100.0%
Series B Convertible Preferred Stock
 Laidlaw, Inc............................................ 139,518(15)    75.3%
 Marfit S.p.A............................................  45,667(15)    24.7%

- --------
* Less than 1%

 (1) The address of each person listed in this table, except as otherwise noted, is c/o United States Filter Corporation, 73-710 Fred Waring Drive, Palm Desert, California 92260.

 (2) The number of shares shown includes shares that may be acquired upon the exercise of options or warrants or the conversion of outstanding convertible debentures within 60 days of the date of this Prospectus. Such numbers are as follows: Mr. Heckmann--155,625; Mr. Reardon--92,505; Mr. Traff--31,875; Mr. Bullock--6,000; Mr. Clark--36,000; Mr. Diederich-- 18,000; Mr. Ives--18,000; Mr. Laffer--36,000; Mr. Osborne--36,000; Mr.
     Wilkins--36,000; Mr. Bergmann--18,750; Mr. Rogers--31,150; Mr. Spence-- 35,625; all directors and executive officers as a group--686,394; Laidlaw Inc.--2,500,000; and The TCW Group, Inc.--860,975.

 (3) The address of Eastern Associated Securities Corporation is c/o Eastern Enterprises, 9 Riverside Road, Weston, Massachusetts 02193.

 (4) The address of Laidlaw Inc. is 3221 North Service Road, Burlington, Ontario, Canada L7R 3Y8.

  (5) Consists of 465,829 shares of Common Stock owned of record and 2,500,000 shares issuable upon exercise of warrants.

  (6) The address of TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

  (7) The address of Warburg, Pincus Capital Company, L.P. is 466 Lexington Avenue, New York, NY 10017.


  (8) Includes 1,800 shares that Mr. Reardon holds as trustee for the benefit of his father-in-law, and as to which Mr. Reardon disclaims beneficial ownership.

  (9) The address of Mr. Bullock is c/o Laidlaw Inc., 3221 North Service Road, Burlington, Ontario, Canada L7R 3Y8.

 (10) Excludes 2,965,829 shares that are beneficially owned by Laidlaw Inc., of which Mr. Bullock is the President and Chief Executive Officer.

 (11) The address of Mr. Diederich is c/o Aluminum Company of America, Alcoa Building, 425 Sixth Avenue, Pittsburgh, Pennsylvania 15219.

 (12) The address of Mr. Ives is c/o Eastern Enterprises, 9 Riverside Road, Weston, Massachusetts 02193.

 (13) Excludes 3,041,092 shares that are beneficially owned by Eastern Enterprises, of which Mr. Ives is the Chairman and Chief Executive Officer.

 (14) The address of Aluminum Company of America is Alcoa Building, 425 Sixth Avenue, Pittsburgh, Pennsylvania 15219.

 (15) Each share of Series A and Series B Preferred Stock is convertible into
      1.5 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

  General. As of March 31, 1995, the Company was authorized to issue 75,000,000 shares of Common Stock, par value $.01 per share, of which 15,219,066 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which 880,000 shares have been designated Series A Preferred Stock and were issued and outstanding and of which 250,000 shares have been designated Series B Preferred Stock and 185,185 shares were issued and outstanding. Of the unissued shares of Common Stock, 1,320,000 shares were reserved for issuance upon conversion of the Series A Preferred Stock, 277,777 shares were reserved for issuance upon conversion of the Series B Preferred Stock, 2,500,000 shares were reserved for issuance upon the exercise of outstanding warrants that are exercisable until August 31, 2001 at an exercise price of $18.00 per share (payable only by delivery of notes issued with such warrants in the principal amount of the exercise price of such warrants), 2,926,829 shares were reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures due 2000, an aggregate of 1,601,676 shares were reserved for issuance pursuant to the Company's 1991 Employee Stock Option Plan, and 363,000 shares were reserved for issuance pursuant to the Company's 1991 Directors Stock Option Plan.

  Common Stock. The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of more than 50% of the shares (including both common and voting preferred shares) voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or a winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock being sold in the Offering will be, fully paid and nonassessable.

  Preferred Stock. Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. The Company has no current plans for the issuance of any additional shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company.

  Series A Voting Cumulative Preferred Stock. Each share of Series A Preferred Stock is currently convertible into 1.5 shares of Common Stock subject to certain events, and votes together with the Common Stock on an "as converted" basis, except with respect to certain actions for which the Series A Preferred Stock is entitled to vote as a class. The Series A Preferred Stock automatically converts into Common Stock if the closing price of the Common Stock is at least $25.00 for a period of 60 consecutive calendar days. A cumulative dividend is payable on the Series A Preferred Stock at the rate of $.812 per share annually. The Series A Preferred Stock has a preference in liquidation over holders of common stock of $25 per share plus accrued dividends. The Company, at its option, may redeem shares of the Series A Preferred Stock, subject to certain conditions, at a price of $30 per share plus accrued dividends. Reacquired or redeemed shares are required to be retired and canceled.

  Series B Voting Convertible Preferred Stock. Each share of Series B Preferred Stock is currently convertible into 1.5 shares of Common Stock, and votes together with the Common Stock on an "as converted" basis, except with respect to certain matters on which the Series B Preferred Stock is entitled to vote as a class. No dividend is payable on the Series B Preferred Stock. The Series B Preferred Stock has a preference in liquidation over holders of Common Stock of $27.00 per share. After August 31, 1997, at any time the current market price per share of the Common Stock on the date of the notice of redemption is not less than $24.67, the Company, at its option, may redeem shares of the Series B Preferred Stock at prices ranging from $27.77 in 1997 to $27.00 in 2001. Each share of Series B Preferred Stock outstanding on August 31, 2001 will be automatically converted into that number of shares of Common Stock equal to the quotient obtained by dividing $18.00 by the current market price per share of Common Stock on the date of conversion.

  Stock Purchase Rights. Eastern and its affiliates, which currently hold 3,041,092 shares of Common Stock, Laidlaw, which currently holds 2,965,829 shares of Common Stock and 139,518 shares of Series B Convertible Preferred Stock, and Alcoa, which currently holds 880,000 shares of Series A Convertible Preferred Stock, have certain rights to purchase voting securities of the Company in order to maintain their respective percentage voting interests. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event the Company proposes to sell or issue shares of voting securities, each of these holders has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain such holder's percentage interest in the voting securities of the Company, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, these holders have other purchase rights with respect to sales or issuances of securities by the Company at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

  Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation (the "Certificate") places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Certificate), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required.

  The Certificate and the Company's Bylaws provide that the Board of Directors shall fix the number of directors. Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

  Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

  These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summarizes the material long-term indebtedness of the Company. At December 31, 1994, the Company's total consolidated long-term debt (including current maturities), after giving effect to the Offering being made hereby and the application of the net proceeds therefrom as described in "Use of Proceeds," accounted for 37.4% of its total capitalization. See "Capitalization." The summary is not a complete description of such indebtedness. Copies of the material agreements relating to such indebtedness have been filed with the Commission, and the description set forth herein is qualified in its entirety by reference to such agreements.

  5% Convertible Subordinated Debentures Due 2000. The Company has outstanding $60,000,000 principal amount of 5% Convertible Subordinated Debentures due 2000 (the "5% Debentures"). Interest on the 5% Debentures is payable semi-annually. The 5% Debentures are redeemable in whole or in part at the option of the Company at any time on or after October 25, 1996 at a price, expressed as a percentage of the principal amount, ranging from 102.86% in 1996 to 100.71% in 1999, plus accrued interest. Upon certain changes in control of the Company, holders of 5% Debentures have the right to require the Company to repurchase all or a portion of their 5% Debentures at 100% of principal amount plus accrued interest. The 5% Debentures are convertible into Common Stock, currently at a conversion price of $20.50 per share, subject to adjustment upon the occurrence of certain events. The Company has filed and is maintaining the effectiveness of a shelf registration statement covering resales by the holders of all 5% Debentures and the Common Stock issuable upon conversion thereof.

  Subordinated Notes Due 2001 and Common Stock Purchase Warrants. Ionpure Technologies, S.r.L. ("Ionpure Italy"), a wholly-owned subsidiary of the Company, has outstanding $45,000,000 of subordinated promissory notes due August 31, 2001 (the "Notes"), guaranteed by the Company. The Notes bear interest at 6.5% for the period January 1, 1995 through September 30, 1995 and 4.5% per annum thereafter, provided that the interest rate shall increase by 1% per annum for any fiscal quarter in which the Company's debt-to-equity ratio exceeds two-to-one. Interest on the Notes is payable quarterly. The Notes are subordinated to all of the Company's existing and future Senior Indebtedness (as defined in the Notes). If none of the 5% Debentures remain outstanding, the notes are redeemable in whole or in part at the option of Ionpure Italy at any time after August 31, 1997, at a price, expressed as a percentage of the principal amount, ranging from 102.86% in 1997 to 100.71% in 2000, plus accrued interest. Upon certain changes in control of the Company, the holders of the Notes have the right, subject to certain restrictions and conditions, to require the Company to repurchase their Notes at 100% of principal amount plus accrued interest.

  The related Common Stock Purchase Warrants (the "Warrants") are exercisable at any time through August 31, 2001, currently at an exercise price of $18.00 per share. Payment of such exercise price may be made only through the delivery of Notes in the principal amount of the exercise price. The exercise price of the Warrants is subject to adjustment in the event of certain corporate actions such as a stock dividend or a subdivision of the Common Stock or if the Company issues to substantially all of its holders of Common Stock rights or warrants to acquire Common Stock at a price per share below the then current market price per share of Common Stock. Subject to the restrictions imposed under the Securities Act, the Warrants are transferable, but only together with Notes in a principal amount equal to the exercise price of the Warrants being transferred. In addition, the Warrants may not be transferred in an offering not registered under the Securities Act to any person or group who would immediately thereafter own more than 5% of the voting power of the Company's voting securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

  There were 15,219,066 shares of Common Stock outstanding as of March 31, 1995, of which 53,322 shares were "restricted securities" subject to restrictions set forth in Rule 144 adopted under the Securities Act. Of these shares, 39,214 may be sold under Rule 144 (subject to volume and manner of sales restrictions) and the remaining 14,108 shares may not be sold pursuant to Rule 144 prior to the expiration of their various two-year holding periods.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 212,191 shares following the issuance of the 6,000,000 shares offered hereby, assuming no exercise of outstanding options or warrants or conversion of Debentures or Preferred Stock) or (ii) the average weekly trading volume of the outstanding shares of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not an "affiliate" of the Company during the 90 days preceding a proposed sale by such person and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the volume, manner or sale or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly controls, or is controlled by, or is under common control with such issuer.

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

  Registration Rights. The Company has entered into registration rights agreements with various holders of its securities, including (i) Aluminum Company of America as to its Series A Preferred Stock and the shares of Common Stock issuable upon conversion thereof, (ii) Laidlaw Inc. and others as to the Common Stock issuable upon conversion of their Series B Preferred Stock and exercise of their stock purchase warrants, (iii) Eastern Enterprises as to the Common Stock it acquired in the sale of Ionpure to the Company, (iv) Warburg, Pincus Capital Company, L.P. and others as to the Common Stock they acquired in the sale of Liquipure to the Company, and (v) holders of its 5% Convertible Subordinated Debentures and the Common Stock issuable upon conversion thereof. Under these agreements, these holders have certain rights to request the Company to register part or all of their Common Stock and, in the case of Alcoa, its Series A Preferred Stock under the Securities Act. In addition, if the Company proposes to register any of its securities under the Securities Act, these holders are entitled to include certain percentages of their shares in such registration, provided that, among other conditions, the underwriters of any offering have the right to limit the number of shares included in such registration. Pursuant to the provisions of three of these agreements, the Company has filed and is maintaining the effectiveness of shelf registration statements covering resales of Common Stock by Eastern Enterprises and by Warburg, Pincus Capital Company, L.P. and the other sellers of Liquipure and resales of the 5% Convertible Subordinated Debentures and the Common Stock issuable upon conversion thereof by the holders thereof. The existence of these registration rights may facilitate the resale of the shares covered thereby.

                                  UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below:

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      PaineWebber Incorporated........................................
                                                                       ---------
        Total......................................................... 6,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligation of the several Underwriters to purchase shares of Common Stock is subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to
exceed $     per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $     per share to any other Underwriter
and certain other dealers. After the public offering of the shares of Common Stock, the public offering price and other selling terms may be changed by the Representatives.

  The Company has granted to the Underwriters an option to purchase up to an aggregate of 900,000 additional shares of Common Stock, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the table above.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The shares of Common Stock offered hereby will be listed on the New York Stock Exchange under the symbol "USF."

  The Company, its officers, directors and certain stockholders, who collectively are the beneficial owners of an aggregate of 8,762,270 shares of Common Stock, have agreed with the Underwriters, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of the Representatives, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock, or enter into any agreement to do any of the foregoing, for a period of 90 days after the date of this Prospectus.

  Certain stockholders of the Company holding preemptive rights, see "Description of Capital Stock--Stock Purchase Rights," have expressed an interest in purchasing shares of Common Stock in the Offering at the public offering price. The number of shares available for sale to the general public would be reduced to the extent such stockholders purchase any such shares.

  The Company has agreed to pay Donaldson, Lufkin & Jenrette Securities Corporation a customary financial advisory fee and out-of-pocket expenses in connection with the Company's acquisition of AIW. Donaldson, Lufkin & Jenrette Securities Corporation also has agreed with the Company that it will have certain rights but not obligations to perform certain other services for the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1994 and 1993 and for each of the three years in the period ended March 31, 1994, except for the financial statements of Liquipure Technologies, Inc. and its subsidiaries, as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, have been audited by KPMG Peat Marwick LLP as stated in their report appearing herein and elsewhere in the Registration Statement. The consolidated financial statements of Liquipure Technologies, Inc. and its subsidiaries, which have been consolidated with those of the Company, have been audited by Ernst & Young LLP as stated in their report included herein. Such financial statements of the Company and its consolidated subsidiaries are included herein in reliance upon the report of such firms. Both of the foregoing accounting firms are independent auditors.

  The financial statements of Arrowhead Industrial Water Division of The BFGoodrich Company as of December 31, 1993 and 1994 and for the three years in the period ended December 31, 1994 included in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

  The financial statements of The Permutit Company Limited as of March 31, 1993 and 1994 and for the years then ended, included in this Prospectus, have been audited by Coopers & Lybrand, independent public accountants, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy materials and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy materials and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy materials and other information may be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Dorrie Osborne at the Company at 73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260 (telephone number: (619) 340-0098).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company (Commission File No. 1-10728) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1994, September 30, 1994 and December 31, 1994; and (c) the Company's current reports on Form 8-K dated December 1, 1993, February 10, 1994, May 2, 1994, May 10, 1994, June 10, 1994, June 17, 1994, July 8, 1994,
July 26, 1994, August 10, 1994, September 1, 1994, September 19, 1994, October 4, 1994, November 8, 1994, December 2, 1994, December 16, 1994, January 13,
1995, January 20, 1995, February 8, 1995, February 27, 1995, March 2, 1995,
March 17, 1995 and April 3, 1995 (two reports on that date), and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1994.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNITED STATES FILTER CORPORATION:
Independent Auditors' Report--KPMG Peat Marwick LLP.......................  F-1
Report of Independent Auditors--Ernst & Young LLP.........................  F-2
  Consolidated Balance Sheets as of March 31, 1993 and 1994 and December
   31, 1994
   (unaudited)............................................................  F-3
  Consolidated Statements of Operations for the years ended March 31,
   1992, 1993 and 1994 and the nine months ended December 31, 1993 and
   1994 (unaudited).......................................................  F-4
  Consolidated Statements of Shareholders' Equity for the years ended
   March 31, 1992, 1993 and 1994 and the nine months ended December 31,
   1994 (unaudited).......................................................  F-5
  Consolidated Statements of Cash Flows for the years ended March 31,
   1992, 1993 and 1994 and the nine months ended December 31, 1994
   (unaudited)............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9
ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY:
Report of Independent Auditors--Ernst & Young LLP......................... F-29
  Statement of Assets to be Acquired and Liabilities to be Assumed as of
   December 31, 1994 and 1993............................................. F-30
  Statement of Revenues and Expenses for the years ended December 31,
   1994, 1993 and 1992.................................................... F-31
  Notes to Financial Statements........................................... F-32
THE PERMUTIT COMPANY LIMITED:
Report of Coopers & Lybrand............................................... F-36
  Profit and Loss Account................................................. F-37
  Balance Sheets as of March 31, 1994 and 1993............................ F-38
  Notes to Financial Statements........................................... F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
United States Filter Corporation:

  We have audited the accompanying consolidated balance sheets of United States Filter Corporation and subsidiaries as of March 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Liquipure Technologies, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 15 percent and 5 percent in 1993 and 1994, respectively, and total revenues constituting 34 percent, 21 percent and 18 percent in 1992, 1993 and 1994, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Liquipure Technologies, Inc., is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United States Filter Corporation and subsidiaries as of March 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1994, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Orange County, California
June 3, 1994, except as to the
acquisition of Liquipure
Technologies, Inc., which is
as of July 8, 1994, and the
common stock split, which is
as of December 5, 1994.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Liquipure Technologies, Inc.

  We have audited the consolidated balance sheets of Liquipure Technologies, Inc. (the "Company") as of December 31, 1993 and 1992, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 31, 1993, 1992 and 1991 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liquipure Technologies, Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for the years ended December 31, 1993, 1992 and 1991 in conformity with generally accepted accounting principles.


                                            /s/ Ernst & Young LLP
                                            ---------------------
                                            Ernst & Young LLP

Stamford, Connecticut
April 15, 1994

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

           MARCH 31, 1993 AND 1994 AND DECEMBER 31, 1994 (UNAUDITED)

                                               MARCH 31,
                                        -------------------------  DECEMBER 31,
                                            1993         1994          1994
                ASSETS                  ------------  -----------  ------------
                                                                   (UNAUDITED)
Current assets:
 Cash and cash equivalents (note 2)...  $  2,939,000   18,031,000    11,893,000
 Short-term investments (note 3)......           --    15,625,000     7,624,000
 Accounts receivable, less allowance
  for doubtful accounts of $1,163,000
  at March 31, 1993 and $1,857,000 at
  March 31, 1994 and $2,479,000 at
  December 31, 1994 (unaudited)
  (notes 10 and 11)...................    27,437,000   42,652,000    87,325,000
 Costs and estimated earnings in
  excess of billings on uncompleted
  contracts
  (note 10)...........................     9,567,000   22,172,000    20,206,000
 Inventories (note 4).................    14,922,000   24,608,000    36,623,000
 Prepaid expenses.....................     1,162,000    1,643,000     4,853,000
 Deferred taxes (note 14).............           --     2,598,000     2,598,000
 Other current assets.................     3,134,000    2,881,000     2,097,000
                                        ------------  -----------  ------------
   Total current assets...............    59,161,000  130,210,000   173,219,000
                                        ------------  -----------  ------------
Property, plant and equipment, net
 (notes 5 and 11).....................    38,969,000   51,080,000    63,440,000
Investment in leasehold interest (note
 6)...................................           --    15,766,000    21,634,000
Deferred taxes (note 14)..............           --     1,208,000           --
Cost in excess of net assets of busi-
 nesses acquired, net (notes 7 and 9)     20,586,000   51,199,000    97,510,000
Other assets (note 8).................     2,462,000    3,722,000    17,960,000
                                        ------------  -----------  ------------
                                        $121,178,000  253,185,000   373,763,000
                                        ============  ===========  ============
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable.....................  $ 13,928,000   21,528,000    28,812,000
 Accrued liabilities (note 13)........    16,778,000   29,063,000    40,567,000
 Current portion of long-term debt
  (note 11)...........................       985,000    2,111,000     1,078,000
 Notes payable (note 11)..............     2,089,000    7,114,000    23,818,000
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts (note 10).................       563,000    1,946,000    15,715,000
 Other current liabilities............     1,347,000    2,430,000     7,769,000
                                        ------------  -----------  ------------
   Total current liabilities..........    35,690,000   64,192,000  117,759,0000
                                        ------------  -----------  ------------
Long-term debt, excluding current
 portion (note 11)....................     4,027,000    2,802,000     7,936,000
Convertible subordinated debt (note
 12)..................................           --    60,000,000   105,000,000
Deferred taxes (note 14)..............            -            -      5,774,000
Other liabilities.....................     1,830,000      581,000     3,620,000
                                        ------------  -----------  ------------
   Total liabilities..................    41,547,000  127,575,000   240,089,000
                                        ------------  -----------  ------------
Shareholders' equity (note 15):.......
 Series A voting cumulative
  convertible preferred stock, $.10
  par value, $25 liquidation
  preference; 880,000 shares
  authorized and issued at March 31,
  1993 and 1994.......................    22,071,000   22,071,000    22,071,000
 Series B voting convertible
  preferred stock, $.10 par value,
  $27 liquidation preference; 250,000
  shares authorized; 185,185 shares
  outstanding at December 31, 1994
  (unaudited).........................            -            -      3,506,000
 Common stock par value $.01;
  25,000,000 shares authorized;
  11,081,507 and 14,296,209 shares
  issued and 14,990,868 outstanding
  at March 31, 1993, 1994 and
  December 31, 1994 (unaudited),
  respectively........................        74,000       95,000       150,000
 Additional paid-in capital...........    79,456,000  129,216,000   128,496,000
 Currency translation adjustment......       304,000     (256,000)      215,000
 Accumulated deficit..................   (22,274,000) (25,516,000)  (20,764,000)
                                        ------------  -----------  ------------
   Total shareholders' equity.........    79,631,000  125,610,000   133,674,000
Commitments and contingencies (notes
 11, 15, 16 and 18)...................
                                        ------------  -----------  ------------
                                        $121,178,000  253,185,000   373,763,000
                                        ============  ===========  ============

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                 YEAR ENDED MARCH 31,                 DECEMBER 31,
                          -------------------------------------  ------------------------
                             1992         1993         1994         1993         1994
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues................  $62,840,000  128,376,000  180,421,000  118,812,000  194,453,000
Costs of sales..........   48,259,000   93,896,000  132,811,000   87,311,000  139,164,000
                          -----------  -----------  -----------  -----------  -----------
Gross profit............   14,581,000   34,480,000   47,610,000   31,501,000   55,289,000
Selling, general and ad-
 ministrative expenses..   20,871,000   33,832,000   52,484,000   29,129,000   45,819,000
                          -----------  -----------  -----------  -----------  -----------
Operating income (loss).  (6,290,000)      648,000  (4,874,000)    2,372,000    9,470,000
Other income (expense):
Interest expense........   (1,016,000)  (1,327,000)  (2,077,000)  (1,091,000)  (3,632,000)
Interest and other in-
 come...................      770,000      639,000    1,174,000      247,000    1,641,000
                          -----------  -----------  -----------  -----------  -----------
                             (246,000)    (688,000)    (903,000)    (844,000)  (1,991,000)
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before in-
 come taxes and extraor-
 dinary item............   (6,536,000)     (40,000)  (5,777,000)   1,528,000    7,479,000
Income taxes (note 14)..       51,000      298,000   (3,236,000)     549,000    2,056,000
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before ex-
 traordinary item.......   (6,587,000)    (338,000)  (2,541,000)     979,000    5,423,000
Extraordinary item--for-
 giveness of debt (note
 18)....................          --       405,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $(6,587,000)      67,000   (2,541,000)     979,000    5,423,000
                          ===========  ===========  ===========  ===========  ===========
Income (loss) per common
 share (primary and
 fully diluted) (notes 1
 and 15):
Income (loss) before ex-
 traordinary item (after
 reduction for dividends
 and accretions on pre-
 ferred stock of $.04,
 $.13 and $.06 for the
 years ended March 31,
 1992, 1993 and 1994,
 respectively, and $.05
 and $.03 for the nine
 months ended December
 31, 1993 and 1994 (un-
 audited), respective-
 ly)....................  $      (.88)        (.16)        (.26)         .04          .33
Extraordinary item......          --           .04          --           --           --
                          -----------  -----------  -----------  -----------  -----------
Net income (loss) per
 common share...........  $      (.88)        (.12)        (.26)         .04          .33
                          ===========  ===========  ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
            AND THE NINE MONTHS ENDED DECEMBER 31, 1994 (UNAUDITED)

                              CONVERTIBLE
                            PREFERRED STOCK         COMMON STOCK
                          ---------------------  ------------------- ADDITIONAL  CURRENCY
                          NUMBER OF              NUMBER OF            PAID-IN   TRANSLATION ACCUMULATED
                           SHARES      AMOUNT      SHARES    AMOUNT   CAPITAL   ADJUSTMENT    DEFICIT       TOTAL
                          ---------  ----------  ----------  ------- ---------- ----------- -----------  -----------
Balance at March 31,
 1991, as previously re-
 ported.................   888,000   $   89,000   3,637,260  $24,000 10,256,000       --    (4,921,000)    5,448,000
Restatement for acquisi-
 tion of Liquipure, ac-
 quired through pooling
 of interests (note 9)..       --           --    1,852,221   12,000 24,801,000       --     (9,402,000)  15,411,000
                          --------   ----------  ----------  ------- ----------   -------   -----------  -----------
Balance at March 31,
 1991, restated.........   888,000       89,000   5,489,481   36,000 35,057,000       --    (14,323,000)  20,859,000
Conversion of fractional
 shares due to reverse
 stock split............       --           --       (2,497)     --         --        --            --           --
Conversion of preferred
 stock (note 15)........  (888,000)     (89,000)    710,382    5,000     84,000       --            --           --
Conversion of convert-
 ible debentures........       --           --       31,999      --     200,000       --            --       200,000
Shares issued through
 public offering, net of
 offering costs of
 $1,887,000 (note 15)...       --           --    2,415,000   16,000 17,820,000       --            --    17,836,000
Issuance of preferred
 stock in connection
 with acquisition (note
 15)....................   880,000   21,300,000         --       --         --        --            --    21,300,000
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (note 15)..............       --           --          --       --      64,000       --            --        64,000
Exercise of common stock
 warrants (note 15).....       --           --       82,479    1,000     81,000       --            --        82,000
Accretion of dividends
 on preferred stock.....       --       154,000         --       --         --        --       (154,000)         --
Net loss................       --           --          --       --         --        --     (6,587,000)  (6,587,000)
                          --------   ----------  ----------  ------- ----------   -------   -----------  -----------
Balance at March 31,
 1992...................   880,000   21,454,000   8,726,844   58,000 53,306,000       --    (21,064,000)  53,754,000
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (note 15)..............       --           --          --       --      55,000       --            --        55,000
Exercise of common stock
 options (note 15)......       --           --       45,300    1,000    208,000       --            --       209,000
Shares issued through
 public offering, net of
 offering costs of
 $2,064,000 (note 15)...       --           --    2,250,000   15,000 25,297,000       --            --    25,312,000
Shares issued to employ-
 ee.....................       --           --          805      --      14,000       --            --        14,000
Dividends paid on pre-
 ferred stock (note 15).       --           --          --       --         --        --       (660,000)    (660,000)
Issuance of common stock
 related to redemption
 of minority interest
 (note 9)...............       --           --       26,559      --     376,000       --            --       376,000
Conversion of convert-
 ible debentures........       --           --       31,999      --     200,000       --            --       200,000
Accretion of dividends
 on preferred stock.....       --       617,000         --       --         --        --       (617,000)         --
Currency translation ad-
 justment...............       --           --          --       --         --    304,000           --       304,000
Net income..............       --           --          --       --         --        --         67,000       67,000
                          --------   ----------  ----------  ------- ----------   -------   -----------  -----------
Balance at March 31,
 1993...................   880,000   22,071,000  11,081,507   74,000 79,456,000   304,000   (22,274,000)  79,631,000
                                                                                                         (Continued)

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
            AND THE NINE MONTHS ENDED DECEMBER 31, 1994 (UNAUDITED)

                               CONVERTIBLE
                             PREFERRED STOCK       COMMON STOCK
                          --------------------- ------------------- ADDITIONAL    CURRENCY
                          NUMBER OF             NUMBER OF             PAID-IN    TRANSLATION ACCUMULATED
                           SHARES     AMOUNT      SHARES    AMOUNT    CAPITAL    ADJUSTMENT    DEFICIT       TOTAL
                          --------- ----------- ---------- -------- -----------  ----------- -----------  -----------
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (note 15)..............        --          --         --       --       80,000        --            --        80,000
Exercise of common stock
 options (note 15)......        --          --     157,954    1,000   1,254,000        --            --     1,255,000
Issuance of common stock
 in connection with
 acquisitions (note 9)..        --          --   3,056,748   20,000  48,469,000        --            --    48,489,000
Dividends paid on
 preferred stock (note
 15)....................        --          --         --       --          --         --       (701,000)    (701,000)
Shareholders' equity
 transactions of
 Liquipure prior to
 merger.................        --          --         --       --      (43,000)       --            --       (43,000)
Currency translation
 adjustment.............        --          --         --       --          --    (560,000)          --      (560,000)
Net loss................        --          --         --       --          --         --     (2,541,000)  (2,541,000)
                          --------- ----------- ---------- -------- -----------   --------   -----------  -----------
Balance at March 31,
 1994...................    880,000  22,071,000 14,296,209   95,000 129,216,000   (256,000)  (25,516,000) 125,610,000
Net loss of Liquipure
 for the three months
 ended March 31, 1994...        --          --         --       --          --         --       (313,000)    (313,000)
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (unaudited)............        --          --         --       --       72,000        --            --        72,000
Exercise of common stock
 options (unaudited)....        --          --      44,571    1,000     484,000        --            --       485,000
Issuance of common stock
 in connection with
 acquisitions
 (unaudited) (note 9)...        --          --     591,088    4,000   7,197,000        --            --     7,201,000
Reduction in valuation
 of common stock issued
 in connection with
 Ionpure acquisition
 (unaudited)............        --          --         --       --   (9,123,000)       --            --    (9,123,000)
Dividends paid on
 preferred stock
 (unaudited) (note 15)..        --          --         --       --          --         --       (358,000)    (358,000)
Preferred stock issued
 in connection with
 acquisition of Smogless
 (unaudited) (note 9)...    185,185   3,506,000        --       --          --         --            --     3,506,000
Issuance of common stock
 to pay off indebtedness
 (unaudited)............        --          --      59,000      --      700,000        --            --       700,000
Currency translation
 adjustment (unaudited).        --          --         --       --          --     471,000           --       471,000
Par value of shares
 issued in connection
 with a three-for-two
 stock split (unaudited)
 (note 15)..............        --          --         --    50,000     (50,000)       --            --           --
Net income (unaudited)..        --          --         --       --          --         --      5,423,000    5,423,000
                          --------- ----------- ---------- -------- -----------   --------   -----------  -----------
Balance at December 31,
 1994 (unaudited).......  1,065,185 $25,577,000 14,990,868 $150,000 128,496,000    215,000   (20,764,000) 133,674,000
                          ========= =========== ========== ======== ===========   ========   ===========  ===========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                YEAR ENDED MARCH 31,                 DECEMBER 31,
                         -------------------------------------  -----------------------
                            1992         1993         1994         1993         1994
                         -----------  -----------  -----------  -----------  ----------
                                                                     (UNAUDITED)
Cash flows from operat-
ing activities:
 Net income (loss)...... $(6,587,000)      67,000   (2,541,000)     979,000   5,423,000
 Adjustments to recon-
 cile net income (loss)
 to net cash provided
 by (used in) operating
 activities:
 Extraordinary item--
 forgiveness of debt....         --      (405,000)         --           --          --
 Deferred income taxes..         --           --    (3,806,000)         --      300,000
 Depreciation and amor-
 tization...............   2,067,000    4,352,000    7,015,000    4,708,000   7,604,000
 Decrease in minority
 interest...............         --       (20,000)         --           --          --
 Gain on extinguishment
 of debt................         --      (119,000)         --           --          --
 Interest converted to
 equity.................         --       310,000          --           --          --
 Provision for doubtful
 accounts...............     129,000       90,000      661,000       83,000     100,000
 (Gain) loss on sale of
 property and equip-
 ment...................      58,000       (5,000)      (5,000)      (5,000)     (2,000)
 Stock and stock option
 compensation...........      64,000       69,000       80,000       48,000      72,000
 Writeoff of goodwill...         --           --     3,738,000          --          --
  Change in operating
  assets and liabili-
  ties:
    (Increase) decrease
    in accounts receiv-
    able................   2,313,000   (2,546,000)  (8,504,000)  (4,135,000)    245,000
    (Increase) decrease
    in costs and esti-
    mated earnings in
    excess of billings
    on uncompleted con-
    tracts..............  (2,493,000)  (5,099,000) (12,100,000)  (7,276,000)  1,981,000
    (Increase) decrease
    in inventories......     413,000   (1,079,000)  (1,964,000)  (4,569,000) (8,226,000)
    (Increase) decrease
    in prepaid expenses
    and other assets....     192,000   (3,296,000)     894,000   (1,466,000) (3,533,000)
    Increase (decrease)
    in accounts payable
    and accrued ex-
    penses..............   4,693,000   (2,547,000)   7,625,000   (1,169,000) (9,299,000)
    Increase (decrease)
    in billings in ex-
    cess of costs and
    estimated earnings
    on uncompleted con-
    tracts..............  (1,153,000)  (1,094,000)   1,384,000    2,017,000   2,561,000
    Increase (decrease)
    in other liabili-
    ties................     (46,000)    (560,000)      (3,000)     617,000  (5,173,000)
                         -----------  -----------  -----------  -----------  ----------
   Net cash used in op-
   erating activities...    (350,000) (11,882,000)  (7,526,000) (10,168,000) (7,947,000)
                         -----------  -----------  -----------  -----------  ----------
Cash flows from invest-
ing activities:
 Investment in leasehold
 interest...............         --           --   (15,766,000)         --   (6,358,000)
 Purchase of property,
 plant and equipment....  (1,977,000)  (4,101,000)  (6,930,000)  (4,699,000) (8,658,000)
 Proceeds from disposal
 of equipment...........      16,000       29,000      182,000       54,000     238,000
 Purchase of minority
 interest...............         --      (345,000)         --           --          --
 Purchase of short-term
 investments............         --           --   (15,625,000)         --          --

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                 YEAR ENDED MARCH 31,                DECEMBER 31,
                          -------------------------------------  ----------------------
                             1992         1993         1994         1993        1994
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
Sale of short-term in-
vestments...............          --           --           --          --    8,001,000
Payment for purchase of
acquisitions (net of
cash acquired)..........   (4,885,000)  (9,088,000)    (362,000) (4,678,000) (1,755,000)
                          -----------  -----------  -----------  ----------  ----------
   Net cash used in in-
   vesting activities...   (6,846,000) (13,505,000) (38,501,000) (9,323,000) (8,532,000)
                          -----------  -----------  -----------  ----------  ----------
Cash flows from financ-
ing activities:
 Net proceeds from sale
 of common stock........   17,836,000   32,412,000          --      755,000         --
 Net proceeds from sale
 of convertible subordi-
 nated debentures.......          --           --    57,923,000  58,042,000         --
 Proceeds from exercise
 of common stock options
 and warrants...........       82,000      209,000    1,242,000         --      485,000
 Principal payments on
 debt...................   (4,206,000) (13,841,000)    (651,000)    (66,000) (4,471,000)
 Dividends paid on pre-
 ferred stock...........          --      (660,000)    (701,000)   (343,000)   (357,000)
 Principal payments and
 buyout of capital lease
 obligations............      (66,000)  (5,331,000)         --          --          --
 Proceeds from
 borrowings on note pay-
 able...................    3,250,000    1,779,000    3,306,000   2,493,000  14,684,000
                          -----------  -----------  -----------  ----------  ----------
   Net cash provided by
   financing activities.   16,896,000   14,568,000   61,119,000  60,881,000  10,341,000
                          -----------  -----------  -----------  ----------  ----------
Net increase (decrease)
in cash.................    9,700,000  (10,819,000)  15,092,000  41,390,000  (6,138,000)
Cash and cash equiva-
lents at beginning of
period..................    4,058,000   13,758,000    2,939,000   2,939,000  18,031,000
                          -----------  -----------  -----------  ----------  ----------
Cash and cash equiva-
lents at end of period..  $13,758,000    2,939,000   18,031,000  44,329,000  11,893,000
                          ===========  ===========  ===========  ==========  ==========
Supplemental disclosures
of cash flow informa-
tion:
 Cash paid during the
 period for interest....  $   571,000    1,323,000      775,000     353,000   3,972,000
                          ===========  ===========  ===========  ==========  ==========
 Cash paid during the
 period for income tax-
 es.....................  $   230,000      199,000      294,000      64,000     111,000
                          ===========  ===========  ===========  ==========  ==========
Noncash investing and
financing activities
consisted of the follow-
ing:
 Common stock issued:
 Conversion of pre-
 ferred stock...........  $    89,000          --           --          --          --
 Conversion of deben-
 tures..................      200,000      200,000          --          --          --
 Forgiveness of indebt-
 edness.................          --       405,000          --          --          --
 Property, plant and
 equipment acquired un-
 der long-term
 borrowings.............          --     2,859,000          --          --          --
                          -----------  -----------  -----------  ----------  ----------
                          $   289,000    3,464,000          --          --          --
                          ===========  ===========  ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries (see note 9). All significant intercompany accounts and transactions have been eliminated in consolidation.

 Method of Accounting for Contracts

  The accounting records of the Company are maintained and income is reported for financial reporting and income tax purposes for long-term contracts under the percentage-of-completion method of accounting.
Under this method, an estimated percentage for each contract, based on the cost of work performed to date that has contributed to contract performance compared to the total estimated cost, is applied to total estimated revenue. No amount is taken into income until a contract has reached a stage of completion sufficient to reasonably determine, in the opinion of management, the ultimate realizable profit. Provision is made for the entire amount of future estimated losses on contracts in progress in the period in which such losses are determined. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed, except where contract terms specifically provide for certain claims.

  Contract costs include all direct material and labor and those indirect costs related to contract performance. General and administrative expenses are charged to expense as incurred.

 Income Taxes

  In 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see note 14).

  Prior to 1992, the provision for income taxes was based on income and expenses included in the accompanying consolidated statements of operations. Differences between taxes so computed and taxes payable under applicable statutes and regulations were classified as deferred taxes arising from timing differences.

  United States income taxes are not provided on the undistributed earnings of the foreign subsidiaries as such earnings are intended to be indefinitely reinvested in those operations.

 Foreign Currency Translation

  In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end, and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included as a separate component of shareholders' equity. The transaction gains and losses included in income are immaterial.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which range from 3 to 25 years. Leasehold improvements are amortized on the straight-line method over the remaining lease term.

 Cost in Excess of Net Assets of Businesses Acquired

  Cost in excess of net assets of businesses acquired is amortized on the straight-line method over a 20- to 40-year life. At each balance sheet date, the Company evaluates the realizability of these costs based upon expectations of nondiscounted cash flows and operating income for each subsidiary. Based upon its most recent analysis, the Company believes that no material impairment exists at March 31, 1994.

 Unamortized Debt Issuance Costs

  Unamortized debt issuance costs, aggregating $1,961,000 at March 31, 1994, have been deferred and are being amortized over the term of the related convertible subordinated debentures (note 12).

 Warranties

  The Company's products are generally under warranty against defects in material and workmanship for a period of one year. The Company has established an accrual for these anticipated future warranty costs.

 Earnings (Loss) per Common Share

  Earnings (loss) per common share is computed based on the weighted average number of shares outstanding. Common stock equivalents consisting of convertible preferred stock, options and warrants are included in the computation of earnings (loss) per share when their effect is dilutive.

  Primary and fully diluted earnings (loss) per common share were calculated as follows:

                                                                 NINE MONTHS ENDED
                                YEAR ENDED MARCH 31,               DECEMBER 31,
                          -----------------------------------  ----------------------
                             1992         1993        1994        1993        1994
                          -----------  ----------  ----------  ----------  ----------
                                                                    (UNAUDITED)
Net income (loss).......  $(6,587,000)     67,000  (2,541,000)    979,000   5,423,000
Dividends and accretion
 on preferred stock.....     (319,000) (1,277,000)   (701,000)   (537,000)   (537,000)
                          -----------  ----------  ----------  ----------  ----------
Adjusted net income
 (loss) applicable to
 common shares..........  $(6,906,000) (1,210,000) (3,242,000)    442,000   4,886,000
                          ===========  ==========  ==========  ==========  ==========
Weighted average shares
 outstanding............    7,830,000   9,802,000  12,159,000  11,457,000  14,654,000
Add:
  Exercise of options
   and warrants reduced
   by the number of
   shares purchased with
   proceeds.............       16,000     293,000     294,000     310,000     227,000
                          -----------  ----------  ----------  ----------  ----------
Adjusted weighted
 average shares
 outstanding............    7,846,000  10,095,000  12,453,000  11,767,000  14,881,000
                          ===========  ==========  ==========  ==========  ==========
Earnings (loss) per
 common share:
  Net income (loss).....  $      (.84)        .01        (.20)        .09         .36
Dividends and accretion
 on preferred stock.....         (.04)       (.13)       (.06)       (.05)       (.03)
                          -----------  ----------  ----------  ----------  ----------
Adjusted earnings (loss)
 per common share.......  $      (.88)       (.12)       (.26)        .04         .33
                          ===========  ==========  ==========  ==========  ==========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 68, dividends on the Cumulative Convertible Preferred Stock were accreted through March 31, 1993 so as to yield the perpetual dividend rate as of the issuance date of the preferred stock. Effective April 1, 1993, the Company and its preferred shareholder agreed to a level $.812 per share annual dividend ($.406 semi-annual) on the Company's preferred shares, thus eliminating the increasing rate and the accretion of dividends.

(2) CASH AND CASH EQUIVALENTS

  Cash equivalents consist of demand deposits and certificates of deposit with original maturities of 90 days or less.

(3) SHORT-TERM INVESTMENTS

  Short-term investments consist of highly liquid municipal issues with original maturities of more than 90 days when purchased, and are carried at amortized cost, which approximates market value.

(4) INVENTORIES

  Inventories at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consist of:

                                                   MARCH 31,
                                            ----------------------- DECEMBER 31,
                                                1993        1994        1994
                                            ------------ ---------- ------------
                                                                    (UNAUDITED)
Raw materials.............................. $  8,416,000 10,428,000  14,832,000
Work-in-process............................    3,530,000  6,402,000  11,567,000
Finished goods.............................    2,976,000  7,778,000  10,224,000
                                            ------------ ----------  ----------
                                            $ 14,922,000 24,608,000  36,623,000
                                            ============ ==========  ==========

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consist of:

                                                   MARCH 31,
                                            ----------------------- DECEMBER 31,
                                                1993        1994        1994
                                            ------------ ---------- ------------
                                                                    (UNAUDITED)
Land ...................................... $  2,538,000  2,471,000   1,486,000
Building and improvements .................   12,886,000 15,881,000  14,546,000
Equipment..................................   21,761,000 31,214,000  47,008,000
Furniture and fixtures.....................    6,014,000  8,009,000   9,803,000
Vehicles...................................      385,000    643,000     857,000
Construction in progress...................      910,000  2,334,000   3,829,000
                                            ------------ ----------  ----------
                                              44,494,000 60,552,000  77,529,000
Less accumulated depreciation..............    5,525,000  9,472,000  14,089,000
                                            ------------ ----------  ----------
                                            $ 38,969,000 51,080,000  63,440,000
                                            ============ ==========  ==========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


(6) INVESTMENT IN LEASEHOLD INTEREST

  In August 1993, the Company entered into a concession agreement with the state of Morelos, Mexico to build and operate a wastewater treatment plant in the City of Cuernavaca. The term of the concession is approximately 13 years and includes monthly payments to be received by the Company from the municipality of Cuernavaca at various prices per cubic meter of sewage treated at the facility based upon the Company's initial investment, fixed operating and variable operating expenses. The Company will amortize the investment on a straight-line basis over the term of the concession. Subsequent to March 31, 1994, the Company completed the wastewater treatment facility and began treatment operations.

(7) COST IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

  Cost in excess of net assets of businesses acquired and accumulated amortization at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consists of the following:

                                                 MARCH 31,
                                           ---------------------- DECEMBER 31,
                                              1993        1994        1994
                                           ----------- ---------- ------------
                                                                  (UNAUDITED)
   Cost in excess of net assets of
    businesses acquired................... $22,925,000 54,175,000 101,855,000
   Less accumulated amortization..........   2,339,000  2,976,000   4,345,000
                                           ----------- ---------- -----------
                                           $20,586,000 51,199,000  97,510,000
                                           =========== ========== ===========

  During fiscal 1994, the Company's Liquipure subsidiary commenced a study of the recoverability of the recorded value of its cost in excess of net assets of businesses acquired. Due to the recurring losses generated by Liquipure and a conclusion on the part of management that its strategy respecting its market penetration for its impulse product technology was impaired, the Company forecasted undiscounted cash flows being generated from Liquipure using its best estimate of expected future results. The Company concluded that the carrying amounts of Liquipure's cost in excess of net assets of businesses acquired was not recoverable and, accordingly, recorded a charge of $3,738,000, which is included in selling, general and administrative expenses for the year ended March 31, 1994.

(8) OTHER ASSETS

  Other assets at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consist of:

                                   MARCH 31,
                              -------------------- DECEMBER 31,
                                 1993      1994        1994
                              ---------- --------- ------------
                                                   (UNAUDITED)
   Closure Trust Fund
    (restricted)............. $  342,000       --          --
   Long-term receivables and
    advances.................    489,000   548,000   8,104,000
   Investment in
    unconsolidated
    subsidiaries.............        --        --    4,571,000
   Other assets at amortized
    cost:
     Operating permits and
      development costs......    974,000   717,000     816,000
     Patents.................     97,000    83,000      72,000
     Deferred debt costs.....        --  1,961,000   1,813,000
     Other...................    560,000   413,000   2,584,000
                              ---------- ---------  ----------
                              $2,462,000 3,722,000  17,960,000
                              ========== =========  ==========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

  The above amounts reflect accumulated amortization of $832,000 and $1,051,000 at March 31, 1993 and 1994, respectively, and $1,208,000 at December 31, 1994 (unaudited).

(9) ACQUISITIONS

  On July 31, 1991, Lancy Environmental Systems, Inc. ("Lancy"), a newly formed, wholly owned subsidiary of the Company, acquired the business and substantially all of the assets and assumed certain liabilities of Lancy Waste Management Systems division of Alcoa Separations Technology, Inc. ("ASTI"), a subsidiary of Aluminum Company of America ("Alcoa"). Lancy designs and sells equipment primarily for the treatment of wastewater and contaminated ground water for industrial users. The total purchase price was $3,072,000 (including acquisition costs of $185,000). The Company paid cash for the acquisition, which was financed through the proceeds of its common stock offering (note 15).

  The acquisition of Lancy has been accounted for as a purchase and, accordingly, the results of Lancy's operations for the eight months ended March 31, 1992 are included in the Company's consolidated statements of operations for the year ended March 31, 1992. The excess of cost over the fair value of net assets acquired was $1,729,000 and is being amortized on a straight-line basis over 20 years.

  On January 6, 1992, the Company completed the acquisition of ASTI from Alcoa by means of a purchase of all of ASTI's outstanding capital stock. The total purchase price was $26,675,000 (including acquisition costs of $769,000) and consisted of $2,769,000 in cash, 880,000 shares of a new Series A Voting Cumulative Convertible Preferred Stock of the Company (see note 15), and a promissory note in the initial principal amount of $7,605,000 (which was subsequently reduced by $5,000,000 to $2,605,000, based upon the terms of the promissory note) and was subsequently repaid in full in October 1992.

  Supplementary information related to the acquisition of ASTI for the March 31, 1992 consolidated statement of cash flows is as follows:

        Assets acquired........................................... $ 50,027,000
        Liabilities assumed.......................................  (26,727,000)
        Preferred stock issued....................................  (21,300,000)
                                                                   ------------
        Cash paid.................................................    2,000,000
        Fees and expenses.........................................      769,000
        Less cash acquired........................................     (956,000)
                                                                   ------------
          Net cash paid........................................... $  1,813,000
                                                                   ============

  The Stock Purchase Agreement pursuant to which the Company acquired ASTI also provided that, subject to certain conditions, the Company would purchase all of the outstanding stock of Societe des Ceramiques Techniques S.A. ("SCT"), a French subsidiary of Alcoa, in exchange for a promissory note of the Company.

  ASTI was comprised of three business units consisting of Illinois Water Treatment ("IWT"), located in Rockford, Illinois; a 75% interest in Metro Recovery Systems ("MRS"), located in Minneapolis, Minnesota; and Membrane Products Group ("MPG"), located in Warrendale, Pennsylvania. IWT manufactures water treatment equipment using technologies such as reverse osmosis, filtration, softeners, ion exchange, membrane filtration, ultrafiltration and other specialty separations. MRS is a Resource Conservation and Recovery Act ("RCRA") Part B permitted facility that treats and recovers industrial and municipal hazardous waste. MPG markets ceramic membranes manufactured by SCT for use in filtration in the pharmaceutical, food processing, electronics and oil industries.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  The acquisition of ASTI has been accounted for as a purchase and, accordingly, the results of operations of ASTI for the three months ended March 31, 1992 are included in the Company's consolidated statements of operations for the year ended March 31, 1992. The excess cost over the fair value of net assets acquired was $7,105,000 and is being amortized on a straight-line basis over 20 years.

  In November 1991, the Company, through its wholly owned subsidiary, Lyco, Inc., acquired manufacturing equipment and leased a facility in Davenport, Iowa to manufacture enameled hot-rolled steel. The total purchase price was $125,000.

  On April 1, 1992, the Company completed the acquisition of SCT from Alcoa by means of a purchase of all of SCT's outstanding capital stock. The total purchase price of SCT consisted of a 7.5% promissory note payable to Alcoa in the principal amount of $9,473,000. This promissory note was subsequently repaid in full in October 1992. The acquisition of SCT has been accounted for as a purchase and, accordingly, the results of operations of SCT for the year ended March 31, 1993 are included in the Company's consolidated statement of operations from the acquisition date. The purchase price approximated the fair value of the net assets acquired.

  Supplementary information related to the acquisition of SCT for the March 31, 1993 consolidated statement of cash flows is as follows:

        Assets acquired............................................ $13,550,000
        Liabilities assumed*....................................... (14,113,000)
                                                                    -----------
        Net cash acquired.......................................... $   563,000
                                                                    ===========

* Includes note payable to seller

  On June 19, 1992, the Company acquired the remaining 25% interest in MRS from Metro Recovery Corporation. The purchase price consisted of $345,000 in cash and 26,559 shares of the Company's common stock, 8,853 of which are being held in escrow pending certain performance guarantees on the part of Metro Recovery Corporation. The excess of cost over the fair value of the minority interest acquired was $384,000 and is being amortized on a straight-line basis over 20 years.

  On January 5, 1993, the Company completed an acquisition of The Permutit Company, Inc. ("Permutit"), a wholly owned subsidiary of Zurn Industries, Inc., by means of a purchase of all of Permutit's outstanding capital stock. The all-cash purchase price of Permutit totaled $7,406,000 (including acquisition costs of $90,000). Permutit, located in Warren, New Jersey, designs and sells water treatment equipment.

  The acquisition of Permutit has been accounted for as a purchase and, accordingly, the results of Permutit's operations for the three months ended March 31, 1993 are included in the Company's consolidated statement of operations for the year ended March 31, 1993. The excess of cost over fair value of net assets acquired was $4,805,000 and is being amortized on a straight-line basis over 20 years.

  Supplementary information related to the acquisition of Permutit for the March 31, 1993 consolidated statement of cash flows is as follows:

        Assets acquired............................................ $ 9,329,000
        Liabilities assumed........................................  (2,014,000)
                                                                    -----------
        Cash paid..................................................   7,315,000
        Fees and expenses..........................................      90,000
        Less cash acquired.........................................    (418,000)
                                                                    -----------
          Net cash paid............................................ $ 6,987,000
                                                                    ===========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  Summarized below are the unaudited pro forma results of operations of the Company as though Permutit had been acquired on April 1, 1991:

                                                          1992         1993
                                                       -----------  -----------
        Revenue....................................... $79,457,000  136,129,000
                                                       ===========  ===========
        Net loss...................................... $(6,856,000)    (362,000)
                                                       ===========  ===========
        Net loss per common share..................... $      (.91)        (.16)
                                                       ===========  ===========

  On October 1, 1992, the Company completed an acquisition of certain assets and assumption of certain liabilities of The Censys Group, Inc., located in Redmond, Washington. The maximum aggregate purchase price payable by the Company, including acquisition costs, is $565,000 with $300,000 of such amount contingent upon the attainment of certain performance criteria. The acquisition has been accounted for as a purchase. The excess of cost over fair value of net assets acquired was $310,000.

  On December 1, 1993, the Company acquired all of the outstanding capital stock of Ionpure Technologies Corporation and IP Holding Company (together, "Ionpure") from Eastern Enterprises and Eastern Enterprises' subsidiary, Water Products Group Incorporated (together, "Eastern"). The total purchase price was $41,394,000 (including acquisition costs of $1,960,000) and consisted of $100,000 in cash and 3,041,092 shares of Company common stock.

  Ionpure designs, manufactures, installs and services ultrapure water purification products and systems primarily for customers in the pharmaceutical, electronics, hemodialysis, chemical, laboratory and power generation industries throughout the United States, Europe and other major international markets.

  The acquisition of Ionpure has been accounted for as a purchase and, accordingly, the results of Ionpure's operations for the four months ended March 31, 1994 are included in the Company's consolidated statement of operations for the year ended March 31, 1994. The excess of cost over fair value of net assets acquired was $27,875,000 and is being amortized on a straight-line basis over 40 years.

  Supplementary information related to the acquisition of Ionpure for the March 31, 1994 consolidated statement of cash flows is as follows:

      Assets acquired................................ $ 63,142,000
      Liabilities assumed............................  (14,588,000)
      Common stock issued............................  (48,454,000)
                                                      ------------
      Cash paid......................................      100,000
      Fees and expenses..............................    1,960,000
      Less cash acquired.............................   (1,698,000)
                                                      ------------
        Net cash paid................................ $    362,000
                                                      ============

  Summarized below are the unaudited pro forma results of operations of the Company as though Ionpure had been acquired on April 1, 1992:

                                                          1993         1994
                                                      ------------  -----------
      Revenue........................................ $182,567,000  212,268,000
                                                      ============  ===========
      Net loss....................................... $ (1,754,000)  (5,885,000)
                                                      ============  ===========
      Net loss per common share...................... $       (.23)        (.48)
                                                      ============  ===========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

  On July 8, 1994, the business of the Company and Liquipure Technologies, Inc. ("Liquipure") were merged upon the exchange of 1,852,221 shares of the Company's common stock for all of the outstanding common and preferred shares of Liquipure. In addition, the Company issued 45,000 shares of its common stock to one of the shareholders of Liquipure in satisfaction of a $700,000 loan, plus accrued interest.

  This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts and operations of Liquipure. Separate results of operations of the combined entities for the years ended March 31, 1992, 1993 and 1994 are as follows:

                                            1992         1993         1994
                                         -----------  -----------  -----------
      Revenues:
        U.S. Filter (as previously
         reported)...................... $41,238,000  101,397,000  147,870,000
        Liquipure (year ended December
         31)............................  21,602,000   26,979,000   32,551,000
                                         -----------  -----------  -----------
          Combined...................... $62,840,000  128,376,000  180,421,000
                                         ===========  ===========  ===========
      Net earnings (loss):
        U.S. Filter (as previously
         reported)...................... $(3,964,000)   4,402,000    4,986,000
        Liquipure (year ended December
         31)............................  (2,623,000)  (4,335,000)  (7,527,000)
                                         -----------  -----------  -----------
          Combined...................... $(6,587,000)      67,000   (2,541,000)
                                         ===========  ===========  ===========

  Separate unaudited results of operations of the combined entities for the nine months ended December 31, 1993 are as follows:

                                                                      NET
                                                      REVENUES   INCOME (LOSS)
                                                    ------------ -------------
      U.S. Filter (nine months ended December 31,
       1993)....................................... $ 95,015,000   3,266,000
      Liquipure (nine months ended September 30,
       1993).......................................   23,797,000  (2,287,000)
                                                    ------------  ----------
        Combined................................... $118,812,000     979,000
                                                    ============  ==========

  Separate unaudited results of operations of combined entities for the period April 1, 1994 to the effective date of the merger and included in the consolidated statement of operations for the nine months ended December 31, 1994 are as follows:

                                                                      NET
                                                      REVENUES   INCOME (LOSS)
                                                    ------------ -------------
      U.S. Filter.................................. $ 47,857,000   1,414,000
      Liquipure....................................    7,206,000    (307,000)
                                                    ------------  ----------
        Combined................................... $ 55,063,000   1,107,000
                                                    ============  ==========

  Effective August 31, 1994, the Company, through two of the Company's subsidiaries, IP Holding Company ("IP Holding") and Ionpure Technologies, S.r.L. ("Ionpure Italy"), acquired all of the outstanding capital stock of Smogless S.p.A. ("Smogless") from Laidlaw Inc. The total consideration for the acquisition of Smogless (excluding acquisition costs of $396,000) consists of the following: (i) $45,000,000 in aggregate principal amount of subordinated debt of Ionpure Italy due August 31, 2001 and bearing interest at 6.5% for the period January 1, 1995 through September 30, 1995 and 4.5% thereafter, (ii) common stock purchase warrants exercisable in whole or part at any time on or before August 31, 2001 by the surrender of the subordinated debt at the rate of $18.00 in principal amount of subordinated debt for each share of common stock,
(iii) 185,185 shares of a new Series B Voting Convertible Preferred Stock, (iv) 18,000 shares of the Company's common stock, and (v) $700,000 in cash.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  The acquisition of Smogless has been accounted for as a purchase and, accordingly, the results of operations of Smogless for the 4 months ended December 31, 1994 are included in the Company's consolidated statements of operations. The excess of cost over fair value of net assets acquired was approximately $39,340,000 and is being amortized on a straight-line basis over 40 years. Supplementary information related to the acquisition of Smogless for the consolidated statement of cash flows for the nine months ended December 31, 1994 is as follows:

        Assets acquired........................................... $110,962,000
        Liabilities assumed....................................... (106,516,000)
        Preferred stock issued....................................   (3,506,000)
        Common stock issued.......................................     (240,000)
                                                                   ------------
        Cash paid.................................................      700,000
        Fees and expenses.........................................      396,000
        Less cash acquired........................................   (8,340,000)
                                                                   ------------
        Net cash acquired......................................... $ (7,244,000)
                                                                   ============

  Summarized below are the unaudited pro forma results of operations of the Company as though Smogless had been acquired at the beginning of the nine month periods ended December 31, 1993 and 1994:

                                                           1993        1994
                                                       ------------ -----------
       Revenues....................................... $151,489,000 215,525,000
                                                       ============ ===========
       Net income..................................... $  2,159,000   7,492,000
                                                       ============ ===========
       Net income per common share.................... $       0.14        0.47
                                                       ============ ===========

  On November 30, 1994, the Company completed the acquisition of the Crouzat Group ("Crouzat") by means of a purchase of all of Crouzat's outstanding capital stock. The total purchase price was $5,750,000, of which $4,640,000 was paid in cash at closing, with three annual payments of $370,000 in 1995, 1996 and 1997. Crouzat comprises three sites in France, in Toulouse, Mantes and Lille. Crouzat primarily services ultrapure water purification products and had revenues in 1994 of approximately $6,000,000. The acquisition has been accounted for as a purchase and, accordingly, the results of the operations of Crouzat are included in the consolidated statement of operations for the period from the date of acquisition. The excess cost over the fair value of net assets acquired was approximately $3,800,000 and is being amortized on a straight-line basis over 40 years. Supplementary information related to the acquisition of Crouzat for the December 31, 1994 consolidated statement of cash flows is as follows:

        Assets acquired............................................. $7,220,000
        Liabilities assumed......................................... (2,580,000)
                                                                     ----------
        Cash paid...................................................  4,640,000
        Fees and expenses...........................................    100,000
        Less cash acquired.......................................... (1,320,000)
                                                                     ----------
        Net cash paid............................................... $3,420,000
                                                                     ==========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  On May 27, 1994, the Company completed the acquisition of Sation, S.A. ("Sation") by means of a purchase of all of Sation's outstanding capital stock. The total purchase price of approximately $1,546,000 (including acquisition costs of $46,000) consisted of approximately $755,000 in cash and 56,250 shares of Company stock. Sation, located in Barcelona, Spain, primarily services ultrapure water purification products and had revenues for the year ended December 31, 1993 of approximately $2,000,000. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Sation are included in the Company's consolidated statements of operations for the periods from the date of acquisition. The excess cost over the fair value of net assets acquired was approximately $1,148,000 and is being amortized on a straight-line basis over 40 years. Supplementary information related to the acquisition of Sation for the December 31, 1994 consolidated statement of cash flows is as follows:

        Assets acquired............................................. $2,010,000
        Liabilities assumed.........................................   (510,000)
        Common stock issued.........................................   (745,000)
                                                                     ----------
        Cash paid...................................................    755,000
        Fees and expenses...........................................     46,000
        Less cash acquired..........................................    (40,000)
                                                                     ----------
        Net cash paid............................................... $  761,000
                                                                     ==========

  On July 27, 1994, the Company acquired Seral Erich Alhauser GmbH ("Seral") by means of a purchase of Seral's outstanding capital stock. The total purchase price was approximately $8,100,000 and consisted of $4,250,000 in cash and 300,000 shares of Company common stock. Seral, located in Germany, designs, manufactures, installs and services water purification products and systems. Seral had revenues for the year ended December 31, 1993 of approximately $10,000,000. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Seral are included in the Company's consolidated statements of operations for the periods from the date of acquisition. The excess cost over the fair value of net assets acquired was approximately $8,222,000 and is being amortized on a straight-line basis over 40 years. Supplementary information related to the acquistion of Seral for the December 31, 1994 consolidated statement of cash flows is as follows:

        Assets acquired........................................... $ 16,135,000
        Liabilities assumed.......................................   (8,035,000)
        Common stock issued.......................................   (3,850,000)
                                                                   ------------
        Cash paid.................................................    4,250,000
        Fees and expenses.........................................      575,000
        Less cash acquired........................................       (7,000)
                                                                   ------------
        Net cash paid............................................. $  4,818,000
                                                                   ============

  On August 10, 1994, the Company acquired from Millipore Corporation that corporation's Ceraflo ceramic product line. The total price of the product line was approximately $2,500,000 and consisted of 202,729 shares of Company common stock.

  All pro forma information presented above is in response to applicable accounting rules relating to business acquisitions. This pro forma information does not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and is not intended to be a projection of future results due to extensive changes being made in the organization, facilities, personnel and other costs of the acquired companies.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


(10) CONTRACT BILLING STATUS

  Information with respect to the billing status of contracts in process at March 31, 1993 and 1994 and December 31, 1994 (unaudited) is as follows:

                                               MARCH 31,
                                        -------------------------  DECEMBER 31,
                                            1993         1994          1994
                                        ------------  -----------  ------------
                                                                   (UNAUDITED)
      Contract costs incurred to date.  $ 17,588,000   41,704,000   153,798,000
      Estimated profits...............     3,461,000    8,730,000    51,706,000
                                        ------------  -----------  ------------
      Contract revenue earned to date.    21,049,000   50,434,000   205,504,000
      Less billings to date...........   (12,045,000) (30,208,000) (201,013,000)
                                        ------------  -----------  ------------
      Cost and estimated earnings in
       excess of billings, net........  $  9,004,000   20,226,000     4,491,000
                                        ============  ===========  ============

  The above amounts are included in the accompanying consolidated balance sheets as:

      Costs and estimated earnings in
       excess of billings on uncom-
       pleted contracts...............  $  9,567,000   22,172,000    20,206,000
      Billings in excess of costs and
       estimated earnings on uncom-
       pleted contracts...............      (563,000)  (1,946,000)  (15,715,000)
                                        ------------  -----------  ------------
                                        $  9,004,000   20,226,000     4,491,000
                                        ============  ===========  ============

  Accounts receivable include retainage that has been billed but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $1,294,000 and $1,341,000 at March 31, 1993 and 1994, respectively.
Substantially all retained balances are collectible within one year.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


(11) LONG-TERM DEBT

  Long-term debt at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consists of the following:

                                                  MARCH 31,          DECEMBER
                                            ----------------------      31,
                                               1993        1994        1994
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
6.02% mortgage note payable, secured by
 land and building, due in monthly
 principal and interest installments of
 $14,000 through November 2007............  $1,598,000   1,591,000   1,546,000
2% mortgage note payable, secured by land
 and building, due in monthly principal
 and interest installments of $8,000
 through January 2008.....................   1,240,000   1,166,000   1,109,000
Prime plus 1.5% (prime was 6.25% at March
 31, 1994) promissory note payable,
 secured by certain accounts receivable,
 due in monthly principal and interest
 installments of $14,000 through November
 1995.....................................     310,000     165,000      48,000
Notes payable bearing interest at prime
 plus 3/4% due monthly, with principal
 payable in annual installments of
 $450,000.................................     900,000     450,000         --
6.75% notes payable in annual principal
 installments of $150,000 in 1995 and
 $450,000 in 1996.........................     600,000     600,000         --
Notes payable, bearing interest at prime
 plus 1.5%, due monthly, with principal
 installments of $83,000 on September 30,
 1993, 1994 and 1995......................     250,000     167,000      83,000
Demand promissory notes payable to
 Liquipure preferred stockholder (repaid
 in July 1994)............................                 700,000         --
Mortgage note payable, secured by land and
 building, due October 1, 2009, payable in
 quarterly principal and interest install-
 ments of $117,000, with interest at 7.5%
 through July 1, 1996 and at prime plus 3%
 thereafter...............................         --          --    3,896,000
6% mortgage note payable, secured by land
 and building, due in quarterly principal
 and interest installments of $22,000
 through March 30, 1996...................         --          --      151,000
Note payable bearing interest at prime
 plus 3.5% (prime was 4.9% at December 31,
 1994) payable in annual principal in-
 stallments of $374,000 on November 30,
 1995, 1996 and 1997......................         --          --    1,123,000
Note payable to former owner, due in an-
 nual principal installments through July
 7, 1997, bearing interest at prime plus
 3.5%.....................................         --          --      400,000
Mortgage note payable bearing interest at
 prime plus 3% (prime was 5.25% at Decem-
 ber 31, 1994) with principal and interest
 installments due semi-annually through
 December 1999............................         --          --      125,000
9.21% unsecured note payable due in
 semiannal principal and interest install-
 ments through December 2004..............         --          --      443,000
Other.....................................     114,000      74,000      90,000
                                            ----------  ----------  ----------
                                             5,012,000   4,913,000   9,014,000
Less: Current portion.....................    (985,000) (2,111,000) (1,078,000)
                                            ----------  ----------  ----------
                                            $4,027,000   2,802,000   7,936,000
                                            ==========  ==========  ==========

  The aggregate maturities of long-term debt for each of the five years subsequent to March 31, 1994 are as follows: 1995, $2,111,000; 1996, $256,000;
1997, $176,000; 1998, $174,000; 1999, $175,000; and thereafter, $2,021,000.

  The Company has an unsecured revolving line of credit with a bank of up to $33,000,000, of which $3,910,000 was outstanding at March 31, 1994. The line-of-credit expires September 1996 and bears interest at the bank's prime rate plus 0.25% or, in certain circumstances, the Eurodollar rate. At March 31, 1994, $2,000,000 of standby letters of credit were issued under this line of credit.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  The Company also had a demand line of credit with a bank, bearing interest at prime plus 1 1/4%, secured by certain assets of the Company. Balances outstanding at March 31, 1993 and 1994 totaled $2,089,000 and $3,204,000, respectively.

(12) CONVERTIBLE SUBORDINATED DEBENTURES

  On October 20, 1993, the Company sold $60,000,000 aggregate principal amount of 5% convertible subordinated debentures due October 15, 2000. The debentures are convertible into common stock at any time prior to maturity, redemption or repurchase at a conversion price of $20.50 per share, subject to adjustment in certain circumstances. The debentures are not redeemable prior to October 25, 1996, at which time the debentures are redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. Interest is payable on April 15 and October 15, commencing April 15, 1994.

  Additionally, the Company issued $45,000,000 of subordinated debt with common stock purchase warrants on August 31, 1994 in connection with the acquisition of Smogless (see note 9).

(13) ACCRUED LIABILITIES

  Accrued liabilities at March 31, 1993 and 1994 and December 31, 1994 (unaudited) consist of the following:

                                                   MARCH 31,
                                             ---------------------- DECEMBER 31,
                                                1993        1994        1994
                                             ----------- ---------- ------------
                                                                    (UNAUDITED)
   Payroll, benefits and related taxes.....  $ 3,813,000  4,594,000   5,708,000
   Sales commission........................      949,000  1,453,000   1,242,000
   Warranty................................    2,434,000  2,607,000   3,127,000
   Accrued job costs, start-up and customer
    deposits...............................    5,903,000 10,811,000  14,868,000
   Future remediation costs................    1,456,000  1,339,000     305,000
   Sales, property and other taxes.........      503,000    907,000   4,519,000
   Interest................................          --   1,456,000     977,000
   Other...................................    1,720,000  5,896,000   9,821,000
                                             ----------- ----------  ----------
                                             $16,778,000 29,063,000  40,567,000
                                             =========== ==========  ==========

(14) INCOME TAXES

  Income tax expense (benefit) for continuing operations for the years ended March 31, 1992, 1993 and 1994 consist of:

                                                 1992        1993       1994
                                              ----------- ---------- ----------
   Federal:
     Current................................. $       --         --         --
     Deferred................................         --         --  (3,239,000)
   State:
     Current.................................      51,000    298,000      3,000
     Deferred................................         --         --         --
                                              ----------- ---------- ----------
                                              $    51,000    298,000 (3,236,000)
                                              =========== ========== ==========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  Effective April 1, 1991, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The adoption of SFAS 109 did not have a material effect on the 1992 consolidated financial statements.

  Total income tax expense differed from the amounts computed by applying the United States federal corporate tax rate of 34% to income from continuing operations before income taxes and extraordinary item as a result of the following:

                                                       MARCH 31,
                                           -----------------------------------
                                              1992         1993        1994
                                           -----------  ----------  ----------
Expected income tax provision (benefit)... $(2,222,000)    (14,000) (1,964,000)
Permanent differences.....................     253,000     237,000    (377,000)
State franchise tax, net of federal tax
 benefit..................................      51,000     295,000       2,000
Charge in lieu of income taxes............         --        3,000         --
Change in balance of valuation allowance
 for deferred tax assets allocated to in-
 come tax expense.........................         --          --   (3,201,000)
Net operating loss carryforward unable to
 be utilized..............................   1,969,000   1,611,000   2,559,000
Net operating loss carryforward utilized..         --   (1,834,000)        --
Benefit of foreign net operating loss
 carryforwards............................         --          --     (255,000)
                                           -----------  ----------  ----------
                                           $    51,000     298,000  (3,236,000)
                                           ===========  ==========  ==========

  As of March 31, 1994, the Company had net operating loss carryforwards in France of approximately $21,109,000 for which no financial statement benefit has been recognized. Approximately $4,802,000 of the operating losses expire in the years 1994 to 1999, while the remainder have an indefinite carryforward period. No benefit has been given to these operating loss carryforwards because of the limited carryforward periods and the uncertain business conditions relating to the operations giving rise to such carryforwards, and the benefit, if any, of such carryforwards is to be shared equally between the Company and Alcoa. Additionally, as of March 31, 1994, the Company has net operating loss carryforwards generated from Liquipure of approximately $15,000,000 for which no financial statement benefit has been recognized. These loss carryforwards expire in the years 2004 to 2008. These operating loss carryforwards can be used only against future taxable income of Liquipure. In addition, the transaction with Liquipure resulted in a change in ownership that places an annual limitation on the utilization of the net operating losses. Accordingly, no benefit has been given to these operating loss carryforwards due to the uncertain business conditions relating to the operations of Liquipure. Future recognition of these carryforwards will be reflected if the operations in France and Liquipure generate sufficient earnings before the expiration periods of the respective loss carryforwards.

  The Company also has available, at March 31, 1994, other net operating loss carryforwards for federal income tax purposes of approximately $11,200,000, which expire in 1998 to 2009.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  The sources and tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities are as follows:

                                                              MARCH 31,
                                                        -----------------------
                                                           1993        1994
                                                        ----------  -----------
Deferred tax assets:
 Vacation.............................................. $  258,000      275,000
 Warranty..............................................  1,228,000      715,000
 Other accruals........................................    204,000      419,000
 Allowance for doubtful accounts.......................    515,000      556,000
 Inventory.............................................  1,001,000    1,397,000
 Writeoff of intangibles...............................        --     1,260,000
 Operating loss carryforwards..........................  5,948,000   13,565,000
 Other.................................................     13,000      252,000
                                                        ----------  -----------
                                                         9,167,000   18,439,000
 Valuation allowances.................................. (5,868,000) (11,357,000)
                                                        ----------  -----------
    Total deferred tax assets..........................  3,299,000    7,082,000
                                                        ----------  -----------
Deferred tax liabilities:
 Prepaid expenses......................................    582,000      605,000
 Depreciation..........................................  2,717,000    2,671,000
                                                        ----------  -----------
                                                         3,299,000    3,276,000
                                                        ----------  -----------
    Net deferred taxes................................. $      --     3,806,000
                                                        ==========  ===========

  The Company believes that it is more likely than not that certain federal net operating loss carryforwards will be utilized prior to their expiration. This belief is based, in part, on the fact that the Company has completed several acquisitions during and including the three years ended March 31, 1994 of companies with strong positions in their respective markets and experience in the design and manufacture of systems for the filtration, purification and treatment of water and wastewater. This acquisition strategy has enhanced the Company's ability to generate taxable profits and improved the operating performance of the Company through the expansion of the Company's breadth of technology in the water treatment industry and enabling the Company to serve a more varied customer base, including municipalities and companies in a wide range of industries. Accordingly, due to the Company's recent earnings history and anticipated future earnings, a valuation allowance for this deferred tax asset is not necessary. The remaining valuation allowance of $11,357,000 consists primarily of state net operating losses that may not be realized prior to their expiration periods, as well as net operating loss carryforwards related to Liquipure. In addition, tax benefits relating to the federal net operating loss carryforwards of acquired enterprises of approximately $570,000 were allocated to goodwill in 1994.

(15) SHAREHOLDERS' EQUITY

 Convertible Preferred Stock

  The 888,000 shares of $.70 liquidation preference convertible preferred stock outstanding at March 31, 1991 were converted into 473,588 shares of the Company's common stock in May 1991.

  In January 1992, the Company issued 880,000 shares of a new series of Cumulative Convertible Preferred Stock to effect the acquisition of ASTI. Each share of Series A Voting Cumulative Convertible Preferred Stock is convertible into one share of the Company's common stock subject to certain events, and carries

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

voting rights on an "as converted" basis. Beginning January 1, 1995, the preferred stock automatically converts into common stock if certain conditions are met. The preferred stock had a carrying value of $24.00 per share, representing the fair value at date of issuance based upon an independent appraisal. The shares were entitled to cumulative dividends of $0.75 per share annually ($0.375 semiannually) increasing annually up to $1.50 per share and a preference in liquidation over holders of common stock of $25 per share plus accrued dividends. Effective April 1, 1993, the Company and its preferred shareholder agreed to a level of $.812 per share annual dividend ($.406 semi-annual) on the Company's preferred shares, thus eliminating the increasing rate and the accretion of dividends. The Company, at its option, may redeem shares of preferred stock subject to certain conditions at a price of $30 per share plus accrued dividends. Reacquired or redeemed shares are required to be retired and canceled.

 Common Stock

  On December 5, 1994, the Company paid in the form of a stock dividend a 3-for-2 split of the Company's common stock. The par value of the new shares issued totaled $50,000, which was transferred from additional paid-in capital to the common stock account. All references to earnings per share and other common stock information in the accompanying consolidated financial statements and notes thereto have been restated to reflect the split.

  On July 24, 1991, the Company effected a public offering of common stock and issued 2,415,000 shares of common stock and received net cash proceeds of $17,836,000 (net of sales commissions and offering expenses of $1,887,000).

  On October 20, 1992, the Company effected a public offering of common stock and issued 2,250,000 shares of common stock and received net cash proceeds of $25,312,000 (net of sales commissions and offering expenses of $2,064,000).

 Options

  The Company had an incentive stock option plan for key employees, which provided for options to purchase up to 84,000 shares of common stock at fair market value on the date of grant. During fiscal 1989, options for 708 shares were exercised at prices ranging from $2.50 to $8.50. No options were granted under the plan during 1990 or 1991. The Company terminated this plan during 1992.

  At March 31, 1993, a former employee of the Company held options on 3,999 shares of the Company's common stock at $34.00 per share. These options expired on April 11, 1993.

  Under the Company's 1991 Employee Stock Option Plan (the "Plan"), the exercise price of options granted will be equal to their fair market value at the date of grant and the maximum term of the option may not exceed 10 years. If the optionee is a holder of more than 10% of the outstanding common stock of the Company, the option price per share is increased to at least 110% of fair market value, and the option term is limited to five years. The total number of shares of common stock available under the Plan is 1,462,000 shares. Each option granted becomes exercisable on a cumulative basis, 25% either on the date of grant or six months following that date and 25% on each subsequent anniversary of the grant date.

  Under the Company's 1991 Directors Stock Option Plan, the exercise price of options granted will be equal to the higher of $2.00 below the market price or 60% of the market price on the date of grant. Under the Plan, each director of the Company who is not a full-time employee of the Company will receive each year an option to purchase 12,000 shares of common stock. The total number of shares available under the Director's stock option plan is 225,000 shares. Compensation expense of $64,000, $55,000 and $80,000 was recorded in 1992, 1993 and 1994, respectively, related to the Directors Stock Option Plan.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


  Transactions involving the plans are summarized as follows:

                                           NUMBER                     AGGREGATE
                                          OF SHARES  EXERCISE PRICE     VALUE
                                          ---------  --------------- -----------
      Balance at March 31, 1991..........   236,499  $ 4.00 to 34.00   1,066,000
      Options granted....................   356,895    3.67 to 11.00   3,574,000
                                          ---------  --------------- -----------
      Balance at March 31, 1992..........   593,394    3.67 to 34.00   4,640,000
      Options granted....................   449,604   11.42 to 16.46   6,114,000
      Options exercised..................   (45,300)   4.00 to 11.00   (209,000)
      Options canceled...................    (2,625)      11.00         (29,000)
                                          ---------  --------------- -----------
      Balance at March 31, 1993..........   995,073    3.67 to 34.00  10,516,000
      Options granted....................   465,000   13.58 to 16.42   6,874,000
      Options exercised..................  (157,954)   3.67 to 13.92 (1,255,000)
      Options canceled...................   (37,626)  11.00 to 34.00   (532,000)
                                          ---------  --------------- -----------
      Balance at March 31, 1994.......... 1,264,493  $ 3.67 to 16.42  15,603,000
                                          =========  =============== ===========

 Warrants

  In connection with the acquisition of Fluid Systems Corporation in August 1988, the Company issued to the lenders warrants to acquire an aggregate of 82,479 shares of the Company's common stock at an exercise price of $1.00 per share which were exercised in December 1991 with proceeds to the Company of $82,000. Warrants outstanding to acquire 9,999 shares of the Company's common stock at an exercise price of $20.00 per share expired December 28, 1993. No additional warrants were granted, forfeited or exercised during the fiscal years ended March 31, 1993 and 1994.

  In connection with the warrants, options, convertible debentures and preferred stock, the Company has reserved 2,411,073 shares at March 31, 1993 and 5,690,823 shares at March 31, 1994 for future issuance.

(16) PENSION PLAN

  IWT has a defined benefit pension plan covering substantially all of its hourly employees. Pension plan benefits are generally based upon years of service and compensation. IWT's funding policy is to contribute at least the minimum amounts required by the Employee Retirement Income Security Act of 1974 or additional amounts to assure that plan assets will be adequate to provide retirement benefits. Plan assets are invested in broadly diversified portfolios of government obligations, mutual funds and fixed income and equity securities.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

  The following table sets forth the funded status of the pension plan and the amounts recognized in the Company's consolidated balance sheet at March 31, 1993 and 1994:

                                                              1993      1994
                                                           ---------- ---------
      Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
         benefits of $596,000 and $586,000 at March 31,
         1993 and 1994, respectively.....................  $(617,000) (606,000)
                                                           ========== =========
        Projected benefit obligation for service rendered
         to date.........................................  $(617,000) (606,000)
      Plan assets at fair value..........................     431,000   480,000
                                                           ---------- ---------
      Projected benefit obligations in excess of plan as-
       sets..............................................   (186,000) (126,000)
      Unrecognized net (gain) loss from past experience
       different from that assumed and effects of changes
       in assumptions....................................     (5,000)  (17,000)
      Prior service cost not yet recognized in net peri-
       odic pension cost.................................         --        --
      Unrecognized net asset.............................         --        --
      Contribution in the fourth quarter.................      11,000       --
                                                           ---------- ---------
      Pension liability recognized in the balance sheet..  $(180,000) (143,000)
                                                           ========== =========
      Net pension cost included the following components:
        Service cost-benefits earned during the period...     $13,000     4,000
        Interest cost on projected benefit obligation....      47,000    49,000
        Actual return on plan assets.....................    (14,000)  (47,000)
        Net amortization and deferral....................    (25,000)     7,000
                                                           ---------- ---------
      Net periodic pension cost..........................     $21,000    13,000
                                                           ========== =========
      The principal actuarial assumptions used were:.....
        Long-term rate of return on plan assets..........       9.00%     9.00%
                                                           ========== =========
        Discount rate....................................       8.00%     7.75%
                                                           ========== =========

  The Company has a defined contribution plan (under IRC Section 401(k)) covering substantially all salaried and hourly participating employees that provides for contributions based primarily upon compensation levels and employee contributions. The Company funds its contributions to these plans as accrued. Defined contribution plan expense for the Company was $172,000, $362,000 and $519,000 for the years ended March 31, 1992, 1993 and 1994, respectively.

  In addition to pension benefits, the Company provides certain health care benefits to retired employees of IWT at the time of acquisition of ASTI. The plan is not open to any other employees. In conjunction with the acquisition of ASTI, the Company established an accumulated postretirement benefit obligation ("APBO") of $1,200,000 as of March 31, 1992 in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." In determining the accumulated postretirement benefit obligation, a 15% increase in the cost of covered health care benefits was assumed for fiscal 1992 and was assumed to decrease incrementally to 6.5% after eight years and remain at that level thereafter. The weighted average discount rate used was 8.5%. During 1994, benefits paid totaled approximately $97,000 and the remaining APBO is $988,000 at March 31, 1994.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)


(17) BUSINESS SEGMENT DATA AND EXPORT SALES

  The Company's sole business segment is the design and manufacture of equipment for filtration, water treatment and wastewater treatment for industrial and municipal customers.

  There were no sales to any individual customers that accounted for 10% or more of revenue in fiscal 1992, 1993 and 1994, and for the nine months ended December 31, 1994 (unaudited).

  Export sales accounted for $5,334,000, $10,851,000 and $18,803,000 in fiscal 1992, 1993 and 1994, respectively, and $20,454,000 for the nine months ended December 31, 1994 (unaudited).

  Information about the Company's operations in different geographic locations for the years ended March 31, 1993 and 1994 is as follows:

                                                         1993         1994
                                                     ------------  -----------
      Revenues from unaffiliated customers:
        United States............................... $104,358,000  142,580,000
        Foreign.....................................   24,018,000   37,841,000
                                                     ------------  -----------
                                                     $128,376,000  180,421,000
                                                     ============  ===========
      Operating income (loss):
        United States............................... $   (963,000)  (6,137,000)
        Foreign.....................................    1,611,000    1,263,000
                                                     ------------  -----------
                                                     $    648,000   (4,874,000)
                                                     ============  ===========
      Identifiable assets:
        United States............................... $105,946,000  228,531,000
        Foreign.....................................   15,232,000   24,654,000
                                                     ------------  -----------
                                                     $121,178,000  253,185,000
                                                     ============  ===========

(18) COMMITMENTS AND CONTINGENT LIABILITIES

 Commitments

  The Company and its subsidiaries lease certain facilities and equipment under various noncancelable and month-to-month leases. These leases are accounted for as operating leases. Rent expense aggregated $1,385,000, $1,883,000 and $2,999,000 in 1992, 1993 and 1994, respectively.

  A summary of the future minimum annual rental commitments under operating leases follows:

                                                                     OPERATING
                                                                      LEASES
                                                                    -----------
       Fiscal year ending:
         1995...................................................... $ 3,424,000
         1996......................................................   2,770,000
         1997......................................................   2,086,000
         1998......................................................   1,088,000
         1999......................................................     951,000
         Thereafter................................................     661,000
                                                                    -----------
       Total minimum lease payments................................ $10,980,000
                                                                    ===========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1992, 1993 AND 1994
        AND THE NINE MONTHS ENDED DECEMBER 31, 1993 AND 1994 (UNAUDITED)

  Building and improvements, and equipment at March 31, 1992 included approximately $6,551,000 of facilities and equipment under leases that had been capitalized. Accumulated depreciation and amortization for such facilities and equipment approximated $77,000 at March 31, 1992. On June 30, 1992, the Company paid $5,770,000 in cash to the Port Authority of the City of St. Paul, Minnesota in full payment of its capital lease obligation of approximately $6,000,000 and its mortgage note payable of $630,000. This payment resulted in a forgiveness of debt of $405,000, which is shown as an extraordinary item in the accompanying consolidated financial statements for the year ended March 31, 1993.

 Contingent Liabilities

  Legal proceedings pending against the Company consist of litigation incidental to the Company's business and in the opinion of management, based in part upon the opinion of counsel, the outcome of such litigation will not materially affect the Company's consolidated financial position or results of operations.

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                      NET INCOME
                                                 GROSS    NET INCOME    (LOSS)
               1994                 REVENUES     PROFIT     (LOSS)    PER SHARE*
               ----                ----------- ---------- ----------  ----------
First quarter..................... $35,546,000  9,243,000   (170,000)    (.03)
Second quarter....................  38,007,000 10,427,000    915,000      .07
Third quarter.....................  45,259,000 11,831,000    234,000      .01
Fourth quarter....................  61,609,000 16,109,000 (3,520,000)    (.25)**

                                                                      NET INCOME
                                                  GROSS    NET INCOME   (LOSS)
               1995                  REVENUES     PROFIT     (LOSS)   PER SHARE*
               ----                 ----------- ---------- ---------- ----------
First quarter...................... $55,063,000 15,221,000 1,107,000     .06
Second quarter.....................  67,201,000 19,285,000 1,908,000     .12
Third quarter......................  72,189,000 20,783,000 2,408,000     .15

- --------
*  Per common and common equivalent share.

** Includes a fourth quarter charge of $3,738,000 for nonrecoverable cost in excess of net assets of businesses acquired.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The BFGoodrich Company

  We have audited the accompanying statement of assets to be acquired and liabilities to be assumed of Arrowhead Industrial Water Division of The BFGoodrich Company as of December 31, 1994 and 1993, and the related statement of revenues and expenses for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the management of The BFGoodrich Company. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As described in Note A, the accompanying financial statements were prepared solely to present the assets to be acquired and liabilities to be assumed pursuant to the Stock Purchase Agreement, and are not intended to be a complete presentation of the assets and liabilities of the Arrowhead Industrial Water Division of The BFGoodrich Company.

  In our opinion, the statements referred to above present fairly the assets to be acquired and liabilities to be assumed of Arrowhead Industrial Water Division of The BFGoodrich Company at December 31, 1994 and 1993, and its revenues and expenses for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
March 9, 1995

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

        STATEMENT OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

                           DECEMBER 31, 1994 AND 1993

                                                              1994      1993
                                                            --------- ---------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
   of $327.4
   and $174.0 at December 31, 1994 and 1993, respectively.. $ 6,827.7 $ 6,578.9
  Inventory................................................     788.3     715.9
  Other current assets.....................................     416.5     341.7
                                                            --------- ---------
Total current assets.......................................   8,032.5   7,636.5
Property--net..............................................  62,378.4  55,092.3
Goodwill...................................................   8,089.8   8,322.6
Identifiable intangible assets.............................   1,727.0   1,980.0
Other assets...............................................     444.1     149.8
                                                            --------- ---------
  Total assets.............................................  80,671.8  73,181.2
Current liabilities:
  Accounts payable.........................................   4,321.9   2,662.8
  Accrued liabilities......................................   3,812.0   4,868.5
                                                            --------- ---------
Total current liabilities..................................   8,133.9   7,531.3
                                                            --------- ---------
Net assets................................................. $72,537.9 $65,649.9
                                                            ========= =========


                       See notes to financial statements.

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

                       STATEMENT OF REVENUES AND EXPENSES

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                 1994       1993       1992
                                               ---------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS)
Revenues:
  Services.................................... $39,471.1  $34,432.9  $31,518.8
  Sales of equipment..........................   4,458.6    3,977.8    3,247.5
                                               ---------  ---------  ---------
    Total revenues............................  43,929.7   38,410.7   34,766.3
Costs and expenses:
  Cost of sales and service...................  28,647.8   26,643.5   26,606.7
  Depreciation and amortization...............   8,111.2    7,468.9    6,270.4
  Administrative expenses.....................   5,343.7    5,547.0    5,271.6
                                               ---------  ---------  ---------
Operating income (loss).......................   1,827.0   (1,248.7)  (3,382.4)
Interest expense..............................  (1,829.8)  (1,245.8)    (985.1)
                                               ---------  ---------  ---------
Loss before income taxes...................... $    (2.8) $(2,494.5) $(4,367.5)
                                               =========  =========  =========


                       See notes to financial statements.

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

                         NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

NOTE A: BASIS OF PRESENTATION

  Arrowhead Industrial Water Division ("AIW" or the "Company") comprises primarily Arrowhead Industrial Water, Inc., which is a wholly-owned subsidiary of The BFGoodrich Company ("BFG"). The Company's primary business is in water systems and services. AIW provides customers with cost-effective reverse osmosis water purification systems owned by the Company and managed on-site by Company employees under long-term service agreements, generally of five to ten years with renewal options. AIW also operates a fleet of mobile water treatment units that provide emergency and temporary water treatment services. In addition, the Company sells water purification systems.

  The accompanying Statement of Assets to be Acquired and Liabilities to be Assumed and Statement of Revenues and Expenses have been prepared from the historical books and records of the Company. As a result of the Stock Purchase Agreement (see Note B), these financial statements reflect the net assets of the business to be acquired and the results of its operations. Assets and liabilities of AIW that were not acquired or assumed and have no continuing significance to the business have been omitted from the Statement of Assets to be Acquired and Liabilities to be Assumed. These include income tax accounts and liabilities for defined benefit pension and postretirement plans. Expenses related to these plans of $507.0, $480.5 and $450.5 are included in the Statement of Revenues and Expenses as part of costs allocated by BFG for the years ended December 31, 1994, 1993 and 1992, respectively.

  AIW is included in the consolidated federal income tax return of BFG for each of the years ended December 31, 1994, 1993 and 1992. BFG's policy is to account for all income taxes at the parent company level. As a result, no income tax assets or liabilities relating to temporary differences and no income tax expense (benefit) have been reflected in the accompanying financial statements.

  BFG provides various treasury functions for AIW and maintains a cash management program under which cash generated by AIW is transferred to BFG and working capital requirements of AIW are paid by BFG. Incident to this system, BFG maintains an interest-bearing intercompany account to record the net amount owed to or due from AIW. Interest expense in the accompanying Statement of Revenues and Expenses represents the interest charged to AIW by BFG on this intercompany account balance at a below- market variable rate of interest.

  Certain costs have been allocated to AIW based upon methods that management of BFG believes are reasonable; however, these allocations are not necessarily indicative of the expenses that would have been incurred had AIW been operated as a stand-alone business. BFG allocates costs related to defined benefit pension and postretirement plans based on actuarial valuations. In addition, BFG performs certain services on a centralized basis and allocates the cost of these services to its divisions based on usage, a percentage of sales or other methods. These services include administration, human resources management, computer support, accounting and financial reporting, legal services, engineering and research and development. Allocated costs (including allocations related to defined benefit pension and postretirement plans) included in the Statement of Revenues and Expenses were $1,372.0, $1,324.3 and $1,287.1 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE B: STOCK PURCHASE AGREEMENT

  As of February 27, 1995, BFG entered into a Stock Purchase Agreement (the "Agreement") with United States Filter Corporation whereby United States Filter Corporation agreed to purchase AIW, other than

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

certain assets and liabilities to be retained by BFG as defined in the Agreement. Assets and liabilities to be retained by BFG primarily consist of those related to BFG's water treatment chemicals business, cash, deferred income tax assets, and liabilities for defined benefit pension and postretirement arrangements.

NOTE C: SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition. Revenue for services is recognized when the service is performed. Revenue related to sales of equipment and merchandise is recognized when shipped.

  Inventory. Inventory consists primarily of chemicals, membranes, resins, equipment parts, and work-in-process. Inventory is valued at cost that is not in excess of market.

  Property. Property is stated at cost and is depreciated using the straight-line method over useful lives ranging from three to twenty-five years. Repairs and maintenance costs are expensed as incurred. Certain components of filtration equipment require replacement in periods shorter than the life of the total equipment. The Company accrues this replacement cost over the estimated period, generally three to five years, and charges the cost of replacement components as a reduction of the accrual.

  Goodwill and Identifiable Intangible Assets. Arrowhead Industrial Water, Inc. was acquired by BFG in 1989. Goodwill was recorded for the excess of the 1989 purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired. Goodwill is amortized using the straight-line method over forty years. Identifiable intangible assets were recorded at estimated fair value. These assets include primarily patents, proprietary technology and trademarks, and are amortized using the straight-line method over estimated periods benefited of eight to forty years.

  Long-lived Assets. AIW's policy is to recognize impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a related group of assets may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated undiscounted future cash flows resulting from use and ultimate disposition of the asset.

NOTE D: PROPERTY

  Property consisted of the following at December 31, 1994 and 1993:

                                                              1994      1993
                                                            --------- ---------
      Land................................................. $ 3,473.0 $ 3,473.0
      Buildings and improvements...........................   3,969.0   3,667.0
      Furniture, fixtures and vehicles.....................   4,416.8   3,641.0
      Membranes and resins.................................  11,006.4   8,644.6
      Filtration equipment.................................  56,210.7  44,097.7
      Construction-in-progress.............................   7,825.9   8,763.8
                                                            --------- ---------
        Total..............................................  86,901.8  72,287.1
      Accumulated depreciation and amortization............  24,523.4  17,194.8
                                                            --------- ---------
        Property--net                                       $62,378.4 $55,092.3
                                                            ========= =========

  Property depreciation and amortization expense was $7,625.4, $6,983.1 and $5,793.6 for the years ended December 31, 1994, 1993 and 1992, respectively.

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)


NOTE E: GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

  Goodwill and identifiable intangible assets consisted of the following at December 31, 1994 and 1993:

                                                                1994     1993
                                                              -------- ---------
      Goodwill............................................... $9,309.7 $ 9,309.7
      Patents and technology.................................  1,945.0   1,955.0
      Trademarks.............................................  1,000.0   1,000.0
      Noncompete agreement...................................     50.0      50.0
                                                              -------- ---------
        Total................................................ 12,304.7  12,314.7
      Accumulated amortization...............................  2,487.9   2,012.1
                                                              -------- ---------
                                                              $9,816.8 $10,302.6
                                                              ======== =========

  Amortization expense related to goodwill and identifiable intangible assets was $485.8, $485.8 and $476.8 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE F: ACCRUED LIABILITIES

  Accrued liabilities consisted of the following at December 31, 1994 and 1993:

                                                                1994     1993
                                                              -------- --------
      Compensation........................................... $  808.5 $  989.0
      Self-insurance.........................................    205.8    479.2
      Taxes other than income................................    417.7    378.1
      Accrued replacement costs..............................  1,193.7  1,228.9
      Accrued workers' compensation..........................    395.5    195.1
      Accrued utilities......................................    228.4     88.2
      Other..................................................    562.4  1,510.0
                                                              -------- --------
                                                              $3,812.0 $4,868.5
                                                              ======== ========

NOTE G: LEASES

  The Company leases certain plant facilities, office space and equipment under operating leases. The future minimum lease payments, by year and in the aggregate, under operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 1994:

       1995........................................................... $1,695.6
       1996...........................................................  1,544.8
       1997...........................................................  1,239.3
       1998...........................................................    985.0
       1999...........................................................    465.9
       Thereafter.....................................................    100.3
                                                                       --------
                                                                       $6,030.9
                                                                       ========

  Rent expense for the years ended December 31, 1994, 1993 and 1992 was $2,062.8, $2,235.2 and $2,140.0, respectively.

         ARROWHEAD INDUSTRIAL WATER DIVISION OF THE BFGOODRICH COMPANY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)


NOTE H: RETIREMENT SAVINGS PLAN

  Substantially all employees of the Company are eligible to participate in BFG's voluntary retirement savings plan. Under provisions of this plan, eligible employees can receive Company matching contributions on up to the first 6% of their eligible earnings. The Company matches one dollar for each one dollar of employee contributions (up to 6% of earnings) invested in BFG common stock, or 50 cents for each one dollar of eligible employee contributions invested in other available investment options. Company contributions for the years ended December 31, 1994, 1993 and 1992 amounted to $557.5, $483.7 and $479.1, respectively.

NOTE I: CONTINGENCIES

  There are pending or threatened against the Company various claims and lawsuits, all arising from the normal course of business. The Company believes that any liability that may finally be determined should not have a material effect on net assets.

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of The Permutit Company Limited

  We have audited the accompanying balance sheets of The Permutit Company Limited (a wholly owned subsidiary of Thames Water PLC) at 31 March 1994 and 1993, and the related profit and loss accounts and statements of cashflows for the years then ended set out on pages F-37 to F-48. These financial statements are the responsibility of management. Our responsibility is to express an opinion on those financial statements.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Permutit Company Limited at 31 March 1994 and 1993 and the results of its operations and its cashflows for the years then ended in conformity with generally accepted accounting principles in the United Kingdom.

  The financial statements were prepared in accordance with the accounting policies set out in note 1 and comply with generally accepted accounting principles in the United Kingdom which differ in certain respects from United States generally accepted accounting principles as set out in note 29.

Coopers & Lybrand

Independent Accountants and Registered Auditors
Uxbridge
West London
United
Kingdom

16 June 1994,
except for note
30, as to which
the date is 3
April 1995

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                            PROFIT AND LOSS ACCOUNT

                                                         YEAR ENDED  YEAR ENDED
                                                          31 MARCH    31 MARCH
                                                    NOTE    1994        1993
                                                    ---- ----------  ----------
                                                          (Pounds)    (Pounds)
Turnover...........................................   2   8,195,824  10,439,674
Cost of sales......................................      (5,199,271) (6,703,198)
                                                         ----------  ----------
Gross profit.......................................       2,996,553   3,736,476
Marketing, selling and distribution expenses.......      (2,829,780) (2,847,449)
Administration expenses............................      (1,309,684) (1,292,505)
                                                         ----------  ----------
Loss on ordinary activities before interest........      (1,142,911)   (403,478)
Interest receivable................................   3         212       9,711
Interest payable...................................   4     (61,599)    (21,096)
                                                         ----------  ----------
Loss on ordinary activities before taxation........   5  (1,204,298)   (414,863)
Tax on ordinary activities.........................   8     238,108      77,311
                                                         ----------  ----------
Loss on ordinary activities after taxation.........        (966,190)   (337,552)
Dividends paid.....................................             --     (657,843)
                                                         ----------  ----------
Loss retained for the financial year...............  18    (966,190)   (995,395)
                                                         ==========  ==========

  The above results all arise from continuing activities.

  The company has no recognised gains and losses other than those included in the results above, and therefore no separate statement of total recognised gains and losses has been presented.

  There is no difference between the loss on ordinary activities before taxation and the retained loss for the year stated above, and their historical cost equivalents.

          The notes on pages F-40 to F-48 form part of these accounts.

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                              BALANCE SHEETS

                                                          31 MARCH    31 MARCH
                                                    NOTE    1994        1993
                                                    ---- ----------  ----------
                                                          (Pounds)    (Pounds)
Fixed assets
  Intangible assets................................   9     185,511     190,936
  Tangible assets..................................  10     714,241     904,430
  Investments......................................  11           6           6
                                                         ----------  ----------
                                                            899,758   1,095,372
                                                         ----------  ----------
Current assets
  Stocks...........................................  12     956,859   1,084,272
  Debtors..........................................  13   5,673,473   6,646,263
  Cash at bank and in hand.........................             --       64,864
                                                         ----------  ----------
                                                          6,630,332   7,795,399
Creditors
  Amounts falling due within 1 year................  14  (2,488,038) (2,969,073)
                                                         ----------  ----------
Net current assets.................................       4,142,294   4,826,326
                                                         ----------  ----------
Total assets less current liabilities..............       5,042,052   5,921,698
Creditors
  Amounts falling due after more than 1 year.......  15          (5)         (5)
Provisions for liabilities and charges.............  16    (175,052)    (88,508)
                                                         ----------  ----------
Net assets.........................................       4,866,995   5,833,185
                                                         ==========  ==========
Capital & reserves
  Called up share capital..........................  17   5,800,000   5,800,000
  Profit and loss account..........................        (933,005)     33,185
                                                         ----------  ----------
                                                          4,866,995   5,833,185
                                                         ==========  ==========

          The notes on pages F-40 to F-48 form part of these accounts.

                          THE PERMUTIT COMPANY LIMITED
                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED 31
                                                                 MARCH
                                                           --------------------
                                                      NOTE   1994        1993
                                                      ---- ---------   --------
                                                           (Pounds)    (Pounds)
Net cash inflow/(outflow) from operating activities.   27   (578,664)    17,909
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
  Interest received.................................             212      9,711
  Interest paid.....................................         (61,599)   (21,096)
  Dividends paid....................................             --    (657,843)
                                                           ---------   --------
Net cash outflow from returns in investments and
 servicing of finance...............................        (640,051)  (651,319)
TAXATION
Group tax relief received...........................          92,000    201,157
INVESTING ACTIVITIES
Purchase of tangible fixed assets...................        (129,753)  (364,650)
Sale of tangible fixed assets.......................          59,426     35,354
                                                           ---------   --------
Net cashflow from investing activities..............         (70,327)  (329,296)
                                                           ---------   --------
Net cash inflow (outflow) before financing..........        (618,378)  (779,458)
                                                           ---------   --------
Increase/(decrease) in cash and cash equivalents....   28   (618,378)  (779,458)
                                                           =========   ========

       The notes on pages F-40 to F-48 form part of these accounts.

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

1. ACCOUNTING POLICIES

 a) Accounting Convention

  The accounts have been prepared in accordance with the historical cost convention rules and applicable accounting standards. The company is a wholly owned subsidiary undertaking of Thames Water Plc.

  The parent has committed to continue its support of the operations of the Company for the next twelve months. Accordingly, the financial statements may not be indicative of the conditions that would have existed or the results of operations that would have been obtained had the Company operated on a stand alone basis.

  The Company receives certain managerial, financial, technical and other support from its parent for which the Company receives a management charge, which amounted to (Pounds)49,000 during the year (1993:(Pounds)57,000). This management charge is allocated by the parent to its subsidiaries based upon the budgeted turnover for each subsidiary. Management of the parent is of the opinion that the allocation method used is reasonable, as a more specific allocation of the actual expenses is not practicable. In addition certain central management personnel costs which are not separately identifiable have been borne by the parent.

 b) Turnover

  Turnover, which excludes value added tax, represents the income receivable in the ordinary course of business for goods and services provided.

 c) Stock and Work in Progress

  Stock and work in progress are, with the exception of long term contract work in progress, valued at the lower of cost and net realisable value. Cost includes the direct cost of materials and labour. Long term contract work in progress is stated at costs incurred net of amounts transferred to cost of sales, after deducting foreseeable losses and payments on account not matched with turnover.

 d) Depreciation

  Depreciation of all fixed assets is provided on a straight line basis over the estimated economic lives of individual assets, based on their cost, and the rates generally applied range from 10% p.a. to 33 1/3% p.a.

 e) Research and Development

  Research and development expenditure is written off in the period during which it is incurred.

 f) Contributions to Pension Schemes

  Contributions to pension schemes at rates recommended by independent actuaries are charged to the profit and loss account on a consistent annual basis.

 g) Interest

  Interest payable is written off to the profit and loss account as it is incurred.

 h) Taxation

  The charge or credit for taxation is based on the result for the year as adjusted for disallowable and non- taxable items.

  Consideration receivable or payable in respect of losses surrendered or claimed by way of group relief is dealt with in the profit and loss account.

  The credit in respect of corporation tax has been computed in accordance with the group accounting policy of Thames Water Plc. This represents an estimate of the net present value of losses surrendered to other companies within the Thames Water group under the provisions of UK tax legislation.

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

  Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will crystallise. Provision is made at the rate which is expected to be applied when the liability or asset is expected to crystallise.

 i) Foreign Currency

  All transactions denominated in foreign currencies are translated into sterling at the actual rate of exchange ruling on the date of the transaction. Assets and liabilities in foreign currencies have been translated into sterling at rates of exchange ruling at the balance sheet date. All exchange differences arising are dealt with in the profit and loss account.

 j) Operating Lease Commitments

  These are provided for in the financial statements at the time the rental liabilities arise.

 k) Cash and Cash Equivalents

  Cash and cash equivalents for the purpose of the cash flow statement comprise cash at bank, current asset investments which are readily convertible into known amounts of cash without notice and which are within three months of maturity when acquired, less bank loans and overdrafts repayable within three months from the date of the advance.

2. TURNOVER

                                             YEAR ENDED         YEAR ENDED
                                              31 MARCH           31 MARCH
                                                1994               1993
                                          ----------------- ------------------
                                              (Pounds)           (Pounds)
   Geographical distribution by market
   United Kingdom........................         6,399,165          8,050,779
   Continental Europe....................           726,162            416,537
   Americas..............................           160,358            155,266
   Africa................................           275,461            311,153
   Australasia...........................            89,709             35,445
   Asia..................................           544,969          1,470,494
                                          ----------------- ------------------
                                          (Pounds)8,195,824 (Pounds)10,439,674
                                          ----------------- ------------------

3. INTEREST RECEIVABLE

                                             YEAR ENDED         YEAR ENDED
                                              31 MARCH           31 MARCH
                                                1994               1993
                                          ----------------- ------------------
                                              (Pounds)           (Pounds)
   On bank and money market deposits.....               212              9,711
                                          ----------------- ------------------
                                                (Pounds)212      (Pounds)9,711
                                          ----------------- ------------------

4. INTEREST PAYABLE

                                             YEAR ENDED
                                              31 MARCH          YEAR ENDED
                                                1994          31 MARCH 1993
                                          ----------------- ------------------
                                              (Pounds)           (Pounds)
   On bank loans and overdrafts..........            61,599             21,096
                                          ----------------- ------------------
                                             (Pounds)61,599     (Pounds)21,096
                                          ----------------- ------------------

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

5. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                         YEAR ENDED YEAR ENDED
                                                          31 MARCH   31 MARCH
                                                            1994       1993
                                                         ---------- ----------
                                                          (Pounds)   (Pounds)
   The profit on ordinary activities before taxation is
    stated after crediting:
     Gains on foreign currency borrowings/Deposits.....     6,557     22,525
     Profit on disposals of fixed assets...............    16,122     11,365
   And after charging:
     Depreciation and diminution in value of tangible
      assets...........................................   268,560    273,135
     Depreciation and diminution in value of intangible
      assets...........................................     5,425      5,425
     Auditors' remuneration............................    31,390     26,000
     Auditors' remuneration for non-audit services.....       585      7,512
     Loss on disposals of fixed assets.................     8,078      3,177
     Other operating lease rentals.....................   357,475    356,558
     Directors' emoluments.............................    61,733     62,932
     Research and development..........................    47,775    183,479

6. EMPLOYEES

                                AVERAGE NUMBERS          AGGREGATE PAYROLL COSTS
                             --------------------- -----------------------------------
                             YEAR ENDED YEAR ENDED    YEAR ENDED        YEAR ENDED
                              31 MARCH   31 MARCH      31 MARCH          31 MARCH
                                1994       1993          1994              1993
                             ---------- ---------- ----------------- -----------------
                                                       (Pounds)          (Pounds)
   Production..............      53         68               856,111           946,629
   Marketing, selling &
    distribution...........      48         55             1,660,202         1,665,334
   Administration..........      20         24               419,025           399,119
                                ---        ---     ----------------- -----------------
                                121        147     (Pounds)2,935,338 (Pounds)3,011,082
                                ---        ---     ----------------- -----------------
   Aggregate payroll costs
    comprise:
     Wages & salaries......                                2,571,977         2,596,630
     Social security costs.                                  194,022           212,498
     Contributions to
      pension scheme.......                                  169,339           201,954
                                                   ----------------- -----------------
                                                   (Pounds)2,935,338 (Pounds)3,011,082
                                                   ----------------- -----------------

7. DIRECTORS' REMUNERATION

                                                    YEAR ENDED     YEAR ENDED
                                                     31 MARCH       31 MARCH
                                                       1994           1993
                                                  -------------- --------------
                                                     (Pounds)       (Pounds)
   Emoluments.................................... (Pounds)61,733 (Pounds)62,932
   Emoluments excluding pension contributions:
     Chairman....................................            NIL            NIL
     Highest paid Director....................... (Pounds)44,595 (Pounds)57,754

  Number of Directors within the following ranges of emoluments excluding pension scheme contributions:

                                                                         NO. NO.
                                                                         --- ---
   Up to (Pounds)5,000..................................................   1   1
   (Pounds)10,001 to (Pounds)15,000.....................................   1  --
   (Pounds)40,001 to (Pounds)45,000.....................................   1  --
   (Pounds)55,001 to (Pounds)60,000.....................................  --   1

                          THE PERMUTIT COMPANY LIMITED

              (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

8. TAXATION

                                                YEAR ENDED       YEAR ENDED
                                                 31 MARCH         31 MARCH
                                                   1994             1993
                                              ---------------  --------------
                                                 (Pounds)         (Pounds)
   No liability to UK corporation tax arises
    on the results for the year:
     Amounts receivable for Group relief
      surrendered...........................          238,084          84,847
     Deferred taxation account transfers....           (7,129)         (9,627)
                                              ---------------  --------------
   Total taxation for the year..............          230,955          75,220
   Adjustments of prior years...............            7,153           2,091
                                              ---------------  --------------
                                              (Pounds)238,108  (Pounds)77,311
                                              ---------------  --------------

  The consideration receivable in respect of Group relief reflects the estimated present value of the losses as agreed with the claimant companies.

9. INTANGIBLE ASSETS

                                                                   TRADEMARKS
                                                                 ---------------
                                                                    (Pounds)
   Cost:
     At 31 March 1993...........................................         216,995
                                                                 ---------------
     At 31 March 1994........................................... (Pounds)216,995
                                                                 ---------------
   Depreciation:
     At 31 March 1993...........................................          26,059
     Provided during year.......................................           5,425
                                                                 ---------------
     At 31 March 1994...........................................  (Pounds)31,484
                                                                 ---------------
   Net book value:
     At 31 March 1994........................................... (Pounds)185,511
                                                                 ---------------
     At 31 March 1993........................................... (Pounds)190,936
                                                                 ---------------

10. TANGIBLE ASSETS

                                                                FIXTURES
                                PLANT &          MOTOR         FITTINGS &
                               MACHINERY       VEHICLES         EQUIPMENT           TOTAL
                            --------------- ---------------  ---------------  -----------------
                               (Pounds)        (Pounds)         (Pounds)          (Pounds)
   Cost:
     At 31 March 1993......         444,717         627,468          917,666          1,989,851
     Additions at cost.....          15,034          93,639           21,080            129,753
     Disposals.............             --         (211,389)         (13,803)          (225,192)
                            --------------- ---------------  ---------------  -----------------
     At 31 March 1994...... (Pounds)459,751 (Pounds)509,718  (Pounds)924,943  (Pounds)1,894,412
                            --------------- ---------------  ---------------  -----------------
   Depreciation:
     At 31 March 1993......         187,131         301,263          597,027          1,085,421
     Provided during year..          30,833         145,674           92,053            268,560
     Disposals.............             --         (164,270)          (9,540)          (173,810)
                            --------------- ---------------  ---------------  -----------------
     At 31 March 1994...... (Pounds)217,964 (Pounds)282,667  (Pounds)679,540  (Pounds)1,180,171
                            --------------- ---------------  ---------------  -----------------
   Net book value:
     At 31 March 1994...... (Pounds)241,787 (Pounds)227,051  (Pounds)245,403  (Pounds)  714,241
                            --------------- ---------------  ---------------  -----------------
     At 31 March 1993...... (Pounds)257,586 (Pounds)326,205  (Pounds)320,639  (Pounds)  904,430
                            --------------- ---------------  ---------------  -----------------

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

11. INVESTMENTS

                                                UNLISTED  SUBSIDIARY
                                                 AT COST  COMPANIES    TOTAL
                                                --------- ---------- ---------
   Cost or valuation at 31 March 1994 and 31
    March 1993................................. (Pounds)1 (Pounds)5  (Pounds)6

                                                         31 MARCH  31 MARCH
                                                           1994      1993
                                                         --------- ---------
   Investment in subsidiary undertakings (see note 25):
   Shares at cost or valuation:                          (Pounds)5 (Pounds)5

  In the opinion of the Directors the value of the Company's investment in its subsidiary undertakings is not less than the figure stated above.

12. STOCKS

                                              31 MARCH           31 MARCH
                                                1994               1993
                                          -----------------  -----------------
                                              (Pounds)           (Pounds)
   Raw materials and consumables........            606,948            740,434
   Work in progress (see below).........            180,264            136,630
   Finished goods and goods for resale..            169,647            207,208
                                          -----------------  -----------------
                                          (Pounds)  956,859  (Pounds)1,084,272
                                          -----------------  -----------------
   Work in progress includes:
   Long term contract costs incurred....            875,856          2,038,379
   WIP offset...........................            328,278                --
   Less: Progress claims made...........         (1,319,961)        (2,229,811)
                                          -----------------  -----------------
                                          (Pounds) (115,827) (Pounds) (191,432)
                                          -----------------  -----------------
   Representing:
   Carrying value of contracts in excess
    of progress claims made (included in
    Note 13)............................             15,539            168,695
   Progress claims made in excess of
    carrying value of contracts
    (included in Note 14)...............           (131,366)          (360,127)
                                          -----------------  -----------------
                                          (Pounds) (115,827) (Pounds) (191,432)
                                          -----------------  -----------------

13. DEBTORS

                                                31 MARCH          31 MARCH
                                                  1994              1993
                                            ----------------- -----------------
                                                (Pounds)          (Pounds)
   Trade debtors...........................         1,820,016         2,726,746
   Amounts recoverable on contracts (see
    note below) ...........................            15,539           168,695
   Bills of exchange receivable............             8,126             5,085
   Amounts owed by parent & fellow
    subsidiaries...........................         3,711,599         3,576,762
   Other debtors...........................            17,672            25,202
   Prepayments and accrued income..........           100,521           143,773
                                            ----------------- -----------------
                                            (Pounds)5,673,473 (Pounds)6,646,263
                                            ----------------- -----------------

  Included within trade debtors of (Pounds)1,820,016 is (Pounds)73,782 falling due after more than one year. Amounts recoverable on contracts include the excess of turnover over payments on account.

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

14. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                31 MARCH          31 MARCH
                                                  1994              1993
                                            ----------------- -----------------
                                                (Pounds)          (Pounds)
   Progress claims and advance payments....           131,366           360,127
   Trade creditors.........................           776,576         1,565,223
   Taxation (VAT & PAYE)...................            53,340           130,934
   Amounts owed to parent and fellow
    subsidiaries...........................           179,028           121,489
   Social security contributions...........            21,292            27,093
   Accruals and deferred income............           275,314           266,599
   Bank overdraft..........................         1,051,122           497,608
                                            ----------------- -----------------
                                            (Pounds)2,488,038 (Pounds)2,969,073
                                            ----------------- -----------------

  Progress claims and advance payments include payments on account in excess of amounts matched with turnover or offset against long term contract balances.

15. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                               31 MARCH 31 MARCH
                                                                 1994     1993
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Amounts owed to parent and fellow subsidiaries.............     5        5

  Amounts owed to group companies are repayable after more than five years. Interest on these amounts is charged at group rates.

16. PROVISIONS FOR LIABILITIES AND CHARGES

                                   DEFERRED         OTHER
                                   TAXATION      PROVISIONS          TOTAL
                                -------------- ---------------  ---------------
                                   (Pounds)       (Pounds)         (Pounds)
   At 31 March 1993............         12,023          76,485           88,508
   Utilised during the year....            --          (76,485)         (76,485)
   Provided during the year....          7,129         155,900          163,029
                                -------------- ---------------  ---------------
   At 31 March 1994............ (Pounds)19,152 (Pounds)155,900  (Pounds)175,052
                                -------------- ---------------  ---------------

                                                      AMOUNT         AMOUNT
                                                     PROVIDED       PROVIDED
                                                     31 MARCH       31 MARCH
                                                       1994           1993
                                                  -------------- --------------
                                                     (Pounds)       (Pounds)
   The provision for deferred taxation is:
   Excess of capital allowances over
    depreciation.................................         16,768          8,028
   Income assessable to tax in future years......          2,384          3,995
                                                  -------------- --------------
   Deferred tax liability........................ (Pounds)19,152 (Pounds)12,023
                                                  -------------- --------------

  The liability for deferred taxation relating to the excess of capital allowances over depreciation has been calculated at 33% (1993 33%).

  Other provisions consist of provisions for future expenditure on closed contracts (Pounds)155,900 (1993 (Pounds)76,485).

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

17. SHARE CAPITAL

                                                                        ALLOTTED, CALLED UP
                                        AUTHORISED                        AND FULLY PAID
                            ----------------------------------- -----------------------------------
                                31 MARCH          31 MARCH          31 MARCH          31 MARCH
                                  1994              1993              1994              1993
                            ----------------- ----------------- ----------------- -----------------
   Ordinary shares of
    (Pounds)1 each......... (Pounds)5,800,000 (Pounds)5,800,000 (Pounds)5,800,000 (Pounds)5,800,000
                            ----------------- ----------------- ----------------- -----------------

18. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                              YEAR ENDED         YEAR ENDED
                                               31 MARCH           31 MARCH
                                                 1994               1993
                                           -----------------  -----------------
                                               (Pounds)           (Pounds)
   Loss for the financial year............          (966,190)          (337,552)
   Dividends..............................                -            (657,843)
                                           -----------------  -----------------
                                                    (966,190)          (995,395)
   Opening shareholders' funds............         5,833,185          6,828,580
                                           -----------------  -----------------
   Closing shareholders' funds............ (Pounds)4,866,995  (Pounds)5,833,185
                                           -----------------  -----------------

19. CONTRACTS FOR CAPITAL EXPENDITURE

  Capital expenditure contracted for, and authorised but not contracted for, at 31st March 1994 for which no provision has been made in these accounts was:

                                                   31 MARCH        31 MARCH
                                                     1994            1993
                                                --------------- ---------------
                                                   (Pounds)        (Pounds)
   Contracted for..............................          13,422          48,660
   Authorised but not contracted for...........         205,589         180,419
                                                --------------- ---------------
                                                (Pounds)219,011 (Pounds)229,079
                                                --------------- ---------------

20. LEASING COMMITMENTS

                                                   31 MARCH        31 MARCH
                                                     1994            1993
                                                --------------- ---------------
                                                   (Pounds)        (Pounds)
   Operating leases:
     Amounts payable within one year........... (Pounds)293,021 (Pounds)314,853
                                                --------------- ---------------
   Commitments expiring:
     Land and buildings:
       Between two and five years..............             --            8,500
       More than five years....................         104,000         100,400
                                                --------------- ---------------
                                                        104,000         108,900
   Other operating leases:
     Less than one year........................          17,940          18,341
     Between one and two years.................         131,446          29,424
     Between two and five years................          25,086         143,639
     More than five years......................          14,549          14,549
                                                --------------- ---------------
                                                (Pounds)293,021 (Pounds)314,853
                                                --------------- ---------------

21. OTHER FINANCIAL COMMITMENTS

  Forward contracts existed at 31st March 1994 for the sale of foreign currencies at a sterling equivalent of (Pounds)32,345 (1993 (Pounds)43,243).

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

22. GUARANTEES

  There are contingent liabilities in respect of guarantees given on our behalf for plants installed or under construction and other engagements in the ordinary course of business amounting to (Pounds)754,126 (1993
(Pounds)742,881).

23. HOLDING COMPANY

  The immediate holding company is Thames Water Products & Services Limited incorporated in Great Britain and registered in England and Wales. The ultimate holding Company, for which consolidated financial statements are prepared, is Thames Water PLC incorporated in Great Britain and registered in England and Wales. Copies of the consolidated financial statements can be obtained from Thames Water Plc., 14 Cavendish Place, London W1M 9DJ.

24. PENSIONS AND SIMILAR OBLIGATIONS

  Pension arrangements for the majority of the Company's employees are of the defined benefit type funded through the Thames Water (PWT) Pension Scheme whose assets are held separately from those of the Company in an independently administered fund. The Thames Water (PWT) Pension Scheme also provides pension benefits for employees of other companies within the Thames Water group.

  The total pension cost for the Company was (Pounds)169,339 (1993 (Pounds)201,954). The pension cost relating to the Thames Water (PWT) Pension Scheme is assessed in accordance with advice received relating to the scheme as a whole from Bacon & Woodrow, the consulting actuaries to the scheme.

  Details of the actuarial valuation of the Thames Water (PWT) Pension Scheme are disclosed in the financial statements of Thames Water Plc.

25. SUBSIDIARY UNDERTAKING

  The subsidiary undertaking, Ion Exchange Ltd., is dormant and in the opinion of the Directors is not material in terms of profit or assets.

  The subsidiary undertaking is wholly owned. It is incorporated in Great Britain, registered in England and operates in the United Kingdom.

26. GROUP ACCOUNTS

  Under section 5 of the Companies Act 1989 group accounts are not required as the company is itself a wholly owned subsidiary undertaking of another company incorporated in an EEC country.

27. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES

                                                          YEAR ENDED 31 MARCH
                                                          --------------------
                                                             1994       1993
                                                          ----------  --------
                                                           (Pounds)   (Pounds)
      Operating loss..................................... (1,142,911) (403,478)
      Depreciation on tangible fixed assets..............    273,985   278,560
      (Profit)/loss on sale of tangible fixed assets.....     (8,044)   (8,188)
      (Increase)/decrease in stocks......................    127,413  (143,836)
      (Increase)/decrease in debtors.....................  1,126,027   (78,752)
      Increase/(decrease) in creditors...................   (955,134)  373,603
                                                          ----------  --------
      Net cash inflow/(outflow) from operating
       activities........................................   (578,664)   17,909
                                                          ==========  ========

                          THE PERMUTIT COMPANY LIMITED

                (A WHOLLY OWNED SUBSIDIARY OF THAMES WATER PLC)

                             NOTES TO THE ACCOUNTS

28. ANALYSIS OF THE BALANCE OF CASH AND CASH EQUIVALENTS

                                                31 MARCH
                                           --------------------
                                              1994       1993    CHANGE IN YEAR
                                           ----------  --------  --------------
                                            (Pounds)   (Pounds)     (Pounds)
      Cash at bank and in hand............        --     64,864      (64,864)
      Bank over drafts.................... (1,051,122) (497,608)    (553,514)
                                           ----------  --------     --------
      Decrease in cash and cash
       equivalents........................ (1,051,122) (432,744)    (618,378)
                                           ==========  ========     ========

29. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AND OTHER US FINANCIAL INFORMATION

DEFERRED TAXES

  Under UK GAAP, provision is made for deferred tax under the liability method where in the opinion of the Directors it is probable that a tax liability will become payable within the forseeable future. Under US GAAP, deferred tax is provided in full under the liability method. However, the net loss and total net assets of the Permutit Company Limited is stated at the same amount under both US and UK GAAP in respect of this matter.


CONSOLIDATED STATEMENTS OF CASH FLOWS

  Under UK GAAP, returns on investments and servicing of finance are shown as a separate activity in the statement of cash flows. Under US GAAP, returns on investments and taxation would be shown as cash flows from operating activities and dividends paid would be shown as financing activities.

  The statement of cash flows is reconciled to an amount that includes bank overdraft balances. Under US GAAP, changes to such balances are generally included as financing activities.

  For US GAAP purposes, the following cash flow headings and totals would have been reported.

                                  YEAR ENDED 31
                                      MARCH
                                ------------------
                                  1994      1993
                                --------  --------
                                (Pounds)  (Pounds)
                                --------  --------
      Net cash (used
       in)/provided by operat-
       ing activities.........  (548,051)  207,681
                                ========  ========
      Net cash (used in) in-
       vesting activities.....   (70,327) (329,296)
                                ========  ========
      Net cash provided
       by/(used in) financing
       activities.............   553,514  (160,235)
                                ========  ========
      Net increase/(decrease)
       in cash and cash equiv-
       alents.................   432,744  (281,850)
                                ========  ========
      Cash and cash equiva-
       lents at beginning of
       year...................    64,864   346,714
                                ========  ========
      Cash and cash equiva-
       lents at end of year...       --     64,864
                                ========  ========

  In addition, there are certain other aspects in which UK GAAP differs from US GAAP, however these differences do not result in material adjustments to either the reported loss or net assets for the years ended 31 March 1993 and 1994.

30. POST BALANCE SHEET EVENTS

   On April 3, 1995, United States Filter Corporation ("US Filter") acquired all of the outstanding stock of the Company. US Filter has committed to provide the necessary financial support to enable the Company to meet its debts as and when they fall due effective for twelve months from the date of the acquisition.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
PROSPECTUS SUMMARY.........................................................   3
INVESTMENT CONSIDERATIONS..................................................  10
RECENT AND PENDING ACQUISITIONS AND JOINT VENTURE..........................  12
USE OF PROCEEDS............................................................  13
CAPITALIZATION.............................................................  14
PRICE RANGE OF COMMON STOCK................................................  15
DIVIDEND POLICY............................................................  15
SELECTED CONSOLIDATED FINANCIAL DATA.......................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS.............................................................  19
UNAUDITED PRO FORMA COMBINED
 FINANCIAL INFORMATION.....................................................  23
THE WATER TREATMENT INDUSTRY...............................................  29
BUSINESS...................................................................  31
MANAGEMENT.................................................................  44
PRINCIPAL STOCKHOLDERS.....................................................  48
DESCRIPTION OF CAPITAL STOCK...............................................  50
DESCRIPTION OF CERTAIN INDEBTEDNESS........................................  52
SHARES ELIGIBLE FOR FUTURE SALE............................................  54
UNDERWRITING...............................................................  55
LEGAL MATTERS..............................................................  56
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................................  56
AVAILABLE INFORMATION......................................................  56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  57
INDEX TO FINANCIAL STATEMENTS..............................................  58

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             6,000,000 SHARES

                                     LOGO
                       UNITED STATES FILTER CORPORATION


                                 COMMON STOCK

                              ------------------

                                  PROSPECTUS

                              ------------------


                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                           PAINEWEBBER INCORPORATED

                                      , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       UNITED STATES FILTER CORPORATION

Inside Front Cover

Photo upper left-hand corner of an Arrowhead Industrial water treatment mobile trailer. Caption description to the right.

U.S. Filter Logo Left center of page

Photo lower left-hand corner of an Ion Exchange Augmentation station with various portable resis canisters for delivery of ultrapure water treatment.

Photo lower right-hand corner of reverse osmosis and continuous deionization water purification system with photo inset in upper left-hand corner of this photo and to the right of the US Filter logo of a water purification/filtration system utilized in laboratories.

                       UNITED STATES FILTER CORPORATION

Inside Back Cover

U.S. Filter Logo and a map of North America, South America, Europe and Asia showing through the use of dots the location of U.S. Filter's many functioning facilities, U.S. Sales and Service offices and international sales and service offices.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows:

      SEC registration fee............................................  $ 36,212
      NASD fee........................................................    11,066
      New York Stock Exchange supplemental listing fee................    20,125
      Printing and engraving expenses.................................    75,000
      Accounting fees and expenses....................................   275,000
      Legal fees and expenses.........................................   150,000
      Transfer agent and registrar fees...............................    10,000
      Fees and expenses for qualification under state securities laws.    10,000
      Miscellaneous...................................................    12,597
                                                                        --------
            Total.....................................................  $600,000
                                                                        ========

ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, the state of incorporation of the Company.

  Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding (including attorneys' fees) if actually and reasonably incurred by him or her in connection therewith.

  If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon a determination that indemnification of such person is proper because such person has met the applicable standard of conduct. Such determination is made (i) by a majority vote of the directors who are not parties to such proceeding, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  The Company maintains an errors and omissions liability policy for the benefit of its officers and directors, which may cover certain liabilities of such individuals to the Company.

  The Underwriting Agreement, the form of which is included as Exhibit 1.1 to this Registration Statement, provides that the Company shall indemnify the Underwriters under certain circumstances and the Underwriters shall indemnify the officers and directors of the Company under certain circumstances.

 ITEM 16. EXHIBITS

 1.1  Form of Underwriting Agreement.(3)
 2.1  Stock Purchase Agreement by and between The BFGoodrich Company and United
      States Filter Corporation dated February 27, 1995.(1)
 4.1  Specimen Common Stock Certificate.(2)
 5.1  Opinion of Troy & Gould Professional Corporation.(3)
      Consent of Troy & Gould Professional Corporation (to be included in
 23.1 Exhibit 5.1).
 23.2 Consent of KPMG Peat Marwick LLP.
 23.3 Consent of Ernst & Young LLP regarding Arrowhead Industrial Water.
 23.4 Consent of Coopers & Lybrand.
 23.5 Consent of Ernst & Young LLP regarding Liquipure Technologies, Inc.
 24.1 Power of Attorney (included on page II-3 hereof).(3)
 27.1 Financial Data Schedule.(3)

- --------
(1) Previously filed as an exhibit to the Company's Report on Form 8-K dated March 2, 1995 and incorporated herein by reference.

(2) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-41089), filed on June 21, 1991, and incorporated herein by reference.

(3) Previously filed.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Company hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, State of California, on April 26, 1995.

                                          UNITED STATES FILTER CORPORATION

                                                      *
                                          By:____________________________
                                                Richard J. Heckmann
                                           President and Chief Executive
                                                      Officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *
- ------------------------------------
        Richard J. Heckmann          Chairman of the Board,
                                      President and Chief
                                      Executive Officer
                 *
- ------------------------------------
          Kevin L. Spence            Vice President and Chief
                                      Financial Officer
                                      (Principal Accounting
                                      Officer)
                 *
- ------------------------------------
         Michael J. Reardon          Director
                 *
- ------------------------------------
            Tim L. Traff             Director
                 *
- ------------------------------------
          James R. Bullock           Director
                 *
- ------------------------------------
           James E. Clark            Director
                 *
- ------------------------------------
         John L. Diederich           Director
                 *
- ------------------------------------
           J. Atwood Ives            Director

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *
- ------------------------------------ Director
          Arthur B. Laffer
                 *                   Director
- ------------------------------------
       Alfred E. Osborne, Jr.
                 *
- ------------------------------------ Director
       C. Howard Wilkins, Jr.



                                                                   April 26,
*By _ /s/ Donald L. Bergman__  n                                   1995
[/R]
    Donald L. Bergmann
       Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                       SEQUENTIALLY
   NO.                               DESCRIPTION                               NUMBERED PAGE
 -------                             -----------                               -------------
   1.1   Form of Underwriting Agreement.(3)
   2.1   Stock Purchase Agreement by and between The BFGoodrich Company and
          United States Filter Corporation dated February 27, 1995.(1)
   4.1   Specimen Common Stock Certificate.(2)
   5.1   Opinion of Troy & Gould Professional Corporation.(3)
  23.1   Consent of Troy & Gould Professional Corporation (to be included in
          Exhibit 5.1).
  23.2   Consent of KPMG Peat Marwick LLP.
  23.3   Consent of Ernst & Young LLP regarding Arrowhead Industrial Water.
  23.4   Consent of Coopers & Lybrand.
  23.5   Consent of Ernst & Young LLP regarding Liquipure Technologies, Inc.
  24.1   Power of Attorney (included on page II-3 hereof).(3)
  27.1   Financial Data Schedule.(3)

- --------
(1) Previously filed as an exhibit to the Company's report on Form 8-K dated March 2, 1995 and incorporated herein by reference.

(2) Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-41089), filed on June 21, 1991, and incorporated herein by reference.

(3) Previously filed.